Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of
February 16, 2012,

among

COSTAR GROUP, INC.,

as Borrower,

COSTAR REALTY INFORMATION, INC.,

as Co-Borrower,

The LENDERS from Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________
J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner

SUNTRUST BANK,

WELLS FARGO BANK, N.A.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents

SILICON VALLEY BANK

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

[CS&M C/M 6701-876]

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.05	—	Mortgaged Properties
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Disqualified Equity Interests
Schedule 3.12	—	Insurance
Schedule 5.13	—	Post-Closing Collateral Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Affiliate Transactions
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Loan Auction Procedures
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Letter of Credit Request
Exhibit D	—	Form of Guarantee and Collateral Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Subordinated Intercompany Note
Exhibit G-1	—	Form of Pari Passu Intercreditor Agreement
Exhibit G-2	—	Form of Junior Lien Intercreditor Agreement
Exhibit H	—	Form of Interest Election Request
Exhibit I	—	Form of Mortgage
Exhibit J	—	Form of Perfection Certificate
Exhibit K	—	Form of Solvency Certificate
Exhibit L-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders thatare not Partnerships for U.S. Federal Income Tax Purposes
Exhibit L-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders thatare Partnerships for U.S. Federal Income Tax Purposes
Exhibit L-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants thatare not Partnerships for U.S. Federal Income Tax Purposes
Exhibit L-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants thatare Partnerships for U.S. Federal Income Tax Purposes
Exhibit M	—	Form of Escrow Request
Exhibit N	—	Form of Escrow Agreement
Exhibit O	—	Form of Secretary’s Certificate (Including Forms ofAuthorizing Resolutions)
Exhibit P	—	Form of Closing Certificate

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CREDIT AGREEMENT dated as of February 16, 2012, among COSTAR GROUP, INC., as Borrower, COSTAR REALTY INFORMATION, INC., as Co-Borrower, the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Increase Date” has the meaning set forth in Section 2.24(c).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Escrow Release Certificate” has the meaning set forth in Section 2.24(d).

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders, as increased or reduced from time to time.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that, to the extent that the Adjusted LIBO Rate is not ascertainable pursuant to the foregoing clause (c), the Adjusted LIBO Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars with a maturity of one month are offered to major banks in the London interbank market on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening

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of business on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (c) or (d) of Section 2.20 or the final paragraph of Section 2.20.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) 1.00% per annum, in the case of an ABR Loan, or (ii) 2.00% per annum, in the case of a Eurocurrency Loan, (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series and (c) with respect to any Revolving Loan or Swingline Loan, (A) 1.00% per annum, in the case of an ABR Loan or Swingline Loan, or (B) 2.00% per annum, in the case of a Eurocurrency Loan.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent (acting reasonably).

“Auction Manager” has the meaning set forth in Section 2.23(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Purchase Offers set forth in Exhibit B hereto.

“Authorized Officer” shall mean the president, the chief executive officer, the chief financial officer, the chief operating officer, the treasurer, the assistant treasurer, the secretary, the assistant secretary, the general counsel or the assistant general counsel, and, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, or any other senior officer of the Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Borrower or any other Loan Party, as applicable.  The Administrative Agent may conclusively presume that (a) any document delivered hereunder that is signed by an Authorized Officer has been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Loan Party and (b) such Authorized Officer has acted on behalf of such Person.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal to:

(a) the sum of, without duplication,

(i) $50,000,000; and

(ii) the Cumulative Borrower’s ECF Share,

minus

(b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time, all amounts applied to Specified Uses after the Effective Date and prior to the Available Amount Reference Time.

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“Available Amount Reference Time” has the meaning set forth in the definition of the term “Available Amount”.

“Bankruptcy Event” means, with respect to any Revolving Lender, that such Revolving Lender or its Revolving Lender Parent has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, such Revolving Lender or its Revolving Lender Parent has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Revolving Lender or its Revolving Lender Parent by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Revolving Lender or Revolving Lender Parent, as the case may be, with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender or Revolving Lender Parent, as the case may be (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Revolving Lender or Revolving Lender Parent, as the case may be.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CoStar Group, Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, substantially in the form of Exhibit C-1 or any other form approved by the Administrative Agent (acting reasonably).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Washington, D.C. are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that, in conformity with GAAP, are (or should be) set forth in a consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for such period, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, and (ii) any such expenditures constituting Permitted Acquisitions and (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Borrower and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such or any other amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Consideration” has the meaning set forth in Section 6.05.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or one of its Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of the Borrower or one of its Subsidiaries, including automatic clearing house services,

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controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that provides any Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan of the Borrower and its Subsidiaries and any Person or “group” acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power for the election of directors of the Borrower; (b) persons who were Continuing Directors ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower; (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Subsidiary or (d) the occurrence of any “change of control” (or similar event, however denominated) with respect to the Borrower under and as defined in any agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any preferred Equity Interests or Disqualified Equity Interests in the Borrower, if (i) the occurrence of such “change of control” (or similar event, however denominated) would require, or permit any holder thereof to require (including pursuant to any required offer by the Borrower), the repayment, redemption or repurchase of such preferred Equity Interests or Disqualified Equity Interests and (ii) the aggregate amount that the holders thereof would be entitled to receive under any such agreement or instrument (assuming the exercise of all rights to require any such repayments, redemptions or repurchases) is equal to or greater than $15,000,000.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, with respect to any Credit Party (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans of any Series, Revolving Loans (other than Extended Revolving Loans) or Swingline Loans, Extended Term Loans (of the same Extension Series) or Extended Revolving Loans (of the same Extension Series), (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Extended Revolving Commitment (of the same Extension Series), an Incremental Term Commitment of any Series or a Revolving Commitment (other than an Extended Revolving Commitment) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the date on which the Merger is consummated and the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).

“Co-Borrower” means CoStar Realty Information, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Collateral” has the meaning provided for such term (or any analogous term describing assets on which Liens are purported to be granted to secure the Obligations) in each of the Security Documents.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit D or any other form approved by the Administrative Agent (acting reasonably), together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, substantially in the form specified therein or in a form otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Person, together with, to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in paragraphs (a) and (b) of Section 4.03 with respect to such Designated Subsidiary;

(b)           all Equity Interests in any Subsidiary owned by or on behalf of any Loan Party, other than any Excluded Equity Interests, shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent reasonably so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           all assets, other than Excluded Assets, of any Foreign Subsidiary that is not an Excluded Subsidiary, if requested by the Administrative Agent, shall have been pledged or charged pursuant to a Foreign Security Agreement and the Administrative Agent shall have received such legal opinions and other customary documents with respect to such Foreign Subsidiary as are reasonably requested by the Administrative Agent and customarily delivered in connection with the creation and perfection of security interests in the assets of a Person organized in the same jurisdiction as such Foreign Subsidiary;

(d)           (i) all Indebtedness of the Borrower or any of its Subsidiaries that is owing to any Loan Party (or any Person required to become a Loan Party) shall be evidenced by the Intercompany Note, which Intercompany Note shall be required to be pledged to the Administrative Agent pursuant to the Collateral Agreement, and (ii) except with respect to intercompany Indebtedness, as promptly as practicable, and in any event within 30 days after the Closing Date, all Indebtedness for borrowed money in a principal amount in excess of $2,000,000 (individually) or $5,000,000 (in the aggregate) that is owing to any Loan Party (or any Person required to become a Loan Party) shall be evidenced by a promissory note and shall have been pledged pursuant to a supplement to the Collateral Agreement substantially in the form specified therein or in a form otherwise reasonably acceptable to the Administrative Agent, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)           all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(f)           the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and to the extent applicable in the relevant jurisdiction, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such existing surveys, existing abstracts and existing appraisals and such legal

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opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, as to which the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and the Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (d) in no event shall the delivery of landlord lien waivers, estoppels, collateral access letters or any similar agreement or document be required, (e) in no event shall the Collateral include any Excluded Assets, (f) except for the requirement to deliver Foreign Pledge Agreements pursuant to paragraph (b) of this definition and the requirement to deliver Foreign Security Agreements pursuant to paragraph (c) of this definition, in no event shall the Borrower or any Subsidiary be required to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law agreements or filings with respect to Intellectual Property or non-U.S. law security assignments or other non-U.S. agreements or filings, and (g) no Mortgages shall be required with respect to leasehold interests in real property (except as otherwise set forth below with respect to the DC Leasehold).  The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it and the Borrower reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  Without limiting the foregoing, (1) no Mortgages shall be required to be delivered on the Closing Date, provided that a Mortgage in respect of each Mortgaged Property set forth on Schedule 5.13 shall be delivered by the date specified on such Schedule 5.13 (or such later date as the Administrative Agent may reasonably agree), (2) no Mortgage shall be required to be delivered in respect of the DC Leasehold, provided that the Borrower shall use commercially reasonable efforts (which efforts shall not require the Borrower to pay a fee) to cause the Administrative Agent to obtain a leasehold mortgage for the DC Leasehold, and (3) no perfection actions shall be required with respect to (A) motor vehicles and other assets subject to certificates of title or ownership, (B) letter of credit rights with a value (individually) of less than $2,000,000 (except that if such letter of credit right is a “supporting obligation” (as defined in the Uniform Commercial Code), no perfection actions, other than the filing of a financing statement under the Uniform Commercial Code, shall be required) or (C) commercial tort claims with a value (individually) of less than $2,000,000.

“Commitment” means a Revolving Commitment, an Initial Term Commitment, an Incremental Term Commitment of any Series, an Extended Revolving Commitment or any combination thereof (as the context requires).

“Commitment Letter” means the Commitment Letter dated April 27, 2011, among the Borrower, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC.

“Commitment Termination Time” means 11:59 p.m., New York City time, on April 30, 2012, or, if the Marketing Period has commenced but not concluded by that date, such later date which is two Business Days after the final day of the Marketing Period.

“Company” means Loopnet, Inc., a Delaware corporation

“Company Material Adverse Effect” means, with respect to any Person, (a) a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate that are proposed, approved or enacted on or after the date of the Merger Agreement, (ii) changes in the financial or securities markets or general economic or political conditions in the United States, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to such Person and its Subsidiaries, taken as a whole, (iv) acts of war, sabotage or terrorism or natural disasters occurring after April 27, 2011, (v) any loss or adverse change in the relationship of

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such Person or any of its Subsidiaries with its employees, customers, partners or suppliers arising out of the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, (vi) in and of itself, any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending after April 27, 2011 (it being agreed that the underlying facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) any action taken by such Person or any of its Subsidiaries that is specifically required pursuant to the Merger Agreement or (viii) any action, suit, investigation or proceeding made, brought or threatened by any holder of securities of such Person, on the holder’s own behalf or on behalf of the Person on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Person’s officers or directors), arising out of or related to the Merger Agreement or any of the transactions contemplated hereby, including the Merger, in the case of clauses (i), (ii), (iii) and (iv), other than to the extent such changes, effects, events, circumstances or occurrences disproportionately impact such Person and its Subsidiaries relative to other companies in its industry; or (b) a material impairment of or delay in the ability of such Person to consummate the transactions contemplated by the Merger Agreement; provided that, for purposes of this definition of “Company Material Adverse Effect” and the definitions of the other defined terms used in this definition only, the following terms have the following meanings: (A) “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, (B) “Delaware Law” means the General Corporation Law of the State of Delaware, (C) “GAAP” means generally accepted accounting principles in the United States, (D) “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, (E) “Merger” means the merger of MergerCo with and into the Company in accordance with Delaware Law, whereupon the separate existence of MergerCo shall cease, and the Company shall be the surviving corporation, (F) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof and (G) “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent (acting reasonably).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) and (b)(iv) below that were amortized or accrued in a previous period and (iii) any cash commissions and other cash fees and cash charges owed with respect to letters of credit and bankers’ acceptance financing and net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary), minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, all non-cash interest expense, including amounts attributable to amortization of debt issuance costs, commissions, fees and expenses, debt discounts, original issue discount or accrued interest payable in kind for such period or any other amounts of non-cash interest (including as a result of the effects of purchase accounting), (iii) interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (iv) amounts constituting accretion or accrual of discounted liabilities during such period and (v) non-cash interest expense attributable to the movement of the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification 815.  For purposes of determining the Debt Service Coverage Ratio for (A) the Test Period ending on the last day of the first full fiscal quarter commencing after the Closing Date, (B) the Test Period ending on the last day of the second full fiscal quarter commencing after the Closing Date and (C) the Test Period ending on the last day of the third full fiscal quarter commencing after the Closing Date, Consolidated Cash Interest Expense shall be deemed to be equal to (a) the Consolidated Cash Interest Expense for the first full fiscal quarter commencing after the Closing Date, multiplied by 4, (b) the Consolidated Cash Interest Expense for the first two consecutive full fiscal quarters commencing after the Closing Date, multiplied by 2, and (c) the Consolidated Cash Interest Expense for the first three consecutive full fiscal quarters commencing after the Closing Date, multiplied by 4/3, respectively.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)           without duplication and to the extent deducted (and not added back) in determining such

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Consolidated Net Income, the sum of

(i)           consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);

(ii)           provision for taxes based on income, profits or losses, including federal, foreign and state income and similar taxes (including foreign withholding taxes), paid or accrued during such period;

(iii)           all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period, but including amortization of deferred financing fees and costs and amortization of intangibles);

(iv)           (A) any unusual or non-recurring charges for such period in an amount not to exceed $2,000,000 in any Test Period and (B) any extraordinary charges for such period, determined on a consolidated basis in accordance with GAAP;

(v)           any Non-Cash Charges for such period;

(vi)           any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement;

(vii)           one-time out-of-pocket costs and expenses relating to the Transactions, including, without limitation, legal and advisory fees (if incurred within 180 days following the Closing Date);

(viii)           losses incurred as a result of dispositions of auction rate securities;

(ix)           losses incurred as a result of Dispositions, closures, disposals or abandonments (including the disposition or closure of the facility of the Borrower in White Marsh, Maryland) other than Dispositions, closures, disposals or abandonments in the ordinary course of business;

(x)           Pro Forma Adjustments; provided that the addbacks pursuant to this clause for such Pro Forma Adjustments in connection with the Merger shall not exceed $14,000,000 in the aggregate for all periods; and

(xi)           acquisition-related costs, restructuring charges, accruals or reserves and related costs (including, without duplication of amounts added back pursuant to clause (vii) above, costs incurred to achieve cost savings and synergies relating to the Transactions), costs related to the acquisition and transition of the Borrower’s corporate headquarters and settlements and impairments incurred outside the ordinary course of the Borrower’s normal business operations, which, in the case of the items described in this clause (xi), shall not in the aggregate exceed, in any Test Period, $15,000,000;

provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b)           without duplication and to the extent included (and not deducted) in determining such Consolidated Net Income, the sum of:

(i)           any interest income for such period, determined on a consolidated basis in accordance with GAAP;

(ii)           any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP;

(iii)           any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement;

(iv)           non-cash income in excess of $500,000 for any Test Period (other than non-cash income of up to $2,000,000 in any Test Period resulting from the sale of the Borrower’s corporate headquarters in Washington, D.C., which shall not be required to be deducted);

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(v)           gains as a result of dispositions of auction rate securities; and

(vi)           gains as a result of Dispositions, closures, disposals or abandonments (including, without limitation, the disposition or closure of the facility of the Borrower in White Marsh, Maryland) other than Dispositions, closures, disposals or abandonments in the ordinary course of business;

provided, that any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash income deducted in computing Consolidated EBITDA for any prior period pursuant to clause (b)(iv) above (or that would have been deducted in computing Consolidated EBITDA had this Agreement been in effect during such prior period) shall be added in computing Consolidated EBITDA for the period in which such cash is received (or netting arrangement becomes effective);

provided, further that, to the extent included in Consolidated Net Income, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management during such period;

(B) any gains or losses on currency derivatives and any currency transaction and translation and gains or losses that arise upon consolidation or upon remeasurement of Indebtedness;

(C) any gains or losses attributable to the mark-to-market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification 815; and

(D) purchase accounting adjustments (including, without limitation, reductions in revenues attributable to the difference between the amount of the Company’s deferred revenues upon acquisition and the fair value of such deferred revenues determined under purchase accounting (which revenues will be recognized according to the Company amortization schedule, in the case of the Transactions, provided to the Lenders prior to the Effective Date));

provided, further, that Consolidated EBITDA for any period shall be calculated so as to include (without duplication of any adjustment referred to above or made pursuant to Section 1.04, if applicable) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period in the Merger or in a Material Acquisition to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or asset to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”) for the entire period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis; and

provided, further, that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above or made pursuant to Section 1.04, if applicable) the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Subsidiary during such period in a Material Disposition (each such Person, property, business or asset so sold, transferred or otherwise disposed of or closed, including pursuant to a transaction consummated prior to the Effective Date, a “Sold Entity or Business”) for the entire period (including the portion thereof occurring prior to such sale, transfer, disposition or closure) determined on a historical Pro Forma Basis.

“Consolidated Net Income” means, for any period, the net income or loss attributable to the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) (i) any gains or losses for such period of any Person that is accounted for by the equity method of accounting and (ii) the income of any Person (other than the Borrower) that is not a consolidated Subsidiary, in each case, except that Consolidated Net Income of the Borrower shall be increased by the amount (not in excess of such excluded gains or income of such Person) of cash dividends or cash distributions or other payments that are actually paid by such Person in cash or Permitted Investments (or other property to the extent converted into cash or Permitted Investments) to the Borrower or, subject to clause (b) below, any other consolidated Subsidiary during such period, and (b) the income of any consolidated Subsidiary (other than the Borrower or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted by the operation of the terms of the organizational documents or similar shareholder or joint venture agreement  of such Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively

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waived.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness).

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Effective Date, (b) who, as at such date, has been a member of such board of directors for at least the 12 preceding months, or (c) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (other than any such solicitation made by such board of directors).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Extension Amendment” has the meaning set forth in Section 2.22(e).

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Cumulative Borrower’s ECF Share” means, as of any date of determination, for each fiscal year (commencing with the fiscal year ending December 31, 2012) for which a Compliance Certificate has been delivered on or prior to such day in connection with the delivery of annual financial statements pursuant to Section 5.01(a), the sum of the amounts shown in such Compliance Certificates as the amounts of Excess Cash Flow for the fiscal years covered by such Compliance Certificates (which amount for any fiscal year may not be less than zero), less in each case the amount of such Excess Cash Flow required to be applied to prepay Term Loans pursuant to Section 2.11(d), including, without duplication, the amount of such prepayments that would have been required if there had been no deductions pursuant to clause (ii) of Section 2.11(d).

“DC Leasehold” means the Borrower’s leased property at 1331 L Street, NW, Washington, DC 20005.

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) the sum of (i) Consolidated EBITDA for such Test Period minus (ii) cash taxes actually paid by the Borrower and its Subsidiaries during such Test Period to (b) the sum of (i) the current portion of Long-Term Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) outstanding as of the first day of such Test Period plus (ii) Consolidated Cash Interest Expense for such Test Period.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such

11

Credit Party’s (as applicable) receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that requires the payment of any dividend (other than dividends payable solely in Qualified Equity Interests) or that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty/condemnation” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Loan Document Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means each bank, financial institution or other institutional lender or investor, and each Person who is a competitor of the Borrower, the Company or the Borrower’s or the Company’s respective subsidiaries, in each case that has been separately identified in writing by the Borrower to the Administrative Agent prior to the date of the Supplemental Letter.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Disqualified Lender or, except to the extent permitted under Section 2.23, the Borrower, any Subsidiary or any other Affiliate of the Borrower.

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“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to the extent related to human exposure to Hazardous Materials, health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A., in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into pursuant to Section 2.24(a), if applicable, among the Borrower, the Administrative Agent and the Escrow Agent, substantially in the form of Exhibit K hereto.

“Escrow Collateral” has the meaning set forth in Section 2.24(f).

“Escrow Funding” has the meaning set forth in Section 2.24(a).

“Escrow Funding Date” has the meaning set forth in Section 2.24(a).

“Escrow Release Repayment” has the meaning set forth in Section 2.24(e).

“Escrow Repayment Date” has the meaning set forth in Section 2.24(e).

“Escrow Request” means a request by the Borrower for the Escrow Funding in accordance with Section 2.24(a), substantially in the form of Exhibit M or any other form approved by the Administrative Agent (acting reasonably).

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“Escrow Unwind Confirmation” has the meaning set forth in Section 2.24(e).

“Escrowed Funds” has the meaning set forth in Section 2.24(a).

“Escrowed Revolving Proceeds” has the meaning set forth in Section 2.24(a).

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year, an amount equal to:

(a)           the sum, without duplication, of:

(i)  Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events;

(ii) depreciation, amortization and other noncash charges or losses (including deferred income taxes) deducted in determining Consolidated Net Income for such fiscal year;

(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year and (y) the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries increased during such fiscal year; and

(iv) income tax expense to the extent deducted in determining Consolidated Net Income for such fiscal year;

minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income;

(ii) noncash items of income attributable to the sale and leaseback of the Borrower’s headquarters building or that represent the reversal of any accrual made in a prior period for anticipated cash charges and noncash gains, in each case included in determining Consolidated Net Income for such fiscal year;

(iii) the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year and (y) the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries decreased during such fiscal year;

(iv) the sum of, in each case except to the extent financed with Excluded Sources or constituting cash expenditures representing Contract Consideration in respect of which amounts were deducted under clause (v) below in calculating Excess Cash Flow in respect of the prior fiscal year, (w) the aggregate amount of Capital Expenditures by the Borrower and its consolidated Subsidiaries made in cash during such fiscal year, (x) the aggregate amount of cash consideration paid during such fiscal year by the Borrower and its Subsidiaries to make Permitted Acquisitions and other Investments (other than Investments in cash, Permitted Investments or the Borrower or any of its Subsidiaries) made in reliance on (A) Section 6.04(r) to the extent made in reliance on clause (a)(i) of the definition of “Available Amount” or (B) Section 6.04(p), (y) to the extent not deducted in arriving at net income or loss or pursuant to the other clauses of this definition, the amount of Restricted Payments paid to Persons other than the Borrower or any Subsidiaries during such period pursuant to Section 6.08, other than Restricted Payments made in reliance on Section 6.08(a)(viii) (except to the extent in reliance on clause (a)(i) of the definition of “Available Amount”) and (z) payments in cash made by the Borrower and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;

(v) without duplication of amounts deducted from Excess Cash Flow in prior periods and except to the extent financed with Excluded Sources, the aggregate consideration required to be paid in cash by the Borrower or any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year

14

relating to Permitted Acquisitions, other permitted Investments or Capital Expenditures to be consummated or made during the period of 90 days following the end of such fiscal year, as and to the extent specified by the Borrower in the notice provided to the Administrative Agent in respect of the prepayment in respect of Excess Cash Flow for such fiscal year under Section 2.11(g);

(vi) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its consolidated Subsidiaries during such fiscal year (including the principal component of payments in respect of Capital Lease Obligations), excluding (A) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), (B) Term Loans prepaid pursuant to Section 2.11(a), 2.11(c), 2.11(d) or 2.11(e), (C) repayments or purchases of Long-Term Indebtedness made in reliance on Section 6.08(b)(vi) to the extent made in reliance on the Available Amount and (D) repayments or prepayments of Long-Term Indebtedness to the extent financed from Excluded Sources; and

(vii) income taxes, including penalties and interest, paid in cash during such fiscal year.

Notwithstanding any other provision of this Agreement, amounts used in connection with acquiring Loans under Section 2.23 shall not reduce or be credited against Excess Cash Flow.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” means (a) any fee-owned real property with a fair market value (calculated as of the date of acquisition or, in the case of any real property owned on the Closing Date, as of the Closing Date) of less than $2,500,000 and  any leasehold interests in real property other than the DC Leasehold, (b) any lease of property other than real property to the extent that a grant of a security interest therein would violate or invalidate such lease and the consent to the granting of such security interest cannot, after use of commercially reasonable efforts by the Borrower (which efforts shall not require the Borrower to pay any fee), be obtained, (c) any Excluded Equity Interests, (d) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Loan Document Obligations is effectively prohibited by any Requirements of Law, (e)
any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (f) any governmental licenses or state or local franchises, charters and authorizations, if, to the extent, and for so long as, the grant of a security interest in any such licenses, franchises charters or authorizations would be prohibited or restricted by such license, franchise, charter or authorization, (g) any trademark application filed in the United States Patent and Trademark Office on the basis of an “intent-to-use” such trademark, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§1051, et seq.), if, to the extent, and for so long as, granting a security interest or other lien in such trademark application prior to such filing could reasonably be expected to adversely affect the enforceability or validity of such trademark application and (h) in each case if the contract or other agreement pursuant to which such Lien is granted or created (or the documentation providing for such Indebtedness) effectively prohibits the creation of any other Lien on such property, any property subject to a Lien permitted by clauses (iv), (v), (ix) and (xx) of Section 6.02(a).

“Excluded Equity Interests” means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC in excess of 65% of the outstanding voting stock of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Loan Document Obligations is effectively prohibited by any Requirements of Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (c) Equity Interests in any Person other than wholly owned Subsidiaries to the extent and for so long as not permitted by the terms of such Subsidiary’s Organizational Documents; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, and (d) any Equity Interest if, to the extent, and for so long as, the Administrative Agent and the Borrower shall have agreed in writing to treat such Equity Interest as an Excluded Equity Interest on account of the cost of pledging such Equity Interest hereunder (taking into account any adverse tax consequences to the Borrower and the Subsidiaries (including the imposition of withholding or other material taxes)), being excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness, Capital Lease Obligations or Synthetic Lease Obligations, (b) Net Proceeds of any Disposition of assets made in reliance on

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Section 6.05(i) or (j) and (c) proceeds of any issuance or sale of Equity Interests in the Borrower.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower, (b) any Subsidiary that is a CFC, (c) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Loan Document Obligations, (d) any Subsidiary that is prohibited by any contractual obligation existing on the Effective Date (and, with respect to the Company or any subsidiary of the Company, existing on the Closing Date (except for any contractual obligation which was entered into by the Company or such subsidiary of the Company in violation of the provisions of the Merger Agreement)) or on the date such Subsidiary is acquired (but not entered into in contemplation of the Transactions or such acquisition) from guaranteeing the Loan Document Obligations, (e) any Subsidiary (other than an IP Subsidiary) (i) the aggregate amount of total assets of which equal less than 2.5% of the consolidated total assets of the Borrower (excluding the assets of the Foreign Subsidiaries) or (ii) the aggregate amount of gross revenues of which equal less than 2.5% of the consolidated gross revenues of the Borrower (excluding the gross revenues of the Foreign Subsidiaries), in each case as of the end of or for each Test Period during the term of this Agreement; provided that if at the end of or for any Test Period during the term of this Agreement, the combined aggregate amount of total assets or combined aggregate amount of gross revenues of all Subsidiaries that under clauses (e)(i) and (e)(ii) above would constitute Excluded Subsidiaries shall have exceeded 5% of the consolidated total assets of the Borrower (excluding the assets of the Foreign Subsidiaries) or 5% of the consolidated gross revenues of the Borrower (excluding the gross revenues of the Foreign Subsidiaries), then one or more of such Excluded Subsidiaries shall for all purposes of this Agreement be deemed to cease to be Excluded Subsidiaries in descending order based on the amounts of their total assets or gross revenues, as the case may be, until such excess shall have been eliminated; provided, further, that, for purposes of this definition, the consolidated total assets and consolidated gross revenues of the Borrower as of any date prior to, or for any period that commenced prior to, the Closing Date shall be determined on a pro forma basis to give effect to the Merger and the other Transactions to occur on the Closing Date, and (f) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as it is a wholly owned Subsidiary of the Borrower and none of clauses (b) through (f) above apply to it.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction referred to in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes (x) resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) or (y) that are attributable to such Foreign Lender’s failure to comply with Section 2.17(f).

“Existing Class” shall mean an Existing Term Loan Class or Existing Revolving Class, as applicable.

“Existing Revolving Class” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Revolving Commitment” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Revolving Loans” has the meaning as set forth in Section 2.22(a)(ii).

“Existing Term Loan Class” has the meaning as set forth in Section 2.22(a)(i).

“Extended Revolving Class” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Revolving Commitments” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Revolving Loans” has the meaning as set forth in Section 2.22(a)(ii).

“Extended Term Loans” has the meaning as set forth in Section 2.22(a)(i).

“Extending Lender” has the meaning as set forth in Section 2.22(b).

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“Extension Amendment” has the meaning as set forth in Section 2.22(c).

“Extension Election” has the meaning as set forth in Section 2.22(b).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Extension Requests.

“Extension Series” shall mean all Extended Term Loans, Extended Revolving Loans and Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (including any amended or successor version thereof that is substantially comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated April 27, 2011, among the Borrower, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the Escrow Funding (if applicable), the use of the proceeds of the Loans and the issuance of Letters of Credit hereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Foreign Security Agreement” means a pledge, charge or other security agreement granting a Lien on assets of a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person

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(the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include reasonable and customary indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under the Loan Documents (other than with respect to Indebtedness), or endorsements of instruments for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor, the maximum monetary exposure or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum reasonably anticipated liability, in each case, as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), in good faith by the Borrower)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes that are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“HSR Disposition” has the meaning set forth in the definition of Prepayment Event.

“Increased Alternate Base Rate” has the meaning set forth in Section 2.24(c).

“Incremental Facility Agreement” means an Incremental Facility Agreement among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitment Increases and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means any Lender providing an Incremental Revolving Commitment Increase or an Incremental Term Lender.

“Incremental Revolving Commitment Increase”  has the meaning set forth in Section 2.21(a).

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower in accordance with the provisions of Section 2.21.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the

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applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable and trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (in each case after giving effect to any prior reductions or drawings which may have been reimbursed), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Institution” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan on the Closing Date (or, if the Escrow Funding Date is to occur on the Escrow Funding Date in accordance with Section 2.24(a), to fund a Term Loan on the Escrow Funding Date), expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Initial Term Commitments is $175,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Initial Term Maturity Date” means the date that is five years after the Closing Date.

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Intercompany Note” means the Subordinated Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit F hereto (or any other form approved by the Administrative Agent (acting reasonably)) and executed by the Borrower and each other Subsidiary of the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit H or any other form approved by the Administrative Agent (acting reasonably).

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“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent made available by all Lenders of the Class participating therein, nine or twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the foregoing, the Interest Period with respect to the Term Loans and Revolving Loans comprising the Escrow Funding, if applicable, which the Borrower has elected to be funded as Eurocurrency Loans pursuant to the Escrow Request shall be the period commencing on the Escrow Funding Date and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in the Escrow Request; provided that the date on which such Interest Period ends shall in any event be on or after the Unwind Date.

“Investment” means, as to any Person, any investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (other than the extension of trade credit in the ordinary course of business), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business, product line or division of such Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IP Subsidiary” means any Subsidiary that at any time owns (a) any confidential proprietary database, any rights thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (b) any other Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole.

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“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Junior Financing” means any Indebtedness that (a) is subordinated in right of payment to the Loan Document Obligations or (b) is secured by a Lien on Collateral that is junior to the Lien of the Security Documents on such Collateral.

“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit G-2 or otherwise reasonably acceptable to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” means a request by the Borrower for the issuance, amendment, renewal or extension of a Letter of Credit in accordance with Section 2.05, which shall be substantially in the form of Exhibit C-2 or any other form approved by the Administrative Agent (acting reasonably).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.  In no event shall an operating lease be deemed to be a Lien.

“Loan Documents” means this Agreement, any Incremental Facility Agreement, any Extension Agreement, any Section 2.22 Additional Amendment, the Escrow Agreement, the Collateral Agreement, the other Security Documents, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to

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Section 2.09(c).

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Parties” means the Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that constitutes (or, when incurred, constituted) a long-term liability of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Marketing Period” has the meaning set forth in the Merger Agreement.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $15,000,000.

“Material Adverse Effect” means an event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, operations or financial condition of  the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $15,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or Hedging Obligations, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $15,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if the applicable Hedging Agreement were terminated at such time.

“Maturity Date” means the Initial Term Maturity Date, any maturity date related to any tranche of Incremental Term Loans, any maturity date related to any Extension Series of Extended Term Loans or related to any Extension Series of Extended Revolving Commitments or the Revolving Maturity Date, as the context requires.

“Merger” means the merger of MergerCo with and into the Company in accordance with the terms of the Merger Agreement, with the Company continuing as the surviving corporation in such merger and becoming a wholly-owned Subsidiary of the Borrower.

“Merger Agreement” means the Agreement and Plan of Merger dated as of April 27, 2011, among the Company, the Borrower and MergerCo, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto.

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“Merger Consideration” means the consideration to be paid to the existing option holders and stockholders of the Company for their Equity Interests in the Company in the form of cash and stock of the Borrower as provided in the Merger Agreement.

“MergerCo” means Lonestar Acquisition Sub, Inc., a Delaware corporation and wholly-owned Subsidiary.

“MNPI” means material information concerning the Borrower and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be substantially in the form of Exhibit I (with such changes thereto as may be necessary or appropriate to account for local law matters) or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto, and, subject to the limitations in the definition of the term “Collateral and Guarantee Requirement”, the DC Leasehold.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but, in each case, only as and when received, net of (b) the sum, without duplication, of (i) all fees, commissions, issuance costs, discounts and out-of-pocket expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes and deed or mortgage recording taxes) paid in connection with such event by the Borrower and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Subsidiaries as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date of determination, (a) the consolidated current assets of the Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and its consolidated Subsidiaries as of such date including deferred revenue but excluding, without duplication (i) the current portion of Long-Term Indebtedness, (ii) all Revolving Loans and Letters of Credit, to the extent otherwise included therein and (iii) the current portion of interest; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Net Working Capital shall be calculated without regard to any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (y) the effects of purchase accounting.  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary (excluding, for the

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avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable and (d) the non-cash impact of accounting changes or restatements.

“Non-Compliant Subsidiary” has the meaning set forth in the definition of the term “Permitted Acquisition”.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Obligations” has the meaning set forth in the Collateral Agreement.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Pari Passu Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit G-1 or otherwise reasonably acceptable to the Administrative Agent.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J or any other form approved by the Administrative Agent (acting reasonably).

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary of the Equity Interests in, or all or substantially all the assets of (or assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person shall be or become a Subsidiary of the Borrower and such Subsidiary and each subsidiary of such Person (collectively, the “Acquired Person”), to the extent required by the Collateral and Guarantee Requirement and within the time period set forth in Section 5.03, shall become a Subsidiary Loan Party or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary and, to the extent required by  the Collateral and Guarantee Requirement, shall become Collateral; provided that (i) all transactions related thereto are consummated in all material respects in accordance with all Requirements of Law, (ii) the business of such Person, or such assets, as the case may be, constitute a business that complies with Section 6.03(b), (iii) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of

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the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (iv) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would result therefrom, (v) immediately after giving effect to such purchase or other acquisition, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis for the most recent Test Period completed on or prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the Pro Forma Financial Statements), and (vi) with respect to any Permitted Acquisition that would constitute a Material Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v) above.  Notwithstanding the foregoing, a Permitted Acquisition may include the direct or indirect acquisition of Non-Compliant Subsidiaries or Assets if and only to the extent that the aggregate amount of consideration relating to all such Permitted Acquisitions made or directly or indirectly provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of such Non-Compliant Subsidiaries or Assets (determined in accordance with GAAP and excluding amounts referred to in the proviso to this sentence), when combined with the aggregate amount of any Investments in Subsidiaries that are not Subsidiary Loan Parties made pursuant to Section 6.04(d)(iii) (other than pursuant to the proviso thereto) does not exceed $140,000,000; provided that all or any portion of such consideration for the acquisition or purchase of such Non-Compliant Subsidiaries or Assets may also be funded in an amount not exceeding the then available Qualifying Equity Proceeds and the Available Amount immediately prior to the consummation of such Permitted Acquisition.  For purposes of this definition, “Non-Compliant Subsidiary or Asset” means (A) any Subsidiary acquired pursuant to a Permitted Acquisition that will not become a Subsidiary Loan Party in accordance with the requirements of clause (a) of this definition or (B) any assets acquired pursuant to a Permitted Acquisition that will not be owned by the Borrower or a Subsidiary Loan Party after giving effect to such Permitted Acquisition.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)           Liens incurred or pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, Environmental Laws or similar legislation, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth described in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)          pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)          ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(g)          easements, rights-of-way, licenses, restrictions (including zoning restrictions), minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected real property of the Borrower and its Subsidiaries, when taken as a whole, or interfere in any material respect

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with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole, and, to the extent reasonably agreed by the Administrative Agent, any other exception on the title policies issued in connection with any Mortgaged Property;

(h)          banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(i)           Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries;

(j)           Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(k)          Liens that are contractual rights of set-off;

(l)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)           Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit; and

(n)           any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of business of the Borrower and the Subsidiaries, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees.

“Permitted Investments” means:

(a)           Dollars and, with respect to any Foreign Subsidiary, local currencies held by such Foreign Subsidiary;

(b)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c)           securities issued by any state or commonwealth of the United States of America or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(d)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(e)           investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)           fully collateralized repurchase agreements with a term of not more than 30 days for securities

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described in clause (b), (c) and (e) above and entered into with a financial institution satisfying the criteria described in clause (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least A-1 by S&P or P-1 by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(h)           in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Non-Loan Party Indebtedness” means Indebtedness incurred or issued by any Subsidiary that is not a Loan Party that (i) except with respect to Indebtedness incurred or issued by any Foreign Subsidiary that is not a Loan Party, is not revolving in nature, (ii) is not secured by any Collateral, (iii) does not mature earlier than, and has a Weighted Average Life to Maturity no earlier than, 91 days after the Initial Term Maturity Date, (iv) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control or “asset sale”, casualty or condemnation or event of default) prior to the date that is 91 days after the Initial Term Maturity Date, other than amortization not in excess of 1.00% per annum of the initial principal amount thereof and (v) is not Guaranteed by any Loan Party.

“Permitted Secured Indebtedness” means Indebtedness incurred or issued by a Loan Party that (i) is not revolving in nature, (ii) is secured by the Collateral on a basis pari passu with, or junior to, the Loan Document Obligations, (iii) does not mature earlier than, and has a Weighted Average Life to Maturity no earlier than, 91 days after the Initial Term Maturity Date, (iv) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control or “asset sale”, casualty or condemnation or event of default) prior to the date that is 91 days after the Initial Term Maturity Date, other than amortization not in excess of 2.00% per annum of the initial principal amount thereof, (v) is not guaranteed by any Subsidiary that is not a Subsidiary Loan Party, (vi) is not secured by any collateral other than the Collateral and (vii) is subject to a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.  The Loan Document Obligations are not included in “Permitted Secured Indebtedness”.

“Permitted Unsecured Indebtedness” means Indebtedness incurred or issued by a Loan Party that (i) is not revolving in nature, (ii) is not secured by any collateral (including the Collateral), (iii) does not mature earlier than, and has a Weighted Average Life to Maturity no earlier than, 91 days after the Initial Term Maturity Date, (iv) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, “asset sale”, casualty or condemnation or event of default) prior to the date that is 91 days after the Initial Term Maturity Date, other than amortization not in excess of 2.00% per annum of the initial principal amount thereof and (v) is not guaranteed by any Subsidiary that is not a Subsidiary Loan Party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.17(b).

“Post-Acquisition Period” means, with respect to the Merger, any Material Acquisition or any Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Prepayment Event” means:

(a)           any Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or any Subsidiary of Equity Interests in any Subsidiary, other than (i) Dispositions described in clauses (a) through (j) of Section 6.05, (ii) any Disposition of auction rate securities and (iii) Dispositions resulting in aggregate Net Proceeds not exceeding (A) $5,000,000 in the case of any single transaction or series of related transactions and (B) $10,000,000 for all such transactions during any fiscal year of the Borrower;

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(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary other than any resulting in aggregate Net Proceeds not exceeding (A) $1,000,000 in the case of any single transaction or series of related transactions and (B) $5,000,000 for all such transactions during any fiscal year of the Borrower;

(c)           any Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Borrower or any Subsidiary, including any sale or issuance to a Person other than the Borrower or any Subsidiary of Equity Interests in any Subsidiary, if such transaction is effected in connection with the Merger Agreement in order to comply with Hart-Scott-Rodino requirements, in connection with satisfaction of conditions or performance of agreements undertaken to obtain Hart-Scott-Rodino clearance for the Merger (any such transaction, an “HSR Disposition”), other than HSR Dispositions resulting in aggregate Net Proceeds not exceeding $200,000,000 for all such transactions during the term of this Agreement; or

(d)           the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period for the Merger or a Material Acquisition, with respect to the Acquired EBITDA of the Acquired Entity or Business acquired in the Merger or such Material Acquisition or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA of the Borrower, as the case may be (including the portion thereof attributable to any assets (including Equity Interests) acquired) projected by the Borrower in good faith as a result of (a) actions taken prior to or during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or synergies (including revenue synergies and cost saving synergies) or (b) any additional costs incurred prior to or during such Post-Acquisition Period, in each case in connection with the combination of the operations of the assets acquired with the operations of the Borrower and the Subsidiaries; provided that, so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the cost savings and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, to be realizable during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of such Test Period, provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of  “Specified Transaction”, shall be included, (ii) any retirement or repayment of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting  the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to events and synergies (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Subsidiaries and (z) factually

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supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that all pro forma adjustments made pursuant to this definition (including all Pro Forma Adjustments) with respect to the Transactions shall be consistent in character with the adjustments reflected in the Pro Forma Projections, except to the extent attributable to any HSR Disposition made after the Effective Date in connection with, or as a result of, the Transactions.

“Pro Forma Financial Statements” has the meaning set forth in Section 3.04(b).

“Pro Forma Projections” means the pro forma projections prepared by management of the Borrower, giving effect to the Transactions, of balance sheets, income statement and cash flow statements on a quarterly basis for the two years commencing with the third fiscal quarter of 2011, and on an annual basis commencing with the 2011 fiscal year through the end of the 2018 fiscal year, in each case, as delivered by the Borrower to the Administrative Agent prior to the Effective Date.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchase Offer” shall mean an offer by the Borrower to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.23.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Equity Proceeds” means on any date with respect to any expenditure for Specified Uses, the aggregate amount of Net Proceeds received by the Borrower in respect of sales and issuances of its Equity Interests (other than Disqualified Equity Interests and other than sales or issuances to directors, officers and employees) during the 180-day period ending on the date of such expenditure, less the amount of all other expenditures for Specified Uses made during such period and on or prior to such date in reliance on such receipts of Net Proceeds.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Original Indebtedness (or previous refinancing thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) if the Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a)(i), (ii) or (iii), the direct and contingent obligors with respect to such Refinancing Indebtedness are not changed, (c) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(vi), such Refinancing Indebtedness (i) shall have a final maturity date equal to or later than the final maturity date of the Original Indebtedness and the final maturity date of such Refinancing Indebtedness shall not be subject to any conditions that could result in such final maturity date occurring on a date that precedes the final maturity date of such Original Indebtedness (except to the extent that any such conditions existed in the terms of the Original Indebtedness) and (ii) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity of such Original Indebtedness and (B) the date 91 days after the latest Maturity Date in effect on the date of such Refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the Weighted Average Life to Maturity of such Original Indebtedness remaining as of the date of such Refinancing and (y) the Weighted Average Life to Maturity of the Initial Term Loans remaining as of the date of such Refinancing, (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent, and (e) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(a)(i), (ii) or (iii), the terms and conditions of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Original Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of

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an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to such Refinancing, together with a reasonably detailed description of the material terms and conditions of such proposed Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Register” has the meaning set forth in Section 9.04(b).

“Reimbursement Notice” has the meaning set forth in Section 2.05(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, advisors, controlling persons and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required ABR Interest Amount” has the meaning set forth in Section 2.24(a).

“Required Interest Amount” has the meaning set forth in Section 2.24(a).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Required LIBOR Interest Amount” has the meaning set forth in Section 2.24(a).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date (or, with respect to any Extended Revolving Commitment, the relevant Maturity Date for the Extension Series of such Extended Revolving Commitment) and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (including, if the Escrow Funding is to occur on the Escrow Funding Date in accordance with Section 2.24(a), to fund a Revolving Loan on the Escrow Funding Date) and to acquire participations in Letters of Credit and Swingline Loans hereunder during the Revolving Availability Period, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or increased its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $50,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Extension Request” has the meaning set forth in Section 2.22(a)(ii).

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“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01 and any Extended Revolving Loan.

“Revolving Maturity Date” means the date that is five years after the Closing Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary sells or transfers such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Section 2.22 Additional Amendment” has the meaning set forth in Section 2.22(c).

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Foreign Security Agreements, the IP Security Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure the Obligations.

“Series” has the meaning set forth in Section 2.21(b).

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solvent” means, with respect to any Person, that (a) the Fair Value and Present Fair Salable Value of the assets of such Person taken as whole exceeds its Stated Liabilities and Identified Contingent Liabilities, (b) such Person does not have Unreasonably Small Capital, and (c) such Person will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature (with the terms “Fair Value”, “Present Fair Salable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “do not have Unreasonably Small Capital” having the meanings as defined in Exhibit K).

“Specified Alternate Base Rate” has the meaning set forth in Section 2.24(a).

“Specified Representations” means the following:  (a) such of the representations made by the Company with respect to the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Merger Agreement as a result of the failure of such representations in the Merger Agreement to be accurate, and (b) the representations set forth in Section 3.01 (relating to the existence of the Borrower only and to the power and authority of the Loan Parties to enter into and perform the Loan Documents) and Section 3.02 (related solely to the entering into and performance of the Loan Documents), Section 3.08, Section 3.13 (as of the Closing Date after giving effect to the Transactions to occur on the Closing Date), Section 3.15 (related to the creation, validity and perfection of the security interests in the Collateral and subject to the proviso contained in Section 4.03(e)), Section 3.16 and Section 3.17.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, incurrence of Incremental Term Loans, any provision of Incremental Revolving Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Specified Uses” means (a) expenditures made to acquire Non-Compliant Subsidiaries in a Permitted

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Acquisition in reliance on the final proviso to the definition of “Permitted Acquisition”, (b) Investments made (x) in reliance on the proviso to Section 6.04(d)(iii) and (y) in reliance on the proviso to Section 6.04(r), (c) Restricted Payments made in reliance on Section 6.08(a)(viii), (d) payments or other distributions made in reliance on Section 6.08(b)(vi), and (e) with respect to Qualifying Equity Proceeds only, Restricted Payments made in reliance on Section 6.08(a)(vi).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person (i) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) that is Controlled by the parent, which at a minimum shall mean that the parent has the ability to cause and direct such Person to comply with the requirements, obligations, covenants and restrictions set forth in the Loan Documents, and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.

“Supplemental Letter” means the Supplemental Letter dated November 22, 2011, among the Borrower, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC.

“Supplemental Required Interest Amount” has the meaning set forth in Section 2.24(c).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.  For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Commitment” means any Initial Term Commitment or Incremental Term Commitment.

“Term Loan Facility Proceeds” has the meaning set forth in Section 2.24(a).

“Term Lender” means any Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means an Initial Term Loan or an Incremental Term Loan, as applicable.

“Term Loan Extension Request” has the meaning set forth in Section 2.22(a)(i).

“Termination Date” has the meaning set forth in Section 2.24(e).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended.

“Total Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date of determination.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions.

“Transactions” means, collectively, (i) the Merger and the consummation of the other transactions contemplated by the Merger Agreement, (ii) the Financing Transactions, (iii) the payment of the Merger Consideration and the Transaction Costs and (iv) the consummation of any other transactions connected with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means, as of any date, unrestricted cash, cash equivalents and Permitted Investments owned by the Borrower and the Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations), (b) otherwise segregated from the general assets of the Borrower and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Subsidiary (other than to secure the Loan Document Obligations) or (c) held by a Subsidiary that is not wholly owned or that is subject to restrictions on its ability to pay dividends or distributions.  For the avoidance of doubt, “Unrestricted Cash” shall exclude all auction rate securities and, on each occasion when the amount of Unrestricted Cash is to be determined in respect of any transaction (other than for purposes of Section 2.01), such amount shall not include the amount of the proceeds of any Indebtedness then being issued or any cash or cash equivalents to be received or to be used in such transaction.

“Unwind Date” has the meaning set forth in Section 2.24(a).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.17(f)(ii)(D)(2).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned

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subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”, “Revolving Borrowing”, “Initial Term Loan” or “Initial Term Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2011.

(b) For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs, Acquired EBITDA, Consolidated EBITDA, Disposed EBITDA, the Total Leverage Ratio and the Debt Service Coverage Ratio shall be calculated with respect to such period and with respect to such Material Acquisition or Material Disposition on a Pro Forma Basis (in the case of Acquired EBITDA, Consolidated EBITDA and Disposed EBITDA, without duplication of any adjustments made pursuant to the definition of the term “Consolidated EBITDA”).

SECTION 1.05. Effectuation of Transactions.  All references herein to the Borrower and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents, whether made with respect to a time prior to, on or after the Closing Date, shall be deemed made, in each case, after giving effect to the Merger and the other Transactions to occur on the

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Closing Date, unless the context otherwise requires.  To the extent any change occurs between the Effective Date and the Closing Date which would make the contents of Schedules 3.05, 3.11A, 3.11B or 3.12 incorrect or incomplete, on the Closing Date, the Borrower shall deliver to the Administrative Agent updated versions of such Schedules which shall replace the versions of such Schedules delivered on or prior to the Effective Date without any requirement for any amendment or any consent by the Administrative Agent, any Lender or any other Credit Party.  Solely with respect to any changes relating to the Company or any of its subsidiaries and only to the extent permitted pursuant to the Merger Agreement (as in effect on the Effective Date without giving effect to any consent or amendment by the Borrower that is materially adverse to the interests of the Lenders), to the extent any change occurs between the Effective Date and the Closing Date which would make the contents of Schedules 6.01, 6.02. 6.04 or 6.10 incorrect or incomplete, on the Closing Date, the Borrower shall deliver to the Administrative Agent updated versions of such Schedules, which updated versions shall replace the versions of such Schedules delivered on or prior to the Effective Date without any requirement for any amendment or any consent by the Administrative Agent, any Lender or any other Credit Party.

SECTION 1.06. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, unless the context otherwise requires.

SECTION 1.08. Exchange Rate Calculations. Where the permissibility of a transaction depends upon compliance with, or is determined by reference to, amounts stated in dollars, any amount stated in another currency shall be translated to dollars at the applicable exchange rate then in effect and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates.  For purposes of Sections 6.12 and 6.13, amounts in currencies other than dollars shall be translated to dollars at the exchange rate used in preparing the most recently delivered financial statements pursuant to Section 5.01.

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ARTICLE II

The Credits

SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) (i) if the Escrow Funding is to occur on the Escrow Funding Date in accordance with Section 2.24(a), to fund an Initial Term Loan on the Escrow Funding Date for deposit in the Escrow Account pursuant to the Escrow Agreement or (ii) otherwise, to make an Initial Term Loan to the Borrower on the Closing Date, in either case, in a principal amount equal to but not exceeding its Initial Term Commitment and (b) (i) if the Escrow Funding is to occur on the Escrow Funding Date in accordance with Section 2.24(a), to fund a Revolving Loan on the Escrow Funding Date for deposit in the Escrow Account pursuant to the Escrow Agreement and (ii) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period, in each case, in an aggregate principal amount that, in each case after giving effect to any simultaneous reduction of Revolving Exposure due to any application of proceeds from such Revolving Loans, will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that Revolving Loans may be funded on the Escrow Funding Date or borrowed on the Closing Date, as the case may be, only to the extent that, after giving effect to the funding or borrowing of such Loans and the use of proceeds thereof, Unrestricted Cash shall not exceed (or, in the case of Revolving Loans funded on the Escrow Funding Date, be projected to exceed) $25,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans; provided that amounts repaid in respect of Revolving Loans as a result of an Escrow Release Repayment may not be reborrowed.  Amounts repaid or prepaid in respect of Term Loans (including in respect of Initial Term Loans as a result of an Escrow Release Repayment) may not be reborrowed.

SECTION 2.02. Loans and Borrowings.  (a)  Each  Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith (or, with respect to Revolving Loans and Term Loans comprising the Escrow Funding, if applicable, as the Borrower may request pursuant to the Escrow Request); provided that all Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing by the time specified in Section 2.03 (which notice may be conditional upon the occurrence of the Closing Date).  Each Swingline
Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or the obligation of any Lender to make or cause any Loan to be made in accordance with this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurocurrency Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment; provided, further, that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing (other than a Borrowing of Term Loans or Revolving Loans comprising the Escrow Funding, if applicable, which shall instead be subject

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to Section 2.24(a) and other than any ABR Revolving Borrowing that is deemed to be requested by the Borrower pursuant to Section 2.05(f), for which no separate Borrowing Request shall be required), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be, in the case of Revolving Borrowings only, irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be an Initial Term Borrowing, an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account to which funds are to be disbursed or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) (other than a deemed ABR Revolving Borrowing pursuant to Section 2.05(f)), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $5,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 noon, New York City time, on the day of the  proposed Swingline Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Borrowing Request.  Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline

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Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.04.  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(c) to the same extent as if it were the sole account party in respect of such Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $10,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a

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period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; and provided further that if there exist any Extended Revolving Commitments having a maturity date later than the Revolving Maturity Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Maturity Date will not exceed the lesser of $10,000,000 and the aggregate amount of such Extended Revolving Commitments, the Borrower may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Subsequent Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.04.

(e) Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower and the Administrative Agent of such LC Disbursement and of the date and amount thereof and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) if such notice has been received by the Borrower prior to 11:00 a.m., New York City time, on the next succeeding Business Day after the LC Disbursement, not later than 2:00 p.m., New York City time, on the first Business Day after such notice has been received and (ii) if such notice has been received by the Borrower after 11:00 a.m., New York City time, on the next succeeding Business Day after the LC Disbursement, not later than 2:00 p.m., New York City time, on the second Business Day after such notice has been received (in each case, the “Required Reimbursement Date”); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan and unless the Borrower shall have, by 1:00 p.m., New York City time, on the Required Reimbursement Date, given a notice to the Administrative Agent and the applicable Issuing Bank that the Borrower intends to reimburse the applicable Issuing Bank for the LC Disbursement with funds other than from the proceeds of an ABR Revolving Borrowing or a Swingline Loan (the “Reimbursement Notice”), the Borrower shall be deemed to have requested an ABR Borrowing in the amount of such LC Disbursement, plus interest payable thereon pursuant to Section 2.05(h).  If the Borrower subsequently fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may

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appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, whether with its own funds or with proceeds from a Revolving Borrowing (including any ABR Revolving Borrowing deemed requested pursuant to Section 2.05(f)) or a Swingline Borrowing, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower

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for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date on which all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or such Letters of Credit have been backstopped, novated or cash collateralized in a manner that is in form and substance satisfactory to such Issuing Bank.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(c).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Borrower (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank when due pursuant to paragraph (f) of this Section 2.05, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (and, on the Closing Date, by as soon as possible after 10:00 a.m. (and by no later than 11:00 a.m., provided that all of the conditions set forth in Section 4.03 have been satisfied by such time)), New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will (i) in the event that the Escrow Funding is to occur on the Escrow Funding Date in accordance with Section 2.24(a), deposit the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds into the Escrow Account on the Escrow Funding Date in accordance with the Escrow Agreement and (ii) make the proceeds of all other Loans hereunder available to the Borrower by promptly remitting the amounts so received, in like funds, to an account specified by the Borrower in the applicable Borrowing Request or, in the case of Revolving Loans or Swingline Loans

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(including any deemed ABR Revolving Loans pursuant to Section 2.05(f)) made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank that has made such LC Disbursement.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Notwithstanding the foregoing, the Administrative Agent shall not deposit funds on behalf of a Lender into the Escrow Account in the event that the Escrow Funding is to occur on the Escrow Funding Date in accordance with Section 2.24(a).

SECTION 2.07. Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03 or Section 2.05(f) (or, in the case of Initial Term Loans and Revolving Loans comprising the Escrow Funding, if applicable, as specified by the Borrower in the Escrow Request).  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that Initial Term Loans and Revolving Loans comprising the Escrow Funding, if applicable, may not be converted until after the Closing Date.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency

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Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Initial Term Commitments shall automatically terminate at the earlier to occur of (w) 5:00 p.m., New York City time, on the Termination Date, (x) if the Escrow Funding occurs on the Escrow Funding Date, 5:00 p.m., New York City time, on the Escrow Funding Date, (y) if the Escrow Funding has not previously occurred and the Initial Term Loans are extended to the Borrower on the Closing Date pursuant to Section 2.01(a)(ii), 5:00 p.m., New York City time, on the Closing Date and (z) the Commitment Termination Time, if the Closing Date shall not have occurred by such time, (ii) any Incremental Term Commitment shall terminate on the date set forth in the Incremental Facility Agreement relating thereto, (iii) except with respect to Extended Revolving Commitments, the Revolving Commitments shall automatically terminate at the earlier to occur of (x) 5:00 p.m., New York City time, on the Termination Date, (y) the Revolving Maturity Date and (z) the Commitment Termination Time, if the Closing Date shall not have occurred by such time and (iv) any Extended Revolving Commitments shall automatically terminate on the relevant Maturity Date for the Extension Series of such Extended Revolving Commitments.

(b) Subject to Section 2.22 in the case of any reduction or termination of Revolving Commitments, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class, as determined by the Borrower, in whole or in part either (i) ratably among Classes or (ii) if not inconsistent with the Extension Amendment relating to Extended Revolving Commitments, first to the Commitments with respect to any
Existing Revolving Commitments and second to such Extended Revolving Commitments; provided that (i) with respect to the Revolving Commitments of any Class, any such termination or reduction shall apply ratably to reduce the Revolving Commitment of each of the Revolving Lenders of such Class, (ii) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (iii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans of such Class in accordance with Section 2.11, the Revolving Exposure of any Lender of such Class would exceed its Revolving Commitment of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.

SECTION 2.09. Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan (other than an Extended Revolving Loan) of such Lender on the Revolving Maturity Date, (ii) with respect to any tranche of Incremental Term Loans, to the Administrative Agent for the account of each applicable Incremental Term Lender the then unpaid principal amount of each Incremental Term Loan of such tranche of such Incremental Term Lender on the relevant Maturity Date for such tranche of Incremental Term Loans, (iii) with respect to any Extension Series of Extended Term Loans, to the Administrative Agent for the account of each applicable Extending Lender the then unpaid principal amount of each Extended Term Loan of such Extension Series on the relevant Maturity Date for such Extension Series of Extended Term Loans, (iv) with respect to any Extension Series of Extended Revolving Commitments, to the Administrative Agent for the account of each applicable Extending Lender the then unpaid principal amount of each Extended Revolving Loan of such Extension Series on the relevant Maturity Date for such Extension Series of Extended Revolving Commitments, (v) to the Administrative Agent for the account of each Initial Term Lender the then unpaid principal amount of each Initial Term Loan (other than any Extended Term Loan) of such Initial Term Lender as provided in Section 2.10 and (vi) to the Swingline Lender

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the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Term Loans.  (a)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Initial Term Borrowings on the last day of each fiscal quarter ending after the Closing Date in the principal amount of Initial Term Loans equal to (i) the aggregate outstanding principal amount of Initial Term Loans immediately after closing on the Closing Date multiplied by (ii) (A) 1.25%, for each of the first set of four fiscal quarters ending after the Closing Date, (B) 2.50%, for each of the second set of four fiscal quarters ending after the Closing Date, (C) 3.75%, for each of the third set of four fiscal quarters ending after the Closing Date, (D) 5.00%, for each of the fourth set of four fiscal quarters ending after the Closing Date and (E) 10.00%, for each of the fifth set of four fiscal quarters ending after the Closing Date and the Initial Term Loan Maturity Date.  To the extent not previously paid, all Initial Term Loans shall be due and payable on the Initial Term Maturity Date.

(b) In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Incremental Term Lenders in the applicable Incremental Facility Agreement, subject to the requirements set forth in Section 2.21.  In the event any Extended Term Loans are established, such Extended Term Loans shall mature and be repaid in the amounts and on the dates set forth in the applicable Extension Amendment, subject to the requirements set forth in Section 2.22.

(c) Any voluntary prepayment of a Term Borrowing of any Class made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class in such order as the Borrower may determine; provided that the Borrower may not voluntarily prepay Extended Term Loans of any Extension Series pursuant to Section 2.11(a) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the outstanding principal amounts owing under such Class, of Initial Term Loans of the Class of Initial Term Loans from which such Extended Term Loans were converted (or such Initial Term Loans of such Class have otherwise been repaid in full).  For the avoidance of doubt, the Borrower may voluntarily prepay Initial Term Loans of any Class pursuant to Section 2.11(a) without any requirement to prepay Extended Term Loans that were converted from the Initial Term Loans of such Class.  Any mandatory prepayment of a Term Borrowing of any Class required by Section 2.11 shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the outstanding principal amounts of the Term Loans of each Class, and shall be applied pro rata to the Lenders, based upon the outstanding principal amounts owing under each such Class of Term Loans; provided that, with respect to the allocation of such prepayments between Initial Term Loans and Extended Term Loans of the same Extension Series, the Borrower may, to the extent not inconsistent with any Extension Amendment relating to Extended Term Loans of any Extension Series, allocate such prepayments as the Borrower may specify, subject to the following limitations: (i) the Borrower shall not allocate to Extended Term Loans of any Extension Series any mandatory prepayment unless such prepayment is accompanied by at least a pro rata prepayment, based upon the outstanding principal amounts owing under such Class, of Initial Term Loans of the Class of Initial Term Loans from which such Extended Term Loans were converted (or such Initial Term Loans of such Class have otherwise been repaid in full) and (ii) mandatory prepayments required by Section 2.11, within any Class of Term Loans, shall be applied, first, in direct order to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made during the next eight fiscal quarters following the date of such prepayment, and, then, to reduce the remaining subsequent scheduled repayments of the Term Borrowings of such Class to be made ratably based on the amount of such scheduled repayments.  In the event that Term Loans of any Class are purchased or acquired by the Borrower pursuant to Purchase Offers under Section 2.23, then the subsequent scheduled repayments of the Term Borrowings of such Class to be made will not be reduced or otherwise affected by such transaction (except to the extent that the final scheduled payment shall be reduced thereby).

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SECTION 2.11. Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a), (b) or (c) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay Term Borrowings in an amount equal to such Net Proceeds (it being understood that, if an HSR Disposition qualifies as a Prepayment Event pursuant to clause (c) of the definition of the term “Prepayment Event”, only the Net Proceeds in excess of $200,000,000 relating to such HSR Disposition shall be required to be applied to prepay Term Borrowings pursuant to this Section 2.11(c)); provided that, the Borrower may use a portion of such Net Proceeds to prepay, repurchase or redeem Permitted Secured Indebtedness that is secured by a Lien on the Collateral ranking pari passu with the Liens securing the Loan Document Obligations (the “Permitted Pari Passu Secured Indebtedness”) to the extent the Borrower or applicable Subsidiary is required pursuant to the terms of such Permitted Pari Passu Secured Indebtedness to prepay or make an offer to purchase such Permitted Pari Passu Secured Indebtedness with the Net Proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (i) the amount of such Net Proceeds multiplied by (ii) a fraction, the numerator of which is the outstanding principal amount of all Permitted Pari Passu Secured Indebtedness with respect to which such a requirement to prepay or make an offer to purchase or redeem exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Pari Passu Secured Indebtedness and the outstanding principal amount of Term Loans (provided that, in the event that the Borrower or applicable Subsidiary makes an offer to the holders of such Permitted Pari Passu Secured Indebtedness to prepay or purchase such Permitted Pari Passu Secured Indebtedness in an amount permitted under this Section 2.11(c), to the extent that such offer is declined by holders of such Permitted Pari Passu Secured Indebtedness (the principal amount of such Permitted Pari Passu Secured Indebtedness held by such declining holders, the “Declined Amount”), the Borrower or applicable Subsidiary shall be required to prepay Term Borrowings in an amount equal to such Declined Amount in accordance with this Section 2.11(c)); provided, further, that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within one year after receipt of such Net Proceeds to be reinvested in the business of the Borrower and its Subsidiaries (in the case of reinvestments in assets of Subsidiaries that are not Loan Parties, in accordance with the applicable limitations of Article VI), or to consummate any Permitted Acquisition permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such one-year period (or within a period of 180 days thereafter if by the end of such initial one-year period the Borrower or any of its Subsidiaries shall have entered into a binding agreement with a third party to reinvest, or to consummate such Permitted Acquisition, with such Net Proceeds in accordance with the applicable provisions of Article VI), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2012, the Borrower shall prepay Term Borrowings of each Class in an aggregate amount equal to (i) the product of (A) 50% (or, if the Total Leverage Ratio as of the last day of such fiscal year shall have been equal to or less than (1) 3.00 to 1.00, 25%, or (2) 2.50 to 1.00, 0%) of Excess Cash Flow for such fiscal year and (B) the percentage of the aggregate principal amount of the Term Borrowings of all Classes outstanding as of the end of such fiscal year represented by the Term Borrowings of such Class outstanding as of the end of such fiscal year, less (ii) the aggregate principal amount of all voluntary prepayments of Term Borrowings of such Class made by the Borrower pursuant to paragraph (a) of this Section during such fiscal year (or after year-end but prior to the time at which payment is due under this paragraph (d)), excluding any such prepayments to the extent financed from Excluded Sources or previously applied to reduce any other prepayment under this paragraph (d).  Each prepayment pursuant to this paragraph shall be made no later than ten Business Days after the date on which financial statements are delivered (or required to be delivered) pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)  In the event and on each occasion that, as a result of the receipt of any cash proceeds by the Borrower or any Subsidiary in connection with any Disposition of any asset or any other event, the Borrower or any other Loan Party would be required by the terms of any Permitted Secured Indebtedness that is secured by a Lien on the Collateral ranking junior to the

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Liens securing the Loan Document Obligations (“Permitted Junior Secured Indebtedness”) or Indebtedness that is Subordinated Indebtedness with respect to the Loan Document Obligations (or any Refinancing Indebtedness in respect thereof) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any Permitted Junior Secured Indebtedness or any such Subordinated Indebtedness (or such Refinancing Indebtedness) or any other Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall, if and to the extent it would reduce, eliminate or satisfy any such requirement, (i) prepay Term Borrowings or (ii) use such cash proceeds to acquire assets in one or more transactions permitted hereby.

(f) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (g) of this Section.

(g) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of any repayment, any optional prepayment and, to the extent practicable, any mandatory prepayment under Section 2.10 or 2.11, as applicable, (i) in the case of repayment or prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of repayment or prepayment, (ii) in the case of repayment or prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of repayment or prepayment or (iii) in the case of repayment or prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of repayment or prepayment.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date, the principal amount of each Borrowing or portion thereof to be repaid or prepaid and, in the case of a mandatory prepayment, to the extent practicable, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Subject to Section 2.10(c), each repayment or prepayment of a Borrowing shall be applied ratably to the Lenders of the Class of Loans being repaid or prepaid, based upon the outstanding principal amounts owing under such Class of Loans being repaid or prepaid.  Repayment and prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h) Notwithstanding the foregoing, in the event that any portion of any Foreign Source Prepayment attributable to any Foreign Subsidiary cannot be made when due other than with the proceeds of a dividend from such Foreign Subsidiary (or of a dividend from another Foreign Subsidiary of which the first Foreign Subsidiary is a direct or indirect subsidiary) that would result in a material tax liability to the Borrower, then the requirement to make a prepayment with such portion shall be deferred until such time as such prepayment can be made with funds of the Borrower and the Subsidiaries that are available without resort to such a dividend.  “Foreign Source Prepayment” means, for any Foreign Subsidiary, (i) the portion of Excess Cash Flow for any fiscal year that is attributable to the financial results of such Foreign Subsidiary and (ii) any Net Proceeds arising from a Prepayment Event under paragraph (a), (b) or (c) of the definition of Prepayment Event in respect of any asset of such Foreign Subsidiary.

SECTION 2.12. Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.375% per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the earlier of (i) the Closing Date and (ii) June 1, 2012 to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the earlier to occur of (i) the Closing Date and (ii) June 1, 2012.  All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Initial Term Lender a fee, which shall accrue at the rate of 0.375% per annum on the daily unused amount of the Initial Term Commitment of such Lender

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during the period from and including June 1, 2012 to but excluding the earlier of (i) the Closing Date and (ii) the date on which such Initial Term Commitment terminates.  Accrued commitment fees shall be payable in arrears on the earlier to occur of (i) the Closing Date and (ii) the date on which such Initial Term Commitment terminates; provided that no such fee shall be payable to any Initial Term Lender that fails to make an Initial Term Loan to the Borrower on the Closing Date (and, if the Escrow Funding has occurred on the Escrow Funding Date, has failed to fund such Initial Term Loan on the Escrow Funding Date) in accordance with Section 2.01(a).  All such fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.  (a)  The Loans comprising each ABR Borrowing (including (i) each Swingline Loan and (ii) any Loan comprising the Escrow Funding, if applicable, which the Borrower has elected to be funded as an ABR Loan pursuant to the Escrow Request) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing (including any Loans comprising the Escrow Funding, if applicable, which the Borrower has elected to be funded as a Eurocurrency Loan pursuant to the Escrow Request) shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Subject to Section 2.24(b) (if applicable), accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on

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the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period; then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.15. Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Credit Party of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Credit Party hereunder (whether of principal, interest or otherwise), then, following receipt of a certificate pursuant to paragraph (c) of this Section, the Borrower will pay to such Lender, Issuing Bank or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Credit Party, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, following receipt of a certificate pursuant to paragraph (c) of this Section, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) If any Lender or Issuing Bank is claiming compensation under this Section 2.15, it shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and the basis for the calculation thereof as specified in paragraph (a) or (b) of this Section, which certificate shall be conclusive absent manifest error; provided that, in any such certificate, such Lender or Issuing Bank shall certify that the claim for compensation referred to therein is generally consistent with such Lender’s or Issuing Bank’s

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treatment of other borrowers of such Lender or Issuing Bank in the U.S. leveraged loan market with respect to similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.15, but such Lender or Issuing Bank, as the case may be, shall not be required to disclose any confidential or proprietary information therein.  This Section shall not be construed to require any Lender or Issuing Bank to make available its tax return (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an Escrow Release Payment pursuant to Section 2.24(e), but other than pursuant to Section 2.23), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice (including any telephonic notice) delivered or made pursuant hereto (including as a result of the revocation of any such notice), (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or pursuant to Section 2.21(e), then, in any such event, the Borrower shall after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent manifest error, the amount requested shall be conclusive), compensate each Lender for the loss, cost and expense attributable to such event, but excluding any losses of anticipated profits.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market, but shall exclude any losses of anticipated profits.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17. Taxes.  (a)  Withholding of Taxes; Gross-Up.  Each payment by a Loan Party under this Agreement or any other Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Credit Party for any

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Indemnified Taxes that are paid or payable by such Credit Party in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Credit Party delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f).  If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration,  obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit L-1, Exhibit L-2, Exhibit L-3 or Exhibit L-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a

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“controlled foreign corporation” described in  Section  881(c)(3)(C) of the Code;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g) Treatment of Certain Refunds.  If any Credit Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Credit Party, shall repay to such Credit Party the amount paid to such Credit Party pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Credit Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any Credit Party be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Credit Party in a less favorable position (on a net after-Tax basis) than such Credit Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank.  For purposes of Sections 2.17(e) and 2.17(f), the term “Lender” shall include each Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all

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amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of principal, interest or fees in different amounts or at different rates and the repayment of principal amounts of Loans at different times as a result of Extension Amendments, Incremental Facility Amendments, purchases of Term Loans pursuant to Purchase Offers under Section 2.23 or non-ratable prepayments of Classes of Loans pursuant to Section 2.10(c)), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.18(c), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.  Notwithstanding anything to the contrary herein, any amounts paid by a Loan Party for the account of a Lender that are applied or held pursuant to this Section 2.18(e) shall be deemed paid by such Loan Party to such Lender.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would reasonably be expected to eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any

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additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, it can reasonably be expected that such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph (c), the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated disregarding the Revolving Commitments of the Defaulting Lenders at such time) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

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(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(c) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (a “Restored Lender”), then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be reallocated in accordance with their Applicable Percentages and on such date such Restored Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Restored Lender to hold such Loans in accordance with its Applicable Percentage (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated including the Revolving Commitment of such Restored Lender but disregarding the Revolving Commitments of the Defaulting Lenders at such time).

SECTION 2.21. Incremental Facilities.  (a)  The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (ii) the establishment of Incremental Term Commitments, provided that (A) the aggregate amount of all the Incremental Revolving Commitment Increases established hereunder shall not exceed $25,000,000 and (B) the aggregate amount of all the Incremental Term Commitments and all Incremental Revolving Commitment Increases established hereunder shall not exceed the difference between (1) $100,000,000 and (2) the aggregate principal amount of Permitted Secured Indebtedness incurred after the Effective Date.  Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitment Increases or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitment Increase or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment Increase or Incremental Term Commitments, (y) the Borrower shall not be required to approach existing Lenders first to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment or offer any existing Lenders a right of first refusal to provide any Incremental Revolving Commitment Increase or Incremental Term Commitment and (z) any Person that the Borrower proposes to become a Lender under any Incremental Term Commitment or Incremental Revolving Commitment Increase, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Commitment Increase, each Issuing Bank and the Swingline Lender).

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(b) The terms and conditions of any Loans and Commitments pursuant to any Incremental Revolving Commitment Increase shall be the same as those of the Revolving Commitments and Revolving Loans of the Class that is being increased and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that the interest margin or commitment fees applicable to any Incremental Revolving Commitment Increase may exceed the interest margin or fees payable with respect to the Revolving Loans and/or Revolving Commitments pursuant to the terms of this Agreement, as amended through the date of such calculation, in which case the Applicable Rate and/or the fee payable pursuant to Section 2.12(a), in each case as in effect for the other Revolving Loans and Revolving Commitments, shall be automatically increased to eliminate such excess.  The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be set forth in the applicable Incremental Facility Agreement and may be different to those of the Term Commitments and the Term Loans (provided that, except with respect to matters contemplated by clauses (i), (ii) and (iii) below or customary for a “Term B” institutional loan tranche, any differences shall be reasonably satisfactory to the Administrative Agent); provided that (i) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Terms Loans, (ii) no Incremental Term Loan Maturity Date shall be earlier than the Initial Term Maturity Date and (iii) any Incremental Term Loan shall rank pari passu or junior in right of payment and of security with the Initial Term Loans and shall be secured only by the Collateral securing the Obligations.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Term Commitments and any Incremental Revolving Commitment Increase shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Term Commitments or Incremental Revolving Commitment Increase, as the case may be, and the Administrative Agent; provided that no Incremental Term Commitments or Incremental Revolving Commitment Increases shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments or Incremental Revolving Commitment Increases and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Revolving Commitment Increase or Incremental Term Loan Commitments and the making of Loans pursuant thereto (and assuming that the amount of any Incremental Revolving Commitment Increase is fully drawn), the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13, recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the Pro Forma Financial Statements) and (iv) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Term Commitments or Incremental Revolving Commitment Increase and the related transactions under this Section.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, provided that to the extent that any term of any such amendment could not be approved as an amendment of this Agreement by the Lenders providing such Incremental Term Commitments voting as a single Class without the approval of any other Lender, such amendment will be subject to the approval of the requisite Lenders required under this Agreement.

(d) Upon the effectiveness of an Incremental Term Commitment or Incremental Revolving Commitment Increase of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment Increase, (A) if the applicable Lender does not already have a Revolving Commitment, such Incremental Revolving Commitment Increase shall constitute the Revolving Commitment of such Lender as provided in the Incremental Facility Agreement applicable to such Incremental Revolving Commitment Increase, (B) if the applicable Lender already has a Revolving Commitment, the Revolving Commitment of such Lender shall be increased as provided in the Incremental Facility Agreement applicable to such Incremental Revolving Commitment Increase and (C) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment Increase, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment Increase, the Revolving Exposure of the Revolving Lender

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making such Incremental Revolving Commitment Increase, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitment Increase, each Revolving Lender shall assign to each Revolving Lender making such Incremental Revolving Commitment Increase, and each such Revolving Lender making such Incremental Revolving Commitment Increase shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment Increase.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.21(a) and of the effectiveness of any Incremental Term Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitment Increase, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(e).

SECTION 2.22. Extensions of Term Loans, Revolving Loans and Revolving Commitments.

(a) (i) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22.  Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class and which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall identical to the Term Loans of the Existing Term Loan Class from which they are to be extended, except that (v) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.10 or in the Incremental Facility Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.22(c) below) (provided that, for the avoidance of doubt, the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of the Existing Term Loan Class from which they are to be converted), (w)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (x) subject to the provisions set forth in Sections 2.10 and 2.11, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) as may be agreed between the Borrower and the Lenders thereof, (y) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Maturity Date and (z) the terms of any Extended Term Loans may also contain other differences from the Existing Term Loan Class from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Term Loan Class.  No Lender shall have any obligation to agree to have any of its Term Loans converted into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were converted.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments and/or Extended Revolving Commitments of any Class existing at the time of such request (each, an “Existing Revolving Commitment” and any related Revolving Loans under any such facility, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Commitments (any such Existing

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Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Loans, “Extended Revolving Loans”; each Extended Revolving Credit Commitment and related Extended Revolving Loans together an “Extended Revolving Class”) and to provide for other terms consistent with this Section 2.22.  Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments and which such request shall be offered equally to all such Lenders) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended except that (w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of such Existing Revolving Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Revolving Commitments may be different than those for such Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y)(A) the undrawn revolving commitment fee rate with respect to such Extended Revolving Class may be different than such rate for such Existing Revolving Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Maturity Date and (z) the terms of any Extended Revolving Commitments may also contain other differences from the Class of Existing Revolving Commitments from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Revolving Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.22 or otherwise, (1) the borrowing and repayment
(other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Class shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Class of Existing Revolving Commitments from which they were extended (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing, replacement letter of credit and swingline procedures of such Existing Revolving Commitment Class), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Existing Revolving Classes set forth in Section 9.04 and (3) subject to Section 2.08(b), permanent repayments of Extended Revolving Loans (and corresponding permanent reductions in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof.  No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Loans or Extended Revolving Commitments pursuant to any Extension Request.  Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Revolving Commitments of the Existing Revolving Class from which they were converted and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Revolving Commitments (or any earlier Extended Revolving Commitments) of an Existing Revolving Class subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments of the Existing Class or Existing Classes shall be converted to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in each such Extension Election (subject to rounding).  Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.04 and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the date on which the Swingline Loan has to be repaid and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

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(c) Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders.  In addition to any terms and changes required or permitted by Section 2.22(a), each Extension Amendment (i) shall amend the scheduled amortization payments pursuant to Section 2.10 or the applicable Incremental Facility Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were converted to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (ii) may amend this Agreement to ensure ratable participation in Letters of Credit and Swingline Loans between Extended Revolving Commitments and Existing Revolving Commitments. Notwithstanding anything to the contrary in this Section 2.22 and without limiting the generality or applicability of Section 9.02 to any Section 2.22 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22 Additional Amendments do not become effective prior to the time that such Section 2.22 Additional Amendments have been consented to (including, pursuant to (i) consents applicable to holders of Incremental Term Loans and Incremental Revolving Commitment Increases provided for in any Incremental Facility Agreement and (ii) consents applicable to holders of any Extended Term Loans or Extended Revolving Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22 Additional Amendments to become effective in accordance with Section 9.02.  It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.22 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.22 Additional Amendment.

In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Term Loans or Extended Revolving Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.02 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (x) in the case of the Existing Term Loans of each Extending Lender, the aggregate principal amount of such Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (y) in the case of the Existing Revolving Commitments of each Extending Lender, the aggregate principal amount of such corresponding Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted by such Lender on such date (and any related participations shall be reduced proportionately), and such Extended Revolving Commitments shall be established as a separate Class of Revolving Commitments from the corresponding Existing Revolving Commitment Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date) and (ii) if, on any Extension Date, any Loans of any Extending Lender are outstanding under an applicable Extended Revolving Commitment, such Loans shall be deemed to be allocated as Extended Revolving Loans and Existing Revolving Loans in the same proportion as such Extending Lender’s Existing Revolving Commitments to Extended Revolving Commitments.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Commitments of a given Extension Series, in each case to a given Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension

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Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Commitments (and related Revolving Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans  or Extended Revolving Commitments (and related Revolving Exposure) of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.22(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.22(c).

(f) No exchange or conversion of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.23. Loan Repurchases.  (a)  Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions to make Purchase Offers, each such Purchase Offer to be managed exclusively by J.P. Morgan Securities LLC or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Purchase Offer;

(iii) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) after giving effect to any purchase of Term Loans of the applicable Class or Classes pursuant to this Section 2.23, the sum of (x) the amount of unused and available Revolving Commitments and (y) the aggregate amount of all Unrestricted Cash of the Borrower and its Subsidiaries shall not be less than $50,000,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) if the Term Loans are rated by S&P and/or Moody’s at the time of any Purchase Offer, prior to commencing such Purchase Offer, the Borrower shall have discussed such proposed Purchase Offer with each (or both, as applicable) of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Purchase Offer shall not be deemed to be a “distressed exchange”;

(vii) if the Term Loans are rated by S&P and/or Moody’s at the time of any Purchase Offer, at the time of each purchase of Term Loans pursuant to such Purchase Offer, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Purchase Offer shall be deemed to be a “distressed exchange”;

(viii) no more than one Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Purchase Offers (regardless of Class) may be made in any one year;

(ix) the Borrower represents and warrants that no Loan Party shall have any MNPI that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer; and

(x) at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered

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to the Auction Manager an officer’s certificate of a Financial Officer certifying as to compliance with preceding clauses (ii), (iv), (vi), (vii) and (ix).

(b) The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer.  If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.23, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.23 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.23. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.24. Escrow Option.  (a)  On any Business Day (the “Escrow Funding Date”) after the Effective Date, if requested by the Borrower pursuant to an Escrow Request delivered to the Administrative Agent at least three Business Days prior to such Escrow Funding Date, (i) the Administrative Agent, the Escrow Agent and the Borrower will enter into the Escrow Agreement, (ii) (x) in accordance with Section 2.01(a)(i), each Initial Term Lender will fund Initial Term Loans in an aggregate principal amount equal to the amount of such Lender’s Initial Term Commitment hereunder (the aggregate amounts so funded by all Initial Term Lenders, the “Term Loan Facility Proceeds”) and (y) in accordance with Section 2.01(b)(i), each Revolving Lender will fund Revolving Loans in an aggregate principal amount equal to such Lender’s Applicable Percentage of the amount of the Revolving Borrowing specified by the Borrower in the Escrow Request (the aggregate amounts so funded by all Revolving Lenders, the “Escrowed Revolving Proceeds”) (provided that the Escrow Request shall set forth certifications by the Borrower that (A) the amount of Escrowed Revolving Proceeds would comply, as of the Escrow Funding Date, with the limitations set forth in the proviso to Section 2.01(b) and (B) the amount of the Revolving Borrowing specified in the Escrow Request is not greater than the amount of Transaction Costs anticipated by the Borrower on the Escrow Funding Date to be payable by the Borrower on the Closing Date), in each case, into the Escrow Account pursuant to the Escrow Agreement and (iii) the Borrower will deposit into the Escrow Account in immediately available funds (x) the amount of interest on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds that would accrue under Section 2.13(a) of the Credit Agreement (using the Alternate Base Rate in effect on the Escrow Funding Date (the “Specified Alternate Base Rate”) and the Applicable Rate in effect on the Escrow Funding Date), on such amounts as the Borrower has elected in the Escrow Request to be funded as ABR Loans, from and including the Escrow Funding Date until a Business Day after the Escrow Funding Date but not later than May 31, 2012 specified by the Borrower in the Escrow Request (the “Unwind Date”) (the amount determined pursuant to this clause (x) being the “Required ABR Interest Amount”) and (y) the amount of interest on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds that would accrue under Section 2.13(b) of the Credit Agreement (using the applicable Adjusted LIBO Rate for an Interest Period of one, two, three or six months commencing on the Escrow Funding Date and ending on or after the Unwind Date, as selected by the Borrower in the Escrow Request and using the Applicable Rate in effect on the Escrow Funding Date), on such amounts as the Borrower has elected in the Escrow Request to be funded as Eurocurrency Loans, in each case from and including the Escrow Funding Date until the Unwind Date (the amount determined pursuant to this clause (y) being the “Required LIBOR Interest Amount” and, together with the Required ABR Interest Amount, the “Required Interest Amount” and the Required Interest Amount, together with the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds, the “Escrowed Funds”), with the Escrowed Funds to be held in the Escrow Account pending their release in accordance with Section 3(b) or Section 3(c) of the Escrow Agreement, but in any event not later than the Unwind Date (the fundings of the Term Loan Facility Proceeds, the Escrowed Revolving Proceeds and the Required Interest

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Amount, the “Escrow Funding”); provided that the Lenders shall not be required to fund the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds on the Escrow Funding Date unless the conditions set forth in Section 4.02 are satisfied (or have been waived in accordance with Section 9.02) on the Escrow Funding Date.  The Loans comprising the Escrowed Funds shall be deemed to have been borrowed on the Escrow Funding Date for all purposes of this Agreement.

(b) If the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24(a) and any Interest Payment Date occurs with respect to any of the Loans comprising the Escrowed Funds prior to the release of the Escrowed Funds in accordance with the Escrow Agreement, the amount of interest payable on such Interest Payment Date shall be deferred and shall instead be payable out of the Escrowed Funds (or by the Borrower, in the event of any insufficiency) on either the Closing Date (in the case of a release of the Escrowed Funds pursuant to Section 3(b) of the Escrow Agreement) or the Escrow Repayment Date (in the case of a release of the Escrowed Funds pursuant to Section 3(c) of the Escrow Agreement) (any such amounts, the “Deferred Interest Amounts”).

(c) If the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24(a) and, on any day (an “ABR Increase Date”) prior to the earlier of the Closing Date or the Escrow Repayment Date (as defined in Section 2.24(d)), there is an increase in the Alternate Base Rate above the Specified Alternate Base Rate determined pursuant to Section 2.24(a) (such increased rate, the “Increased Alternate Base Rate”), on or prior to the third Business Day following notification of such ABR Increase to the Borrower by the Administrative Agent, subject to Section 2.24(d) below, the Borrower will deposit in the Escrow Account in immediately available funds an amount equal to the excess of (i) the amount of interest on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds that would accrue under Section 2.13(a) of the Credit Agreement (using the Increased Alternate Base Rate in effect on the ABR Increase Date and the Applicable Rate in effect on the Escrow Funding Date), on such amounts as the Borrower has elected in the Escrow Request to be funded as ABR Loans, from and including the ABR Increase Date until the Unwind Date over (ii) the amount of interest on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds that would accrue under Section 2.13(a) of the Credit Agreement (using the Specified Alternate Base Rate and the Applicable Rate in effect on the Escrow Funding Date), on such amounts as the Borrower has elected in the Escrow Request to be funded as ABR Loans, from and including the ABR Increase Date until the Unwind Date (such excess amount, a “Supplemental Required Interest Amount”), and upon the deposit of any such Supplemental Required Interest Amount in the Escrow Account, such Supplemental Required Interest Amount shall be deemed to become part of the Escrowed Funds for all purposes of this Agreement and the Escrow Agreement.  For the avoidance of doubt, this Section 2.24(c) shall also apply to any further increases in the Alternate Base Rate following the ABR Increase Date.

(d) If the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24(a) and, at any time at or prior to 12:00 noon, New York City time, on the Unwind Date, the conditions set forth in Section 4.03 and Section 3(b) of the Escrow Agreement have been satisfied, the Administrative Agent shall deliver to the Escrow Agent a certificate in the form of Exhibit A to the Escrow Agreement (the “Agent Escrow Release Certificate”) in accordance with Section 3(b) of the Escrow Agreement, directing the release and immediate transfer of the Escrowed Funds to the Borrower on the Closing Date as directed by Borrower.  Upon the release and transfer of the Escrowed Funds to the Borrower in accordance with Section 3(b) of the Escrow Agreement, the Escrowed Funds shall be applied by the Borrower on the Closing Date in accordance with Section 5.11, with any Deferred Interest Amounts to be applied in accordance with Section 2.24(b); provided that, in the event that the amount of the Escrowed Revolving Proceeds exceeds the Transaction Costs or Revolving Loans representing the amount of the Escrowed Revolving Proceeds would not otherwise be permitted to be borrowed on the Closing Date due to the operation of the proviso to Section 2.01(b) hereof, the amount of such excess or all of the Escrowed Revolving Proceeds, as the case may be, shall be applied by the Borrower to prepay Revolving Loans on the Closing Date immediately after the release of the Escrowed Funds pursuant to Section 3(b) of the Escrow Agreement; provided, further, that any such prepayment of Revolving Loans shall not reduce the Lenders’ Revolving Commitments hereunder.

(e) If the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24(a) and either (i) the Merger is abandoned by the Borrower, the Commitments under this Agreement are voluntarily terminated in full by the Borrower or the Merger Agreement is terminated, in any case, prior to the consummation of the Merger (and the Borrower has delivered to the Administrative Agent a certificate to this effect, signed by a Financial Officer of the Borrower) (the date of receipt of such certificate, the “Termination Date”) or (ii) the Unwind Date occurs and the Agent Escrow Release Certificate is not delivered to the Escrow Agent at or prior to 12:00 noon, New York City time, on the Unwind Date, then the Initial Term Loans and the Revolving Loans shall automatically become due and payable on the earlier of the Termination Date and the Unwind Date (such earlier date, the “Escrow Repayment Date”) and, on the Escrow Repayment Date, the Administrative Agent shall deliver to the Escrow Agent a confirmation in the form of Exhibit B to the Escrow Agreement (the “Escrow Unwind Confirmation”) in accordance with Section 3(c) of the Escrow Agreement, directing the release and immediate transfer of the Escrowed Funds to the Administrative Agent as directed by the Administrative Agent.  Upon the release and transfer of the Escrowed Funds to the Administrative Agent on the Escrow Repayment Date in accordance with Section 3(c) of the Escrow Agreement, the Administrative Agent shall apply the Escrowed Funds, first, to pay the principal and accrued interest (including

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any Deferred Interest Amounts) on the Initial Term Loans and the Revolving Loans (the “Escrow Release Repayment”), second, to pay any amounts determined by the Administrative Agent to be due to the Lenders in respect of breakage pursuant to Section 2.16 (such amounts, “Escrow Breakage Amounts”) and, then, to the extent any amounts remain after such payment, to return such excess amounts to the Borrower.  In addition, to the extent that the amount of the Escrowed Funds (as supplemented by any prior Supplemental Required Interest Amounts deposited in the Escrow Account pursuant to Section 2.24(c)) is not sufficient to pay the full amount of the Escrow Release Repayment and any Escrow Breakage Amounts, on the Escrow Repayment Date, the Borrower shall pay to the Administrative Agent in immediately available funds an amount equal to any shortfall and the Administrative Agent shall apply such amount to pay the principal of and accrued interest on the Initial Term Loans and the Revolving Loans and any Escrow Breakage Amounts.

(f) In the event that the Escrow Funding is made on the Escrow Funding Date pursuant to Section 2.24(a), as security for the payment or performance, as the case may be, in full of the Obligations, the Borrower hereby grants to the Administrative Agent and its successors and assigns, for the benefit of the Secured Parties, from the Escrow Funding Date until the release of the Escrowed Funds from the Escrow Account in accordance with Section 3(b) or  Section 3(c) of the Escrow Agreement, as the case may be, a security interest in all of the Borrower’s right, title and interest in, to and under the Escrow Account (and any successor accounts), any cash deposited therein and any Proceeds (as defined in the Uniform Commercial Code) thereof (collectively, the “Escrow Collateral”).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on the Closing Date (or, with respect to Section 3.07(b) only, on the Effective Date) and on each other date on which representations and warranties are made or deemed made hereunder (it being understood that, where any  representation or warranty specifically refers to information as of the Effective Date, the Borrower shall be making a representation and warranty on the Closing Date and on each other date on which representations and warranties are made or deemed made hereunder that such representation or warranty was true and accurate as of the Effective Date) that:

SECTION 3.01. Organization; Powers.  The Borrower and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Financing Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts.  The Financing Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with, as applicable, the initial funding of Loans on the Closing Date or, if applicable, the Escrow Funding Date, and the release of the Escrowed Funds to the Borrower on the Closing Date, will be obtained or made and are (or will so be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Requirements of Law, including any material order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any Subsidiary, (d) except as could not reasonably be expected to result in a Material Adverse Effect, will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or material instrument binding upon the Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

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SECTION 3.04. Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Administrative Agent (i) consolidated balance sheets of the Borrower as at December 31, 2010, December 31, 2009 and December 31, 2008 and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended at December 31, 2010, December 31, 2009 and December 31, 2008, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accounting firm, and (ii) an unaudited consolidated balance sheet of the Borrower as at the end of, and related statements of income and cash flows of the Borrower for, the fiscal quarter and the portion of the fiscal year ended September 30, 2011 (and comparable periods for the prior fiscal year), certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to changes from normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.  The Borrower has also heretofore furnished to the Administrative Agent (A) consolidated balance sheets of the Company as at December 31, 2010, December 31, 2009 and December 31, 2008 and related statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended at December 31, 2010, December 31, 2009 and December 31, 2008, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accounting firm, and (B) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of income and cash flows of the Company for, the fiscal quarter and the portion of the fiscal year ended September 30, 2011 (and comparable periods for the prior fiscal year), certified by the chief financial officer of the Company.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (B) above.

(b) The Borrower has heretofore furnished to the Administrative Agent a pro forma consolidated balance sheet of the Borrower and the Subsidiaries as at the end of, and related pro forma statements of income of the Borrower for, the fiscal quarter and the portion of the fiscal year ended September 30, 2011, prepared giving effect to the Transactions as if the Transactions had occurred on such date or at the beginning of such period, as the case may be (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements (i) have been prepared by the Borrower in good faith, based on assumptions believed by the Borrower on the Effective Date to be reasonable, (ii) are believed by the Borrower to be based on the best information reasonably available to the Borrower as of the date of delivery thereof after due inquiry, (iii) accurately reflect in all material respects all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of such date as if the Transactions had occurred on such date.

(c) Since December 31, 2010, there has been no event or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect (provided that, if the Closing Date occurs, the Lenders shall be deemed to have agreed that, during the period from and including December 31, 2010 to and including the Closing Date, there has been no event or condition that has resulted, or could reasonably be expected to result, in a Material Adverse Effect).

SECTION 3.05. Properties.  (a)  The Borrower and each Subsidiary has good title to, or valid leasehold interests in, or easements, licenses or other limited property interests sufficient for its use thereof in, all its property material to its business (including its Mortgaged Properties, but other than Intellectual Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title, leasehold interest, easement, license or other limited property interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Subsidiary owns or has the right to use, all patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property that is necessary for the conduct of its business as currently conducted, except to the extent any such failure to own or have the right to use such patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property, in each case, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this representation shall not be construed as a representation of non-infringement of Intellectual Property, which is addressed in the next sentence of this Section 3.05(b).  To the knowledge of the Borrower and the Subsidiaries, no patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases or other Intellectual Property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases or other Intellectual Property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, each patent, trademark, copyright, license, technology, software, domain name, confidential proprietary

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database or other Intellectual Property that, individually or in the aggregate, is material to the business of the Borrower and the Subsidiaries (or to the business of the Borrower and the Domestic Subsidiaries) is owned by or licensed to the Borrower or another Loan Party.

(c) Schedule 3.05 sets forth the address of each real property that constitutes (or the leasehold interest in respect of which constitutes) a Mortgaged Property as of the Closing Date, as well as that of the DC Leasehold, and the proper jurisdiction for filing of Mortgages in respect thereof.  As of the Closing Date, none of the Borrower or any Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any such Mortgaged Property or the DC Leasehold or any Disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any such Mortgaged Property, the DC Leasehold or any interest therein; provided that, for the avoidance of doubt, Schedule 3.05 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date, in accordance with Section 1.05.

SECTION 3.06. Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) adversely affect any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws.  (a)  The Borrower and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) As of the Effective Date (i) each of CoStar Group, Inc. and CoStar Realty Information, Inc., are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, and (ii) the Financing Transactions to be entered into by CoStar Group, Inc. and CoStar Realty Information, Inc. are within their corporate or organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or equityholder action of CoStar Group, Inc. and CoStar Realty Information, Inc.

SECTION 3.08.  Investment Company Status.  None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Labor Matters.  (a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws and, in each case, the regulations thereunder, (ii) no Plan has failed to satisfy its “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.  The present value of all accumulated benefit obligations under each Plan (in each case based on the assumptions used for purposes of Accounting Standards Codification Topic 715), did not, individually or in the aggregate, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of each Plan or of all underfunded Plans (as applicable) by

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an amount that, if required to be paid as of such date by the Borrower or its ERISA Affiliates, could reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to their knowledge, threatened, that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, except for any violation or violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary, except for any failure to pay or accrete that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Subsidiaries and Joint Ventures; Disqualified Equity Interests.  (a)  Schedule 3.11A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Excluded Subsidiary.  The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 3.11A, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary; provided that, for the avoidance of doubt, Schedule 3.11A shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date, in accordance with Section 1.05.

(b) Schedule 3.11B sets forth, as of the Effective Date, all outstanding Disqualified Equity Interests, if any, in the Borrower or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests; provided that, for the avoidance of doubt, Schedule 3.11B shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date, in accordance with Section 1.05.

SECTION 3.12. Insurance.  Schedule 3.12 sets forth a description of each material policy of insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date; provided that, for the avoidance of doubt, Schedule 3.12 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date, in accordance with Section 1.05.

SECTION 3.13. Solvency.  On the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.14. Disclosure.  None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole, and excluding any information of a general economic or industry nature, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (iii) no assurance can be given by the Borrower that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

SECTION 3.15. Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto and effectiveness thereof, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created

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under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements in such filing offices, prior and superior to the rights of any other Person, but subject to Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing or recording in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired or developed by the Loan Parties after the Closing Date).

(d) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto.

SECTION 3.16. Federal Reserve Regulations.  None of the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets of the Borrower and the Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.17. Closing Date Representation.  As of the Closing Date, the incurrence of the Loans, the release of the Escrowed Funds (if applicable) and the provision of the Guarantees, in each case under the Loan Documents, and the granting of the security interests in the Collateral to secure the Loan Document Obligations, do not conflict in any material respect with the organizational documents of the Borrower or any Subsidiary Loan Party or any material laws binding on the Borrower or any Subsidiary Loan Party or any of their respective properties.

SECTION 3.18. Anti-Terrorism Laws.  (a) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is, to its knowledge, otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to any material limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to

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obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a completed Perfection Certificate (which shall be prepared on the basis that the Merger and the other Transactions to occur on the Closing Date shall actually occur on the Effective Date) dated the Effective Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code filings made with respect to the Borrower and the Designated Subsidiaries in their respective jurisdictions of organization, delivered at least five Business Days prior to the Effective Date.

(c) The Administrative Agent and the Arranger shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or the Arranger in writing at least 10 days prior to the Effective Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) The Administrative Agent shall have received the Pro Forma Financial Statements described in Section 3.04(b).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, this Agreement shall not become effective unless the foregoing conditions are satisfied (or waived in accordance with Section 9.02) at or prior to 11:59 p.m., New York City time, on February 16, 2012.

SECTION 4.02. Escrow Funding Date.  The obligations of the Term Lenders and the Revolving Lenders to fund Term Loans and Revolving Loans on the Escrow Funding Date pursuant to Section 2.01(a)(i) and (b)(i), respectively, and Section 2.24 shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Administrative Agent and the Escrow Agent shall have received an Escrow Request from the Borrower at least three Business Days prior to the Escrow Funding Date.

(b)  The Administrative Agent shall have received from each party to the Escrow Agreement either (i) a counterpart of the Escrow Agreement signed on behalf of such party or (ii) evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a signed counterpart of the Escrow Agreement) that such party has signed a counterpart of the Escrow Agreement.

(c) On the Escrow Funding Date, the Borrower shall have deposited into the Escrow Account the Required Interest Amount in accordance with the Escrow Agreement.

SECTION 4.03. Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24, the release of the Escrowed Funds to the Borrower on the Closing Date) shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of each of (i) Simpson Thacher & Bartlett LLP, New York counsel for the Borrower and (ii) local counsel for the Borrower in each jurisdiction in which any Subsidiary Loan Party is incorporated or organized, and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case substantially in the form previously agreed to by the Administrative Agent prior to the Effective Date or otherwise reasonably acceptable to the Administrative Agent; provided that no opinion shall be required to be delivered on the Closing Date with respect to Virtual Premise, Inc.

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(b) The Administrative Agent shall have received (i) true and complete copies of the Organizational Documents of each Person that is a Loan Party as of the Closing Date and a copy of the resolutions, substantially in the form of authorizing resolutions attached to Exhibit O hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Loan Party as of the Closing Date (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (B) in the case of the Borrower, the extensions of credit hereunder, together with such certificates relating to the good standing of each Person that is a Loan Party as the Administrative Agent may reasonably request and (ii) a certificate of each Person that is a Loan Party as of the Closing Date, dated the Closing Date, substantially in the Form of Exhibit O hereto or otherwise reasonably satisfactory to the Administrative Agent, with appropriate insertions, executed by an Authorized Officer of such Loan Party, and attaching the documents referred to in clause (b)(i) above.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Borrower, substantially in the form of Exhibit P hereto or otherwise reasonably satisfactory to the Administrative Agent, confirming compliance with the conditions set forth in paragraphs (g)(i) and (h) of this Section and in paragraph (a) of Section 4.04.

(d) All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Supplemental Letter, to the extent invoiced at least one Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowing hereunder on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date, the release of the Escrowed Funds on the Closing Date), have been, or will be substantially simultaneously, paid.

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received an updated Perfection Certificate (which shall be prepared on the basis that the Merger and the other Transactions occur on the Closing Date) dated the Closing Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and the Designated Subsidiaries in their respective jurisdictions of organization, delivered at least five Business Days prior to the Closing Date; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (i) the execution and delivery of the Collateral Agreement by the Loan Parties, (ii) creation of and perfection of security interests in intercompany Indebtedness and in the Equity Interests of (A) the Domestic Subsidiaries of the Borrower and (B) the Company, and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date, the release of the Escrowed Funds on the Closing Date) (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.13 (or such later date as the Administrative Agent may agree)).

(f) The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Secured Parties and the Administrative Agent as additional insured and the Administrative Agent, for the benefit of the Secured Parties, as loss payee thereunder, in each case as specified and to the extent required under Section 5.08.

(g) (i) The Merger shall have been consummated or shall be consummated substantially simultaneously with the initial funding of Loans on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date, the release of the Escrowed Funds on the Closing Date) in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by the Borrower thereto and (ii) any such modification, amendment, consent or waiver of, or with respect to, the Merger Agreement by the Borrower shall not be materially adverse to the interests of the Lenders, except to the extent consented to in writing by the Required Lenders (it being understood that (i) any increase in the Company Share Cash Consideration (as defined in the Merger Agreement) or Preferred Share Cash Consideration (as defined in the Merger Agreement) and (ii) any modification, amendment, consent or waiver relating to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Lenders; provided that (x) any reduction in the purchase price of the Merger shall not be deemed to be materially adverse to the Lenders and (y) 56% of any reduction

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in the cash consideration portion of the Merger Consideration shall be allocated to reduce the Term Commitments on a dollar for dollar basis).  The Administrative Agent shall have received copies of the Merger Agreement and all material certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(h) After giving effect to the Transactions (including, if the Escrow Funding has been made on the Escrow Funding Date, the release of the Escrowed Funds on the Closing Date), (i) none of the Borrower or any Subsidiary shall have outstanding any Disqualified Equity Interest or any Indebtedness for borrowed money (other than intercompany Indebtedness), other than (A) Indebtedness incurred under the Loan Documents, (B) short-term unsecured working capital facilities, Capital Lease Obligations and deferred purchase price obligations, in each case incurred in the ordinary course of business by the Borrower, the Company and their subsidiaries, (C) Indebtedness of the Company permitted to be incurred by the Merger Agreement (without giving effect to any amendment or waiver thereof), (D) any preferred stock (other than Disqualified Equity Interests) not requiring the payment of any dividends (other than dividends payable solely in Qualified Equity Interests) and (E) other Indebtedness permitted by Section 6.01 or otherwise consented to by the Arranger, such consent not to be unreasonably withheld.

(i) The Lenders shall have received a certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit K (or other form reasonably acceptable to the Administrative Agent) confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to be effected on the Closing Date (including, if the Escrow Funding has been made on the Escrow Funding Date, the release of the Escrowed Funds on the Closing Date and the application thereof in accordance with Section 5.11).

(j) Except as set forth on Schedule 4.10(ii) of the Company Disclosure Schedule (as defined in the Merger Agreement and without giving effect to any amendments, supplements or other changes thereto after April 27, 2011), since December 31, 2010, there shall not have been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company; provided that the foregoing condition will be deemed to be satisfied if the Administrative Agent has not received notice on or prior to the Closing Date from Lenders having Commitments representing at least 66⅔% of the aggregate Commitments that such Lenders believe a Company Material Adverse Effect has occurred.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  For the avoidance of doubt, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24, the release of the Escrowed Funds to the Borrower on the Closing Date) shall not become effective or otherwise occur unless and until each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02).

SECTION 4.04. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (or, on the Closing Date, solely the Specified Representations) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) Other than in the case of any Borrowing or issuance of any Letter of Credit on the Closing Date, at the time of and immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b); provided, however, that none of the provisions of Section 4.04 shall apply to, or be conditions to, the Escrow Funding to occur on the Escrow Funding Date, if applicable, the only conditions of which are set forth in Section 4.02.

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It is understood and agreed that, notwithstanding any provision of the Loan Documents to the contrary, (A) no Lender shall be relieved or released from its obligations and commitment to fund all Initial Term Loans and/or the requested amount of Revolving Loans under each Lender’s Initial Term Commitment and/or Revolving Commitment, as applicable, on the Escrow Funding Date (in the event that the Escrow Funding has been requested by the Borrower to occur and the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.02) on or prior to such date) or on the Closing Date (in the event that the Escrow Funding does not occur and the conditions set forth in Section 4.03 are satisfied (or waived in accordance with Section 9.02) on or prior to such date), (B) in the event that the Escrow Funding has occurred, all Escrowed Funds shall be released and transferred to the Borrower in accordance with, and subject to the conditions set forth in, Section 2.24(c) on the Closing Date and (C) each Lender shall be fully obligated and required to (and it shall not be a condition precedent to), and shall actually, fund all Initial Term Loans and/or the requested amount of Revolving Loans under such Lender’s Initial Term Commitment and/or Revolving Commitment, as applicable, on the Escrow Funding Date  or on the Closing Date, as applicable, in the case of each of clauses (A), (B) and (C) above, notwithstanding that a Default or Event of Default may have occurred and/or be continuing on or prior to any such date or at any time during the period between and including each of the Effective Date and the Closing Date; provided that the occurrence of the Closing Date, the funding of Loans by the Lenders to the Borrower on the Closing Date (or, if the Escrow Funding has been made on the Escrow Funding Date pursuant to Section 2.24, the release of the Escrowed Funds to the Borrower on the Closing Date) or the issuance of Letters of Credit by any Issuing Bank on the Closing Date shall not be deemed to constitute a waiver, by implication or otherwise, of any such Default or Event of Default.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP  or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, so long as the Borrower shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12

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and 6.13 as of the last day of the fiscal period covered by such financial statements, (iii) stating whether any change in GAAP or in the application thereof (that could reasonably be expected to affect, in any material respect, any financial calculations or ratios required to be determined under this Agreement) has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate, (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided, (v) solely in the case of any delivery of financial statements under clause (a) above, setting forth a reasonably detailed calculation of Excess Cash Flow for the applicable fiscal year, (vi) identifying as of the date of such Compliance Certificate each Subsidiary that (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11A or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary and (vii) setting forth a complete and correct schedule, in the form of Schedule III to the Collateral Agreement, of all Intellectual Property owned by each Loan Party, including all applications filed by such Loan Party, either itself or through any agent, employee, licensee or designee, for any Patent, Trademark or Copyright (or for the registration of any Patent, Trademark or Copyright) (each as defined in the Collateral Agreement) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, in existence on the date thereof and not theretofore disclosed to the Administrative Agent on Schedule III to the Collateral Agreement, as supplemented from time to time in accordance herewith; provided that any Compliance Certificate required to be delivered pursuant to this Section 5.01(c) prior to the Closing Date shall not be required to certify, or set forth information with respect to, the matters described in clauses (ii), (iv), (v) and (vii) of this Section 5.01(c).

(d) on and after the Closing Date and concurrently with each delivery of financial statements under clause (a) above, a certificate of an Authorized Officer or a Financial Officer of the Borrower confirming that, since the date of the Perfection Certificate delivered on the Effective Date, as supplemented by the updated Perfection Certificate delivered on the Closing Date and as supplemented by the certificates delivered pursuant to this Section 5.01(d), there has been no change in the information set forth in Schedules 1 and 2A therein or identifying all such changes in the information set forth therein;

(e)  on and after the Closing Date and not later than five days after any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Section 6.12 or 6.13 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)  concurrently with each delivery of financial statements under clause (a) above, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any formal revisions to such budget (it being understood and acknowledged that a consolidated budget for the fiscal year ending December 31, 2012 was delivered by the Borrower to the Administrative Agent prior to the Effective Date);

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or with the USA PATRIOT Act, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

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Information required to be delivered pursuant to clause (a), (b) or (g) of this Section  or referred to in Section 3.04(a) shall be deemed to have been delivered or furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent (acting reasonably).

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following, in each case after it obtains knowledge thereof:

(a) the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries.  If any Subsidiary is formed or acquired (a) after the Effective Date but on or prior to the Closing Date, the Borrower will, on the Closing Date, notify the Administrative Agent thereof and cause the condition precedent set forth in Section 4.03(e) to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party or (b) after the Closing Date, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may reasonably agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

SECTION 5.04. Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  With respect to any change referred to in the preceding sentence, the Borrower shall, within 30 days of such change, make all filings under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The provisions of this Section 5.04 shall apply only on and after the Closing Date.

SECTION 5.05. Existence; Conduct of Business.  (a)  The Borrower and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

(b) The Borrower and each Subsidiary will take all actions reasonably necessary in its reasonable business judgment to protect all material patents, trademarks, copyrights, licenses, technology, software, domain names, confidential proprietary databases and other Intellectual Property necessary to the conduct of its business, including (i) protecting the

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secrecy and confidentiality of the material confidential information and trade secrets of the Borrower or such Subsidiary, (ii) taking all actions reasonably necessary to ensure that none of the material trade secrets of the Borrower or such Subsidiary shall fall into the public domain and (iii) protecting the secrecy and confidentiality of the material source code of all computer software programs and applications owned or licensed by the Borrower or such Subsidiary, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations.  The Borrower and each Subsidiary will pay its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) the validity or amount of such obligation is being contested in good faith by appropriate proceedings and the Borrower or Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP.

SECTION 5.07. Maintenance of Properties.  The Borrower and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08. Insurance.  The Borrower and each Subsidiary will maintain, with financially sound and reputable insurance companies (as determined in good faith by the Borrower), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (as determined in good faith by the Borrower).  On and after the Closing Date, each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy, name the Secured Parties and the Administrative Agent, as additional insureds thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.  On and after the Closing Date, the Borrower shall use commercially reasonable efforts to ensure that each such policy provides for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

SECTION 5.09. Books and Records; Inspection and Audit Rights.  The Borrower and each Subsidiary will keep proper books of record and account in which full, true and correct entries that are in all material respects in accordance with GAAP and applicable law  The Borrower and each Subsidiary will permit the Administrative Agent (and Lenders acting in conjunction with the Administrative Agent) and any agent designated by any of the foregoing, upon reasonable prior notice during regular business hours (in each case to the extent it is within the Borrower’s or such Subsidiary’s, as applicable, control to so permit), (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested provided that (a) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein and (b) unless an Event of Default shall have occurred and be continuing, the Lenders, coordinating through the Administrative Agent, shall exercise such rights only once during any calendar year, at the Borrower’s expense.  Notwithstanding anything to the contrary in this Section or in Section 5.01(i), none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10. Compliance with Laws.  The Borrower and each Subsidiary will comply with all Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit.  The proceeds of the Initial Term Loans (whether made on the Closing Date or released to the Borrower on the Closing Date in accordance with Section 3(b) of the Escrow Agreement, if applicable) will be used on the Closing Date solely to pay the Transaction Costs and Merger Consideration.  The proceeds of the Revolving Loans made on the Closing Date (or released to the Borrower on the Closing Date in accordance

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with Section 3(b) of the Escrow Agreement, if applicable) will be used on the Closing Date to pay the Transaction Costs (which in any event shall include an amount sufficient to fund any original issue discount or upfront fees required to be funded on the Closing Date) and as otherwise provided in Section 2.24(d).  The proceeds of the Revolving Loans and Swingline Loans after the Closing Date will be used solely for working capital and other general corporate purposes of the Borrower and the Subsidiaries.  Letters of Credit will be used by the Borrower and the Subsidiaries after the Closing Date for general corporate purposes.  Notwithstanding anything to the contrary in this Agreement, the proceeds of the Loans may not be used to fund any purchase or acquisition (including a Permitted Acquisition) that is preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Borrower or any Subsidiary.

SECTION 5.12. Further Assurances.  On and after the Closing Date, subject to any applicable limitations set forth in the Security Documents and in the definition of the term “Collateral and Guarantee Requirement”, the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Borrower and the other Loan Parties.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Subject to any applicable limitations set forth in the Security Documents and in the definition of the term “Collateral and Guarantee Requirement”, if any assets (including any owned real estate or improvements thereto (but not any leased real property) or any interest therein) with a fair market value (determined in good faith by the Borrower at the time of acquisition of such assets) in excess of $2,500,000 (individually) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Excluded Assets and other assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent (who shall notify the Lenders) thereof and will promptly cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in the definition of the term “Collateral and Guarantee Requirement”, all at the expense of the Borrower and the other Loan Parties.

SECTION 5.13. Certain Post-Closing Collateral Obligations and Delivery of Schedule 5.13.  As promptly as practicable after the Closing Date, and in any event within the time period after the Closing Date set forth therefor in Schedule 5.13, the Borrower and each other Loan Party will satisfy all requirements set forth on Schedule 5.13, including, but not limited to, the delivery of all Mortgages set forth on Schedule 5.13 that would have been required to be delivered on the Closing Date but for the final sentence of Section 4.03(e), and take or cause to be taken such other actions as may be necessary to comply with the Collateral and Guarantee Requirement with respect to such Mortgages, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.  The Borrower will deliver Schedule 5.13 (in form reasonably satisfactory to the Administrative Agent) on the Closing Date with such time periods as reasonably agreed between the Borrower and the Administrative Agent (which shall be authorized to negotiate such periods without any consent from any other Credit Party).

SECTION 5.14. Status of Obligations.   In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

For the avoidance of doubt, it is understood and agreed that this Article V will apply to the Company and its subsidiaries only on and after the Closing Date.

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ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.  (a)  None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii)  Permitted Secured Indebtedness; provided that (A) the aggregate amount of all Permitted Secured Indebtedness (and Refinancing Indebtedness in respect thereof that is incurred in reliance on this clause (a)(ii)) incurred after the Effective Date shall not exceed the difference between (1) $100,000,000 and (2) the aggregate principal amount of the Incremental Term Commitments and Incremental Revolving Commitment Increases established under Section 2.21, (B) no Event of Default shall have occurred and be continuing or would result therefrom, and (C) after giving effect to the incurrence of such Permitted Secured Indebtedness, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the Pro Forma Financial Statements) and any Refinancing Indebtedness in respect of any of the foregoing (provided that any such Refinancing Indebtedness shall also satisfy the requirements set forth in the definition of the term “Permitted Secured Indebtedness”);

(iii) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof (provided that Schedule 6.01 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date);

(iv) Indebtedness of (A) any Subsidiary to the Borrower or any other Subsidiary; provided that any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and shall be evidenced by the Intercompany Note, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) to the extent permitted by Section 6.04, any Subsidiary that is not a Loan Party owing to any Loan Party; provided that any such Indebtedness shall be evidenced by the Intercompany Note;

(v) Guarantees incurred in compliance with Section 6.04;

(vi) Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement, expansion or improvement of any fixed or capital assets; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement, expansion or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing, repairing, replacing, expanding or improving such fixed or capital assets (it being understood that property subject to a Capital Lease Obligation not entered into as part of a Sale/Leaseback Transaction will be deemed acquired at the time such Capital Lease Obligation becomes effective) or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations and Refinancing Indebtedness) incurred in reliance on this clause (vi) shall not exceed $20,000,000 at any time outstanding;

(vii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing;

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provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $25,000,000 at any time outstanding;

(viii) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business; provided that such Indebtedness (other than with respect to credit or purchase cards) shall be repaid in full within ten Business Days of the incurrence thereof;

(ix) Indebtedness in respect of (A) letters of credit, bankers’ acceptances, bank guarantees or similar instruments or facilities issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(x) Indebtedness of the Borrower or any Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(xi) Permitted Unsecured Indebtedness in an aggregate principal amount, when combined with the aggregate principal amount of any Permitted Non-Loan Party Indebtedness incurred pursuant to clause (xii) below, not exceeding $200,000,000 at any time outstanding;

(xii) Permitted Non-Loan Party Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(xiii) other Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Loan Parties permitted by this clause (xiii) shall not exceed $10,000,000 at any time outstanding;

(xiv) unsecured Indebtedness in respect of (A) obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xv) obligations of the Borrower or any Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money;

(xvi) unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Borrower, in each case to the extent permitted by Section 6.08; and

(xvii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvi) above.

(b) The Borrower will not permit any Subsidiary to issue any preferred Equity Interests, except preferred Equity Interests issued to and held by the Borrower or any other Subsidiary (and, in the case of any preferred Equity Interests issued by any Subsidiary Loan Party, such preferred Equity Interests shall be held by the Borrower or a Subsidiary Loan Party).

SECTION 6.02. Liens.  (a)  None of the Borrower or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

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(iii) any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (A) such Lien shall not attach to any other asset of the Borrower or any Subsidiary other than after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof and (B) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof (provided, further, that Schedule 6.02 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date);

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not attach to any other asset of the Borrower or any Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01(a)(vii), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof, and (C) such Lien shall secure only those obligations (or, in the case of any such obligations constituting Indebtedness, any Refinancing Indebtedness in respect thereof permitted by Section 6.01) that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated);

(v) Liens securing Capital Lease Obligations and Liens on fixed or capital assets acquired, constructed, repaired, replaced, expanded or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure only Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) permitted by clause (vi) of Section 6.01(a) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not attach to any asset of the Borrower or any Subsidiary other than the assets financed by such Indebtedness, accessions thereto and the proceeds and products thereof; provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) any agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.05, in each case, solely to the extent such sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such agreement;

(viii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(ix) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(x) ground leases in respect of real property on which facilities owned or leased by any of the Subsidiaries are located;

(xi) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Subsidiaries in the ordinary course of business

(xii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

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(xiii) Liens deemed to exist in connection with Investments in repurchase agreements under clause (f) of the definition of the term “Permitted Investments”;

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvi) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(xviii) Liens on the Collateral securing Permitted Secured Indebtedness;

(xix) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and

(xx) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness, if such satisfaction or discharge is permitted hereunder.

(b) Notwithstanding the foregoing, (i) no Liens on any Intellectual Property that is Collateral shall be permitted at any time, other than pursuant to Section 6.02(a)(i), (ii), (iii), (iv), (vi), (vii), (xvii) or (xviii) and (ii) neither the Borrower, nor any Subsidiary that is a Designated Subsidiary as of the Effective Date shall create, incur, assume or permit to exist any Lien securing obligations for borrowed money (other than any non-consensual Lien or any Lien of the types referred to in Section 6.02(a)(ii), (iii), (iv) or (v)), other than a Lien permitted under Section 6.02 on property that will not become Collateral, until such Subsidiary shall have become a Subsidiary Loan Party and the Collateral and Guarantee Requirement shall have been satisfied with respect to such Subsidiary (including all the requirements set forth on Schedule 5.13 with respect to such Subsidiary).

SECTION 6.03. Fundamental Changes; Business Activities.  (a)  None of the Borrower or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary or any other Person (other than the Borrower) may be merged or consolidated with or into any one of more Subsidiaries; provided that, in the case of any merger or consolidation involving one or more Subsidiaries that are Loan Parties, (A) a Subsidiary that is a Loan Party shall be the continuing or surviving corporation, (B) if the Subsidiary formed by or surviving any such merger or consolidation is a Designated Subsidiary and not then a Loan Party, the Borrower shall as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may reasonably agree to), take all steps necessary to cause such Subsidiary to comply with the Collateral and Guarantee Requirement, to the extent applicable to such Designated Subsidiary and (C) if the Subsidiary formed by or surviving any such merger or consolidation is not a Designated Subsidiary or does not thereby become a Loan Party, such merger or consolidation shall be deemed to be an “Investment” and shall be permitted only if it is also permitted under Section 6.04, (iii) any Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 6.05 (other than clause (g) thereof) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) the Transactions may be consummated and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not the Borrower or a wholly owned Subsidiary immediately prior thereto shall not be permitted unless (x) it is also permitted under Section 6.04 and (y) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing.

(b) The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Effective Date and other business activities reasonably related or incidental thereto.

(c) The Borrower will not permit any Person other than the Borrower, or one or more of its Subsidiaries that

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is not a CFC, to own any Equity Interests in any Domestic Subsidiary (other than as a result of an acquisition permitted under Section 6.04 of a CFC that owns Equity Interests in a Domestic Subsidiary and such ownership structure is not established in contemplation of such acquisition).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Borrower or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, or assets acquired other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and the Subsidiaries, taken as a whole, except:

(a) the Transactions;

(b) Investments constituting Permitted Investments at the time such Investments are made;

(c) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04 (provided that Schedule 6.04 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date), (ii) existing on the Effective Date of the Borrower or any Subsidiary in the Borrower or any other Subsidiary; and (iii) in the case of each of clauses (i) and (ii), any modification, renewal or extension thereof, so long as the aggregate amount of all Investments pursuant to clause (i) or (ii), as applicable, of this Section 6.04(c) is not increased at any time above the amount of such Investments under clause (i) or (ii), as applicable, existing on the Effective Date, except pursuant to the terms of any such Investment under clause (i) existing as of the Effective Date and set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04 and the terms of any Investment are not otherwise modified from the terms that are in effect on the Effective Date in a manner that is materially adverse to the Lenders;

(d) Investments (including pursuant to any merger or consolidation) (i) in any Loan Party, (ii) made by a Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party and (iii) made by a Loan Party in any Subsidiary that is not a Loan Party or to acquire a Subsidiary that will not be a Loan Party; provided that the aggregate amount of Investments made pursuant to this Section 6.04(d)(iii) (excluding Investments to the extent funded with amounts referred to in the proviso to this Section 6.04(d)(iii)), when combined with the aggregate amount of consideration relating to all Permitted Acquisitions made or directly or indirectly provided by any Loan Party to purchase or acquire any Non-Compliant Subsidiary or Assets and that is allocable to the purchase or acquisition of Non-Compliant Subsidiaries or Assets pursuant to the penultimate sentence of the definition of the term “Permitted Acquisition” (other than amounts applied in reliance on the proviso to such sentence), shall not exceed $140,000,000; provided that all or any portion of the amount of any Investment made pursuant to this Section 6.04(d)(iii) may also be funded in amount not exceeding the then available Qualifying Equity Proceeds and the Available Amount immediately prior to such Investment being made; provided further that no Loan Party shall transfer to any Subsidiary that is not a Loan Party (1) any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (2) ownership rights (or exclusive licenses) to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole; provided that the foregoing proviso shall not prohibit the transfer by any Loan Party to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States);

(e) loans or advances made by the Borrower or any Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (iv) of Section 6.01(a) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(f) Guarantees by the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Subsidiary shall not Guarantee any Permitted Secured Indebtedness or Subordinated Indebtedness (other than Subordinated Indebtedness of a Foreign Subsidiary that is not a Loan Party) (or any Refinancing Indebtedness in respect thereof) unless (A) such Subsidiary has Guaranteed the Obligations pursuant to the Collateral Agreement, (B) such Guarantee

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of such Permitted Secured Indebtedness or such Subordinated Indebtedness (or of such Refinancing Indebtedness) provides for the release and termination thereof, without action by any Person, upon any release and termination of such Guarantee of the Obligations, and (C) such Guarantee of such Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) a Subsidiary that has not Guaranteed the Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness of any Loan Party, (iii) any such Guarantee constituting Indebtedness is permitted by Section 6.01, and (iv) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party pursuant to this clause (f) shall be subject to the limitation set forth in clause (d)(iii) above;

(g) Investments to the extent that the consideration for such Investments is made solely with the Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(h) Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(i) Investments made as a result of the receipt of noncash consideration from a Disposition of any asset in compliance with Section 6.05;

(j) Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(k) Investments in the form of Hedging Agreements permitted under Section 6.07;

(l) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(m) Investments consisting of extensions of trade credit in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(o) loans and advances to officers, directors and employees of the Borrower or any Subsidiary for purposes not contemplated by clause (l) above; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $3,000,000;

(p) Permitted Acquisitions;

(q) Investments held by any Person (other than in such Person’s subsidiaries) acquired by the Borrower or a Subsidiary after the Effective Date or of any Person merged or consolidated into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided that this clause (q) is intended solely to grandfather such investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder;

(r) other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made) in an aggregate amount not exceeding $25,000,000; provided, that, if all or any part of the amount of any such Investment cannot otherwise be made in reliance on this clause (r), the Available Amount or the then available Qualifying Equity Proceeds may be used to make such Investment; provided, further, that no Loan Party shall transfer to any Subsidiary that is not a Loan Party pursuant to

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this Section 6.04(r) (i) any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (ii) ownership rights (or exclusive licenses) to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole; and

(s) Investments in commercial mortgage backed securities having, at the date of acquisition thereof, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s (or the long term equivalent credit rating of either thereof) and for a cumulative aggregate purchase price for all such Investments not exceeding $10,000,000 plus an amount equal to any returns on such Investments;

provided that this Section 6.04 shall not prohibit the transfer by the Borrower or any Subsidiary to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States).

SECTION 6.05. Asset Sales.  None of the Borrower or any Subsidiary will assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof (except to the extent assigned or sold in connection with a Disposition of the assets to which such income, revenues or rights relate and which is otherwise permitted under this Agreement) or sell, transfer, lease or otherwise dispose of, or exclusively license outside the ordinary course of business, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Borrower or a Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition”), except:

(a) Dispositions of the following in the ordinary course of business: (i) obsolete, worn-out, used or surplus assets to the extent such assets are no longer used or useful or necessary for the operation of the Borrower’s and the Subsidiaries’ business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to expire, lapse or be abandoned), (ii) inventory and goods held for sale or other immaterial assets, and (iii) cash and Permitted Investments;

(b) leases, subleases, licenses or sublicenses of any real or personal property, other than any Intellectual Property, in the ordinary course of business;

(c) Dispositions to the Borrower or any Subsidiary; provided that any such Disposition involving a Subsidiary that is not a Loan Party, (i) to the extent such Disposition constitutes an Investment, shall be made in compliance with Section 6.04 and (ii) otherwise, shall be made in compliance with Section 6.09; provided, further, that no Disposition of Intellectual Property material to the business or operations of the Borrower and its Subsidiaries, taken as a whole, owned by a Loan Party may be made to a Subsidiary that is not a Loan Party pursuant to this clause (c); provided that the foregoing proviso shall not prohibit the transfer by the Borrower or any Subsidiary to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States);

(d) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(e) Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) Liens permitted by Section 6.02, Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.08;

(h) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding

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arrangements;

(i) Dispositions of auction rate securities held on the Effective Date;

(j) HSR Dispositions; provided that all Dispositions made in reliance on this clause, other than Dispositions of assets having a fair value not in excess of $10,000,000 in the aggregate for all such Dispositions during the term of this Agreement, shall be made for at least 75% Cash Consideration; and

(k) Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise Disposed of in reliance on this clause shall not exceed (A) 10% of consolidated total assets of the Borrower in any fiscal year (measured as of the last day of the immediately preceding fiscal year for which financial information has been delivered pursuant to Section 5.01(a), or, prior thereto, as set forth in the Pro Forma Financial Statements) or (B) 25% of consolidated total assets of the Borrower during the term of this Agreement (measured as of the last day of the immediately preceding fiscal year for which financial information has been delivered pursuant to Section 5.01(a), or, prior thereto, as set forth in the Pro Forma Financial Statements) and (ii) all Dispositions made in reliance on this clause, other than Dispositions of assets having a fair value not in excess of $10,000,000 for any individual Disposition or $25,000,000 in the aggregate for all such Dispositions during the term of this Agreement, shall be made for fair value and at least 75% Cash Consideration.

“Cash Consideration” means, in respect of any Disposition by the Borrower or any Subsidiary, (a) cash or Permitted Investments received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, and (c) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, (i) no such Disposition of any Equity Interests in any Subsidiary shall be permitted unless such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries, or such Disposition (x) is a Disposition of a portion of the Equity Interests of a Subsidiary that is not a Loan Party, (y) is a Disposition of a portion of the Equity Interests of a Subsidiary that is a Loan Party and such Subsidiary will continue to be a Loan Party following such Disposition or (z) is a Disposition of a portion of the Equity Interests of a Subsidiary to the extent permitted under Section 6.04, (ii) any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(a)(i), (d), (e), (g), (h), (i) and (j), except as provided otherwise in Section 6.05(k)(ii) and except for those involving (A) transactions solely between or among Persons that are not Loan Parties, (B) transactions solely between or among Loan Parties and (C) Dispositions of property by Persons that are not Loan Parties to Loan Parties; provided that any such Disposition shall be for no greater than the fair market value of such property at the time of such Disposition except as otherwise permitted in Section 6.09), shall be for no less than the fair market value of such property at the time of such Disposition and (iii) no Disposition of Intellectual Property will be made pursuant to this Section 6.05 of (1) any confidential proprietary database, any rights thereto or any Intellectual Property required for the operation or exploitation of any confidential proprietary database or (2) any other Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Borrower and the Subsidiaries, taken as a whole; provided that this clause (iii) shall not prohibit (x) the transfer by the Borrower or any Subsidiary to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of their businesses in the United States in compliance with Section 5.05) or (y) the transfer of any confidential proprietary database, any ownership rights (or exclusive licenses) thereto or Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses) in connection with any Disposition of Equity Interests in, or substantially all the assets of, any Person, or assets constituting a business unit, division, product line or line of business, as long as (A) any confidential proprietary database or Intellectual Property so transferred shall, at the time of such Disposition, be used in connection with the operation of such Person or the business unit, division, product line or line of business transferred in such Disposition, (B) such Disposition is not otherwise prohibited under this Agreement and (C) the Borrower and its Subsidiaries, after giving effect to such Disposition, are in compliance with Section 5.05.

SECTION 6.06. Sale/Leaseback Transactions.  None of the Borrower or any Subsidiary will enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided

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that (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02.

SECTION 6.07. Hedging Agreements.  None of the Borrower or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.  (a)  None of the Borrower or any Subsidiary will declare or make any Restricted Payment, except that (i) the Borrower may declare and make any Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and make any Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests, (iii) the Borrower may redeem in whole or in part any of its Qualified Equity Interests in exchange for another class of Qualified Equity Interests or rights to acquire its Qualified Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Qualified Equity Interests; provided that the terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Qualified Equity Interests are at least as favorable to the Lenders as those contained in the Qualified Equity Interests redeemed thereby, (iv) the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants, (v) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower, (vi) so long as no Default or Event of Default has occurred, is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (including through the issuance of promissory notes by the Borrower or any other Loan Party pursuant to Section 6.01(xvi)) its Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash and Permitted Investments paid in respect of all such Equity Interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) so redeemed, acquired, retired or repurchased in any calendar year does not exceed the sum of (w) $3,000,000 plus (x) all Net Proceeds obtained by the Borrower during such calendar year from the sale of such Equity Interests to other present or former officers, consultants, employees and directors in connection with any permitted compensation and incentive arrangements (that are not treated as Qualifying Equity Proceeds) plus (y) the then available Qualifying Equity Proceeds plus (z) all net cash proceeds obtained from any key-man life insurance policies received during such calendar year, (vii) the Borrower may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options and the vesting of restricted stock and may redeem, acquire, retire or repurchase (including through deemed repurchases) its Equity Interests from such Persons; provided that all payments made under this clause (vii) shall not exceed $7,500,000 in any calendar year, and (viii) so long as no Default shall have occurred and be continuing, any Restricted Payment in an amount not in excess of the sum of (A) the Available Amount and (B) the amount of Qualifying Equity Proceeds, in each case, immediately prior to making such Restricted Payment in reliance on this clause (viii).

(b) None of the Borrower or any Subsidiary will make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Financing, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Junior Financing, other than payments in respect of Junior Financing prohibited by the subordination provisions thereof, if any, or any Junior Lien Intercreditor Agreement;

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(ii) refinancings of any Junior Financing to the extent permitted under Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(iv) payments of secured Junior Financing that becomes due as a result of the voluntary sale or transfer of the assets securing such Junior Financing in transactions permitted hereunder;

(v) payments of or in respect of Junior Financing made solely with Equity Interests in the Borrower (other than Disqualified Equity Interests); and

(vi) so long as no Default shall have occurred and be continuing, any payment of or in respect of Junior Financing in an amount not in excess of the sum of (A) the Available Amount and (B) the amount of Qualifying Equity Proceeds, in each case, immediately prior to giving effect to making such payment in reliance on this paragraph (vi).

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.08(b) shall prohibit the repayment or prepayment of intercompany subordinated Indebtedness in accordance with the provisions of the Intercompany Note.

SECTION 6.09. Transactions with Affiliates.  None of the Borrower or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as those that would prevail at such time in comparable arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate and transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (c) transactions between or among the Borrower and a Subsidiary or among Subsidiaries and not involving any other Affiliate consisting of (i) transactions with a value of $1,000,000 or less (individually), (ii) the transfer by any Loan Party to a Foreign Subsidiary of any non-U.S. confidential proprietary database, any non-U.S. ownership rights (or exclusive licenses) thereto or non-U.S. Intellectual Property or Intellectual Property rights, including ownership rights (or exclusive licenses), covering or relating to jurisdictions outside the United States (provided that the Loan Parties shall retain all rights required for or material to the operation of the businesses in the United States), (iii) the non-exclusive licensing of Intellectual Property to any Foreign Subsidiary or any other Subsidiary that is not a Loan Party; provided that any such license is either on terms and conditions substantially as favorable to the licensor as those that would prevail at such time in comparable arm’s length transactions with unrelated third parties or such licensee compensates the licensor on a reasonable basis in consideration for such license, (iv) the transfer or other Disposition by a Loan Party to any Foreign Subsidiary that is not a Loan Party of any Equity Interests in a Foreign Subsidiary directly owned by such Loan Party in connection with a reorganization of the ownership structure of such Foreign Subsidiary, in each case, to the extent permitted under Section 6.04, and provided that such Equity Interests, after giving effect to such transfer, are owned directly or indirectly through one or more Subsidiaries by a Foreign Subsidiary the Equity Interests of which have been pledged by a Loan Party in accordance with the Collateral and Guarantee Requirements (subject to the applicable limitations on the pledge of voting Equity Interests of such Foreign Subsidiary), (v) any Investment to the extent permitted by Section 6.04 (it being understood that, if so provided in this Agreement, any such Investment shall be taken into account in computing compliance with any basket amounts or other limitations under this Agreement), (vi) intercompany transactions, including the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (vi), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries, (vii) ordinary course business transactions (other than transactions of the type described in clause (vi) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not adversely affect the Lenders, and (viii) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect, (d) any Restricted Payment permitted under Section 6.08, (e) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (f) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary entered in the ordinary course of business and (g) loans and advances permitted under clauses (l), (m) and (o) of Section 6.04, (h) the payment of Transaction Costs and the consummation of the Transactions, (i) the payment of customary fees and reasonable out of pocket

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costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower or any Subsidiary in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower or such Subsidiaries, (j) loans and guarantees among the Borrower and the Subsidiaries to the extent permitted under Article VI, (k) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Subsidiaries, on the one hand, and their respective directors, officers, employees, on the other hand (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of the Borrower, and (l) payments pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms; provided that such payments by the Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to any Governmental Authority.

SECTION 6.10. Restrictive Agreements.  None of the Borrower or any Subsidiary will enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any wholly-owned Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations, (b) the ability of the Borrower or any wholly-owned Domestic Subsidiary to Guarantee any Obligations or (c) the ability of any Subsidiary that is not a Loan Party to pay dividends or make other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (provided that Schedule 6.10 shall be prepared after giving effect to the Merger and the other Transactions to occur on the Closing Date as if they had occurred on the Effective Date) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive) and, if such restrictions and conditions relate to any Indebtedness, restrictions under any Refinancing Indebtedness of such Indebtedness, if such restrictions and conditions are not, taken as a whole, materially more restrictive, (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (D) restrictions and conditions imposed on any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions apply only to such Subsidiary, and (E) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Borrower or any Subsidiary, (ii) clauses (a) and (b) of the foregoing shall not apply to restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures, (iii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) or (vii) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness, (B) restrictions on conditions on pledges or deposits constituting Permitted Encumbrances if such restrictions on conditions apply only to such pledges or deposits, (C) customary provisions in leases, licenses and other agreements restricting the assignment thereof , and (D) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or sale agreement to which the Borrower or any Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Borrower or the Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property and (iv) clauses (b) and (c) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, (C) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (D) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.01(a), provided that such restrictions and conditions apply only to such Subsidiaries.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Guarantee and Collateral Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

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SECTION 6.11. Amendment of Material Documents.  None of the Borrower or any Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing any Junior Financing or (b) its certificate of incorporation, bylaws or other organizational documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12. Debt Service Coverage Ratio.  The Borrower will not permit the Debt Service Coverage Ratio for any Test Period ending after the Closing Date during the term of this Agreement, beginning with the Test Period ending on the last day of the first full fiscal quarter commencing after the Closing Date, to be less than 1.50 to 1.00.  Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 6.12 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Debt Service Coverage Ratio for the applicable Test Period will be no less than 1.50 to 1.00.

SECTION 6.13. Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio as of the last day of any fiscal quarter falling within the periods set forth below to exceed the ratio set forth below opposite such period:

Fiscal periods:	Ratio:

First day of first full fiscal quarter commencing on or after the Closing Date through the last day of the second full fiscal quarter commencing after the Closing Date	3.25 to 1.00
First day of third full fiscal quarter commencing after the Closing Date through the last day of the fourth full fiscal quarter commencing after the Closing Date	3.00 to 1.00
First day of fifth full fiscal quarter commencing after the Closing Date through the last day of the eighth full fiscal quarter commencing after the Closing Date	2.75 to 1.00
Thereafter	2.50 to 1.00

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 6.13 on a date that is prior to the time that this covenant is otherwise applicable shall be deemed to require that the maximum Total Leverage Ratio as of such date will be 3.25 to 1.00.

SECTION 6.14. Fiscal Year.  The Borrower will not, and the Borrower will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

SECTION 6.15. Merger Agreement Rights.  From the Effective Date until the Closing Date, the Borrower will not waive, and will enforce its rights under, the provisions of Section 6.01 of the Merger Agreement applicable to any action or proposed action by the Company or any of its subsidiaries that would both (i) violate such provisions and (ii) violate or be inconsistent with any provision of this Agreement or any other Loan Document, were this Agreement and the Loan Documents anticipated to be entered into by the Company and its Subsidiaries then applicable to the Company and its Subsidiaries.

For the avoidance of doubt, it is understood and agreed that this Article VI shall apply to the Company and its subsidiaries only on and after the Closing Date.

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ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other written statement or document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of the Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent or the Required Lenders (with a copy to the Administrative Agent in the case of any such notice from the Required Lenders);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the period of grace, if any, provided in the agreement or instrument under which such Material Indebtedness was created;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (A) Material Indebtedness outstanding under any Hedging Agreement that becomes due pursuant to the occurrence of a termination event or equivalent event under the terms of such Hedging Agreement, in each case, other than as a result of the occurrence of a default or event of default under, or breach of the terms of, such Hedging Agreement, (B) any secured Indebtedness that becomes due as a result of the voluntary Disposition of, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any of the assets securing such Indebtedness, or (C) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01;

(h) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Designated Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or a Designated Subsidiary or for a substantial part of its assets, and, in any such case referenced to in clause (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(j) the Borrower or any Designated Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (v) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Designated Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Borrower or any Designated Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively satisfied , vacated, discharged, stayed or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair market value in excess of $5,000,000, with the priority required by the applicable Security Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Loan Documents or other release or termination of such Lien in accordance with the Loan Documents, (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or to file or record any document delivered to it for filing or recording or (iii) the wilful misconduct of the Administrative Agent, and except for Collateral consisting of real property to the extent such losses are covered by the applicable title insurance policy;

(m) any Guarantee or co-borrower obligation of the Borrower, the Co-Borrower or any other Loan Party under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(n) Intercompany Subordinated Indebtedness of the Borrower or any other Loan Party constituting Material Indebtedness shall cease to be, or shall be asserted by any Loan Party not to be, validly subordinated in right of payment to the Loan Document Obligations as provided in the Intercompany Note; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time after the occurrence of the Closing Date and thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (i) or (j) of this Article, any reference in any such clause to any Designated Subsidiary shall be deemed not to include any Designated Subsidiary affected by any

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event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have total assets equal to 5% or more of the consolidated total assets of the Borrower (excluding the assets of the Foreign Subsidiaries) and did not, as of the Test Period ending on the last day of such fiscal quarter, have gross revenues equal to 5% or more of the consolidated gross revenues of the Borrower (excluding the gross revenues of the Foreign Subsidiaries), it being agreed that all Designated Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Designated Subsidiary, for purposes of determining whether the condition specified above is satisfied.

It is agreed and understood that the Administrative Agent and the other Secured Parties and Lenders shall not be permitted to take any of the foregoing actions with respect to any Default or Event of Default occurring during the period between the Effective Date and the Closing Date until after the Closing Date shall have occurred and the initial funding of the Initial Term Loans and Revolving Loans by the Lenders to be made on the Closing Date to the Borrower has actually occurred (or, if the Escrow Funding has occurred on the Escrow Funding Date, the release of the Escrowed Funds from the Escrow Account to the Borrower on the Closing Date has actually occurred).

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the
Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  The Lenders hereby authorize the Administrative Agent to enter into any Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement in the event that any such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, is required to be executed and delivered pursuant to this Agreement and each Lender hereby agrees, upon execution and delivery of such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable, to be bound by and take no actions contrary to the provisions of such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable.  The Lenders hereby authorize the Administrative Agent to negotiate the terms of, and execute and deliver, any Foreign Pledge Agreement, any Foreign Security Agreement or any other Security Document.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the

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Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may (with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or

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made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Closing Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Notwithstanding anything herein to the contrary, neither the Arranger nor any Person named on the cover page of this Agreement as a Co-Syndication Agent or a Co-Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

Except as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except as set forth in the sixth paragraph of this Article, none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or

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other electronic communication, as follows:

(i) if to the Borrower or the Co-Borrower, to it at CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attention of “Treasurer” (Fax No. 888-893-3504) (email: ccolligan@costar.com), with a copy to jcoleman@costar.com (Fax No. +1-202-346-6703) and bradecki@costar.com (Fax No. 800-579-0477), it being agreed that notice delivered to the Borrower shall be deemed to have been given to the Co-Borrower upon delivery to the Borrower;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603-2300, Attention of April Yebd (Telephone No. (312) 732-2628; Fax No. (312) 385-7096) (email:  april.yebd@jpmchase.com or jpm.agency.servicing.4@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 395 North Service Road, 3rd Floor, Melville, New York 11747, Attention of Alicia Schreibstein (Fax No. (631) 755-5184) (email: alicia.t.schreibstein@jpmorgan.com);

(iii) if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to the Swingline Lender, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as Swingline Lender or is an Affiliate thereof); and

(v) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, the Borrower or the Co-Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number or email address for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.

SECTION 9.02. Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise expressly provided in this Agreement or any other Loan Document, none of this

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Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(c) or in the applicability of post-default interest, it being understood that a waiver of a Default shall not constitute a reduction of interest for this purpose)), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (D) except as otherwise set forth in this Agreement, change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release Guarantees constituting all or substantially all the value of the Guarantees under the Collateral Agreement, or limit the liability of Loan Parties in respect of Guarantees constituting such value, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document), (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral or payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B), (C) or (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification or (y) in the case of any vote requiring the approval of all Lenders or each affected Lender, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, (i) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required (A) for the Administrative Agent to negotiate, execute and deliver on behalf of the Secured Parties the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, or any amendment thereto, in connection with any Permitted Secured Indebtedness incurred in accordance with Section 6.01, (B) to make any changes necessary to be made to this Agreement in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.21, (C) to provide for any

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Incremental Revolving Commitment Increase, (D) otherwise to effect the provisions of Section 2.21 or 2.22 in accordance with the terms thereof, (E) to agree to any time period set forth in Schedule 5.13 to be delivered on the Closing Date or (F) to negotiate any Foreign Pledge Agreement, any Foreign Security Agreement or any other Security Agreement with the Borrower or any other Loan Party and (ii) the Administrative Agent and the Borrower may, without the consent of any Secured Party or any other Person, amend this Agreement, the Collateral Agreement and any other Security Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(d) Notwithstanding anything to the contrary contained in this Section 9.02, the Borrower and the Administrative Agent may, without the input or consent of the Lenders, (i) effect amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party in connection with this Agreement if such amendment, supplement or waiver is delivered in order (in each case, as determined by the Administrative Agent in its sole discretion) (x) to comply with local law or advice of local counsel or (y) to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents and (ii) effect changes to this Agreement or any other Loan Document that are necessary and appropriate to provide for, or make changes to, the Auction Procedures.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including expenses incurred in connection with due diligence and the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and any other counsel for any of the foregoing retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Commitment Letter, the Supplemental Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank and the Lenders, including the reasonable fees, charges and disbursements of one counsel for any of the foregoing (and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single local counsel acting in multiple jurisdictions)), in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  All amounts payable under this Section 9.03(a) shall be paid within ten Business Days after receipt by the Borrower of an invoice relating thereto setting forth such amounts in reasonable detail.  Notwithstanding anything to the contrary in this Agreement or in the Commitment Letter, in the event that the Closing Date does not occur, the reimbursement provisions set forth in the eleventh paragraph of the Commitment Letter shall remain in full force and effect and such reimbursement provisions shall be the only reimbursement provisions that shall apply and shall supersede any inconsistent or more extensive provision in this Section 9.03(a) notwithstanding the execution and delivery of this Agreement.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and Issuing Bank (each such Person, an “Indemnified Institution”), and each Related Party of any of the foregoing Persons (each Indemnified Institution and each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Institution)), incurred by or asserted against any Indemnitee arising out of or relating to, based upon, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the

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Supplemental Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Supplemental Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability to the extent related to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Supplemental Letter, the Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim, litigation or proceeding is brought by a third party or by the Borrower or any of the Subsidiaries); provided that such indemnity shall not, as to any Indemnified Institution, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Institution or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Institution or one of its Related Parties of this Agreement or (iii) any dispute between and among Indemnified Institutions that does not involve an act or omission by the Borrower or the Subsidiaries.  This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim.  All amounts payable under this Section 9.03(b) shall be paid within ten Business Days after receipt by the Borrower of an invoice relating thereto setting forth such amounts in reasonable detail.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d) No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision).  None of the Borrower, any Subsidiary or any other Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section.

SECTION 9.04. Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arranger and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Notwithstanding anything to the contrary contained herein, other than acquisitions or repurchases of Term Loans by the Borrower pursuant to Purchase Offers under Section 2.23, neither the Borrower nor any Affiliate of the

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Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans hereunder (and any such attempted acquisition shall be null and void).  Subject to the conditions set forth in paragraph (b)(ii) below, and subject to paragraph (b)(vi) below, any Lender may assign to one or more Eligible Assignees (or, pursuant to Section 2.23, the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default under paragraph (a), (b), (i) or (j) of Article VII has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or for an assignment to the Borrower under Section 2.23; and

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D) the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (a), (b), (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans but not those in respect of a second Class;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender or the Borrower, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the

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Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, including, if applicable, any cancelation of Term Loans required pursuant to Section 2.23; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) Notwithstanding the foregoing, no assignment of an Initial Term Commitment or a Revolving Commitment by any Lender will become effective until the initial funding of the Initial Term Loans and the Revolving Loans on the Escrow Funding Date (in the event that the Escrow Funding occurs on the Escrow Funding Date) or on the Closing Date (in the event that the Escrow Funding does not occur on the Escrow Funding Date) (such date of initial funding, the “Funding Date”) and, notwithstanding any such assignment, such Lender shall remain fully obligated to fund its Initial Term Commitment or Revolving Commitment on the applicable Funding Date and will retain exclusive control of its rights and obligations with respect to such Initial Term Commitment or Revolving Commitment hereunder (including in respect of consents, amendments, waivers and modifications) until the applicable Funding Date.

(c) (i)Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 9.02(b) that adversely affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest

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in the Loans or other rights and obligations of such  Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter (as amended by the Supplemental Letter) and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter, the Supplemental Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the

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fullest extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration, or otherwise) to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Borrower or the Co-Borrower against any of and all the obligations then due of the Borrower or the Co-Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement.  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.  Each Lender and Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or Issuing Bank, as applicable; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that (i) the interpretation of the definition of the term “Company Material Adverse Effect” (as referred to in Section 4.03(j)) (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination whether the Company or any subsidiary of the Company has entered into a contractual obligation in violation of the provisions of the Merger Agreement (as referred to in the definition of the term “Excluded Subsidiary”), (iii) the interpretation of the term “Marketing Period”, (iv) the determination of the accuracy of any representation specified in clause (a) of the definition of “Specified Representation” (and whether as a result of any inaccuracy of such representation the Borrower has the right to terminate its obligations under the Merger Agreement) and (v) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement (as referred to in Section 4.03(g)) shall, in each case, be construed in accordance with and governed by the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any enforcement action or proceeding relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to Collateral, against the Borrower, the Co-Borrower or any of their properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings.  Article and Section headings and the Table of Contents used herein are for

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convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors which in each case shall be subject to confidentiality obligations, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, unless prohibited by applicable law or court order, the Administrative Agent, applicable Lender or Issuing Bank, as the case may be, shall notify the Borrower of any request by any regulatory authority (other than any such request in connection with an examination of the Administrative Agent, applicable Lender or Issuing Bank) for disclosure of any such non-public Information prior to disclosure of such Information, (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with (i) the exercise of any remedy or the enforcement of any right under this Agreement or any other Loan Document in any litigation or arbitration action or proceeding relating thereto, to the extent such disclosure is reasonably necessary in connection with such litigation or arbitration action or proceeding (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter)) and (ii) any foreclosure, sale or other disposition of any Collateral in connection with the exercise of remedies under the Security Documents, subject to each potential transferee of such Collateral having entered into customary confidentiality undertakings with respect to such Collateral prior to the disclosure thereof to such Person (which confidentiality obligations will cease to apply to any transferee upon the consummation of its acquisition of such Collateral), (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower that, to the knowledge of the Administrative Agent or the applicable Lender, Issuing Bank or Affiliate, is not subject to contractual or fiduciary confidentiality obligations.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees.  (a)  The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition of such Collateral (including as part of or in connection with any other sale, transfer or other disposition permitted hereunder) to a joint venture permitted under this Agreement or to any Person other than a wholly owned Domestic Subsidiary that is not a Subsidiary Loan Party (unless such Domestic Subsidiary becomes a Subsidiary Loan Party pursuant to, or in connection with, such sale, transfer or other Disposition), in each case, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or

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ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02), (v) to the extent the property constituting such Collateral is owned by any Subsidiary, upon the release of such Subsidiary from its obligations under the Collateral Agreement (in accordance with the second succeeding sentence and Section 7.13 of the Collateral Agreement) and (vi) as required by the Administrative Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Additionally, the Lenders hereby irrevocably agree that any Subsidiary shall be released from the Guarantees under the Collateral Agreement upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary, or otherwise becoming an Excluded Subsidiary or otherwise ceasing to be subject to the Collateral and Guarantee Requirement.  The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent will at the sole cost and expense of the Borrower or applicable Loan Party, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantee or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Any representation, warranty or covenant contained in any Loan Document relating to any such Guarantee or Collateral shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Document Obligations (other than contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or back-stopped in a manner satisfactory to the applicable Issuing Bank and the Issuing Banks have no further obligation to issue or amend Letters of Credit, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any Obligations that are not Loan Document Obligations or any contingent or indemnification obligations not then due.  Any such release of Liens securing the Loan Document Obligations shall be deemed subject to the provision that such Liens shall be reinstated if after such release any portion of any payment in respect of the Loan Document Obligations secured thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

SECTION 9.15. USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16. No Fiduciary Relationship.  Each of the Borrower and the Co-Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Co-Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17. Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower, the Co-Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrower, the Co-Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Borrower, the Co-Borrower and each Lender acknowledge that, if information furnished by the Borrower or the Co-Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the

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Administrative Agent may post any information that the Borrower or the Co-Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower or the Co-Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Each of  the Borrower and the Co-Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower or the Co-Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by  the Borrower or the Co-Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Co-Borrower Obligations.  (a) Joint and Several Liability.  In consideration of the establishment of the Commitments and the making of the Loans and issuance of the Letters of Credit hereunder, and of the benefits to the Borrower and the Co-Borrower that are anticipated to result therefrom, each of the Borrower and the Co-Borrower agrees that, notwithstanding any other provision contained herein or in any other Loan Document, the Co-Borrower will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly, with the Borrower.  Accordingly, the Co-Borrower irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that the Co-Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof.  The Co-Borrower hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then it will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)  Obligations Unconditional.  The obligations of the Co-Borrower under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations of  the Co-Borrower hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of  the Co-Borrower hereunder:

(i) at any time or from time to time, without notice to the Co-Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii) the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(c) Certain Waivers.  The Co-Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against either it or the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(d) Reinstatement.  The obligations of the Co-Borrower under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Co-Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e) Remedies.  Each of the Borrower and the Co-Borrower agrees that, as between them, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of either of them under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of paragraph (a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against either of them and that, in the event of such declaration (or such obligations being deemed to have

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become automatically due and payable), such obligations (whether or not due and payable by one of them) shall forthwith become due and payable by the other, in its capacity as obligor or co-obligor, as applicable, for purposes of such paragraph (a).

(f) Continuing Obligation.  Each of the agreements of the Borrower and the Co-Borrower in this Section is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(g) Standstill.  Upon payment by the Co-Borrower of any sums as provided under paragraph (a) above, all rights, if any, of the Co-Borrower against the Borrower arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the indefeasible payment in full in cash of all of the Obligations.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto (in the case of the Escrow Agent, solely for purposes of Section 2.24 of this Agreement) have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COSTAR GROUP, INC., as Borrower,

by /s/ Brian Radecki
Name: Brian Radecki
Title: Chief Financial Officer

COSTAR REALTY INFORMATION, INC., as Co-Borrower,

by /s/ Brian Radecki
Name: Brian Radecki
Title: Chief Financial Officer

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SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by /s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Vice President

106

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

JPMORGAN CHASE BANK, N.A., as Escrow Agent,

by /s/ Rola Tseng-Pappalardo
Name: Rola Tseng-Pappalardo
Title: Vice President

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SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC.

Name of Institution: Bank of America, N.A.

By /s/ Mary K Giermek
Name: Mary K Giermek
Title: Senior Vice President

108

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

Name of Institution: Suntrust Bank

By: /s/ William K. Danaher
Name: William K. Danaher
Title: Senior Vice President

109

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

Name of Institution:  Wells Fargo Bank, N.A.

Name of Institution: Wells Fargo Bank, N.A.

By: /s/ Barbara K. Angel
Name: Barbara K. Angel
Title: Senior Vice President

110

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

Name of Institution: PNC Bank, National Association

By: /s/ Mark Worthy
Name: Mark Worthy
Title: AVP, Corporate Banking

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SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF COSTAR GROUP, INC

Name of Institution: Silicon Valley Bank

By: /s/ Philip T Silvia III
Name: Philip T Silvia III
Title: Vice President

For any Lender requiring a second signature block:
By: Not Applicable
/s/
Name:
Title:

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Schedule 2.01

Commitments

Lender	Revolving Commitment	Initial Term Commitment	Total
JPMorgan Chase Bank, N.A.	$11,111,111.11	$38,888,888.89	$50,000,000
Bank of America, N.A.	$8,888,888.89	$31,111,111.11	$40,000,000
SunTrust Bank	$8,888,888.89	$31,111,111.11	$40,000,000
Wells Fargo Bank, N.A.	$8,888,888.89	$31,111,111.11	$40,000,000
PNC Bank, National Association	$6,111,111.11	$21,388,888.89	$27,500,000
Silicon Valley Bank	$6,111,111.11	$21,388,888.89	$27,500,000
TOTAL	$50,000,000	$175,000,000	$225,000,000

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Schedule 3.05

Mortgaged Properties
DC Leasehold:

Loan Party	Name of Lessor	Name of Record Owner (if different)	Address	County Recorder’s Office	Monthly Rent
CoStar Realty Information, Inc.	GLL L-Street 1331, LLC	Manger 8-10-34 Trust Partners, LLC (by ground lease with Lessor)	1331 L Street, NW, Washington, DC 20005	DC	Range of $491,683.02/mo to $677,790.47/mo over the initial term of the lease

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Schedule 3.11A

Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Ownership Interest	Owned By	Subsidiary Loan Party (Y/N)	Excluded Subsidiary (Y/N)
CoStar Realty Information, Inc.	Delaware	100%	CoStar Group, Inc.	Y	N
1331 L Street Holdings, LLC	Delaware	100%	CoStar Realty Information, Inc.	N	Y
Property & Portfolio Research, Inc.	Delaware	100%	CoStar Group, Inc.	Y	N
Resolve Technology, Inc.	Delaware	100%	CoStar Realty Information, Inc.	Y	Y
CGI Building Finance, LLC	Delaware	100%	CoStar Realty Information, Inc.	N	Y
Property & Portfolio Research Ltd.	UK	100%	Property and Portfolio Research, Inc.	N	Y
CoStar Limited	UK	100%	CoStar Group, Inc.	Y	N
CoStar UK Limited	UK	100%	CoStar Limited	Y	N
Grecam S.A.S.	France	100%	CoStar Limited	N	Y
CoStar Realty Information Canada Ltd.	B.C.	100%	CoStar Group, Inc.	N	Y
VirtualPremise, Inc.	Georgia	100%	CoStar Group, Inc.	Y	Y

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Lonestar Acquisition Sub, Inc.	Delaware	100%	CoStar Group, Inc.	Y	N/A
LoopNet, Inc.	Delaware	100%	CoStar Group, Inc.	Y	N
REApplications, Inc.	Delaware	100%	LoopNet, Inc.	Y	Y

116

Schedule 3.11B

Disqualified Equity Interests
None

117

Schedule 3.12
Insurance
See Attached

118

LINE OF COVERAGE

Property
July 1, 2011

CA Earthquake
DIC
July 1, 2011

Commercial General Liability
July 1, 2011

Umbrella -
July 1, 2011

Auto
July 1, 2011

Workers Compensation
July 1, 2011

Directors & Officers Liability
July 1, 2011
Primary

Excess D & 0

1st Excess

Excess D & 0

2nd Excess

Excess D & 0

3rd Excess

119

Excess D & 0
4th Excess

Excess D & 0
Side A DIC
5th Excess

Excess D&O
Side A DIC
6th Excess

Employment Practices Liability
July 1, 2011

Technology Liability
July 1, 2011

Fiduciary Liability
July 1, 2011

Commercial Crime
July 30, 2010

Special Crime
7/1/2009

International DIC Policies
July 1, 2011

UK Employers Liability
Master DIC and Local UK Prop
Foreign General Liability

Non-Owned Aviation
July 1, 2011

120

Management Liability
Summary of Insurance

2011 – 2012

LoopNet, Inc.

TABLE OF CONTENTS

Schedule of Insurance Policies

Summaries of Insurance Policies:

▪	Primary D & O Policy (Navigators)

▪	First Excess D & O (ACE)

▪	Second Excess D & O (Hartford)

▪	Third Excess D & O (Travelers)

▪	Forth Excess D & O Side A DIC (XL)

▪	Employment Practices (Navigators)

▪	Fiduciary (Chubb)

▪	Crime (Chubb)

121

SCHEDULE OF INSURANCE POLICIES

June 7, 2011 to June 7, 2012 DIRECTORS’ AND OFFICERS’ LIABILITY:
Carrier	Policy No.
Navigators Insurance Company	NY10D0L878678IV

ACE American Insurance Company	G23644484006

Twin City Fire Insurance Company	00DA023264811

Travelers Casualty & Surety Company	105627939

XL Specialty Insurance Company	ELU12164611

December 31, 2011 extended to June 7, 2012

EMPLOYMENT PRACTICES LIABILITY:
Carrier	Policy No.
Navigators Insurance Company	NY10EPL301565IV

FIDUCIARY LIABILITY:
Carrier	Policy No.
Federal Insurance Company	68036753

CRIME COVERAGE:
Carrier	Policy No.
Federal Insurance Company	68036684

122

SUMMARY OF POLICIES
Directors & Officers Liability
Primary Policy
Insurance Carrier:	Navigators Insurance Company A.M. Best Rated: A, X
Policy Number	NY10D0L878678IV
Pending or Prior Date:	October 26, 2001
Form:	NAV-DOL-001 (10/01)
Terms & Conditions:	Per attached primary form with the following endorsements added:
1. California Changes – Cancellation and Nonrenewal
2. OFAC Endorsement
3. Amend Discovery
4. Order of Payment Endorsement
5. Delete Arbitration Provision
6. Professional Services Exclusion (Securities and Management Carve Out)
7. Amend Automatic Subsidiary Coverage
8. Amend Section I, Insuring Agreement
9. Amend Proposal Form Severability 10. Offering InNAVation (sm) Endorsement 11. Severability Endorsement 12. Amend Section IV, Exclusions, K 13. Amend Pollution Exclusion (Securities Claim Carveout)
14. Amend Notice of Claim 15. Amend Definition of Claim (Section 111 A.) 16. Amend Insured vs. Insured for Carve Outs 17. Amend Definition of Loss
18. Amend Notice of Claim
19. Pro Rata Cancellation
20. Amend Definition of Claim (Add Extradition Order)
21. Amend Section IV, Exclusions, E.
22. Amend Costs of Defense and Settlements
23. Amended Subrogation Provision
24. Bankruptcy Provision
25. Delete Securities Claims Retention Waiver
26. Amend Section III. Definitions to Add “Proposal Form”
27. Notice of Claim
28. Amend Declarations Page
29. Policyholder Disclosure Notice of Terrorism Insurance Coverage

123

Fiduciary Liability
Insurance Carrier:	Federal Insurance Company A.M. Best Rated: A++, XV
Policy Number	68036753
Pending or Prior Date:	November 9, 2005
Form:	14-02-7302 (Ed. 11/2002); 14-02-7306 (Ed. 11/2002)
Terms & Conditions:	Per attached primary form with the following endorsements added:
1. California Premium Endorsement
2. California Amendatory Endorsement to the General Terms and Conditions Section
3. Compliance with Applicable Trade Sanction Laws
4. Amend Reporting and Notice Endorsement
5. Amend Loss Definition and Conduct Exclusions Endorsement
6. Amend Benefits Due Exclusion Endorsement
7. Managed Care Services and Medical Services Endorsement
8. Amend Subsection 20 Endorsement
9. Pending or Prior Litigation Exclusion for Increased Limits Endorsement

10. HIPAA Civil Money Penalties Endorsement
11. Modify Exclusions Endorsement
12. Amend Changes in Exposure Acquisition/Creation of Another Organization Endorsement

124

Crime Coverage
Insurance Carrier:	Federal Insurance Company A.M. Best Rated: A++, XV
Policy Number	68036684
Form:	14-02-7302 (Ed. 11/2002); 14-02-7307 (Ed. 11/2002)
Terms & Conditions:	Per attached primary form with the following endorsements added:
1. California Premium Endorsement
2. California Amendatory Endorsement to the General Terms and Conditions Section
3. Compliance with Applicable Trade Sanction Laws
4. Amend Definition of Subsidiary Endorsement
5. Telephone Fraud Coverage Endorsement
6. Amend Definition of Executive Endorsement
7. Pension Protection Act Enhancement Endorsement
8. Amend Definition of Employee Endorsement
9. Delete Exclusion 17 Endorsement
10. Amend Definition of Employee Endorsement
11. Amend Exclusion 19 Endorsement
12. Amend Subsection 23 Changes in Exposure Endorsement
13. Amend Subsection 25 Limits of Liability and Retention Endorsement
14. Amend Valuation of Securities Endorsement
15. Amend Exclusions Endorsement
16. Amend Exclusions Endorsement
17. Amend Exclusions Endorsement
18. Amend Definition of Employee Endorsement
19. Amend Definition of Securities Endorsement
20. Amend Money Orders and Counterfeit Currency Fraud Endorsement
21. Amend Exclusion 12(h)(ii) Endorsement
22. Amend Definition of Computer System Endorsement
23. Amend Subsection 20 Ownership Endorsement

Summary of Insurance
As of January 2012

Summary of Insurance for LoopNet, Inc.

Table of Contents

Service Team Contact Information
Schedule of Policies	1
Package Policy	2
Property Insurance	2
General Liability	4
Business Auto Coverage	5
Workers' Compensation & Employers Liability	6
Umbrella Liability	7
Professional Liability -E&O	8
Professional Liability -E&O (DataGuard)	10

Insurance Summary for LoopNet, Inc.	1

Schedule of Policies

Line of Business	Policy Period	Policy Number	Carrier
Package (Property, General Liability & Auto)	12/31/11-6/7/12	57UUNVF1714	Hartford Casualty Insurance Company
Umbrella Liability	12/31/11-6/7/12	57RHUVF1267	Hartford Casualty Ins. Co.
Workers’ Compensation & Employers Liability	11/9/11-11/9/12	UB7093L01-1-11 (California) UB7093L28-1-11 (All Other States)	The Standard Fire Ins. Co. Travelers Indemnity Company
Professional Liability (E&O)	9/14/11-6/6/12	SF100698E – E&O SF100979E - DataGuard	Lloyds/ACE Lloyds/ACE
Package and Umbrella policies were renewed to 6/7/12
E&O policies were renewed for 9 months to 6/6/12

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	2

Package Policy

Insurance Company:	Hartford Casualty Insurance Company

A.M. Best Rating:	A XV

Policy Number:	57UUNKM8236

Policy Period:	December 31, 2011 to June 7, 2012

Territory:	USA, its territories & possessions, Puerto Rico and Canada

Property Insurance
Blanket Business Personal Property

Earthquake Sprinkler Leakage

Dependent Properties Business Income
Pollution Cleanup
Debris Removal
Property in Transit

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	3

Package Policy (cont’d)

Valuation:

•Replacement Cost
•No Coinsurance

Perils Covered:

Risk of direct physical loss or damage, including theft, subject to the terms, conditions of the policy.

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	4

Package Policy (cont’d)
General Liability
General Aggregate
Products /Completed Operations Aggregate
Each Occurrence
Personal and Advertising Injury Aggregate
Damage to Rented Premises
Medical Expense

EMPLOYEE BENEFITS LIABILITY
Employee Benefits Liability (Occurrence) Each Claim
Employee Benefits Liability Aggregate

Audit /Rating Basis:

Rating Basis (Sales)
Audit Frequency	Annual

Coverage:
Bodily injury, Property Damage and Personal and Advertising Injury claims that the insured becomes legally obligated to pay as damages – subject to all the terms and conditions of the policy.

Exclusions (including but not limited to):
•Violation of Statutes that govern emails, fax, phone calls or other methods of sending material of information

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	5

Package Policy - continued –

Business Auto Coverage
Liability (Combined Single Limit) – Hired & Non-Owned Autos
Physical Damage (Comprehensive & Collision) – Hired Autos

Perils Covered:
Policy pays all sums the insured legally must pay as damages because of bodily injury and property damage caused by an accident and resulting from the ownership, maintenance or use of a covered auto.

Exclusions (including but not limited to):
•War

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	6

Workers’ Compensation & Employers Liability

Insurance Company:	The Standard Fire Insurance Company/Travelers

A.M. Best Rating:	A+XV

Policy Number:
UB7093L01-1-11 (California)
UB7093L28-1-11 (All Other States)
Policy Period:	November 9, 2011 to November 9, 2012
Workers’ Compensation

Employers’ Liability
Bodily Injury by Accident – Each Accident
Bodily Injury by Disease – Policy Limit
Bodily Injury by Disease – Each Employee

Audit /Rating Basis:

Rating Basis - Remuneration by Classification Code
Audit Frequency - Annual

Policy Extensions:

Voluntary Compensation & Employers Liability	Policy Limits

Exclusions (including but not limited to):

•	Punitive or Exemplary Damages

•	Bodily injury to employees while employed in violation of law

•	Fines or penalties imposed for violation of federal or state law

•	Bodily injury intentionally caused or aggravated by you

Territory:
The United States of America and the District of Columbia

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	7

Umbrella Liability

Insurance Company:	Hartford Casualty Insurance Company

A.M. Best Rating:	A XV

Policy Number:	57RHUVF1267

Policy Period:	December 31, 2011 to June 7, 2012

Territory:	USA, its territories & possessions, Puerto Rico and Canada
Each Occurrence
Products Completed Operations
Bodily Injury by Disease
General Aggregate

Audit /Rating Basis:

Audit Frequency	Flat

Coverage
Will pay on behalf of the insured that part of loss to which the policy applies, which exceeds the applicable underlying limits. This coverage will follow the terms and conditions of underlying insurance.

Underlying Insurance:
Non-Owned & Hired Automobile Liability
General Liability
Employee Benefits Liability
Employers Liability

Exclusions (including but not limited to):
•Care, Custody & Control (Real or Personal Property);
•Violation of Statutes the Govern emails, fax, phone calls or other methods of sending material or information;

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	8

Professional Liability –E&O

Insurance Company:	Lloyds/ACE

A.M. Best Rating:	A XV

Policy Number:	SF100698e

Policy Period:	September 14, 2011 to June 6, 2012

Named Insured:	LoopNet, Inc.

Policy Form:	CLAIMS MADE & REPORTED
Coverages:

The policy pays for damages and claims expenses within the Limit of Liability in excess of the Deductibles which Loopnet, Inc. is legally obliged to pay as a result of any claim arising from any wrongful act subject to terms and conditions of the policy.

Wrongful Acts mean: breach of duty, neglect, error, misstatement, misleading statement or omission in the rendering of professional services to others arising from your legal liability in respect to your own professional activities relating to information technology, computer systems, communications utilizing the Internet and media services utilizing the Internet, including but not limited to:
•libel, slander
•invasion of privacy, false light
•plagiarism
•piracy or misappropriation of ideas in connection with the Internet
•copyright infringement
•domain name, trademark
•breach of security
•computer virus attacks
•theft of electronic data.

Retroactive Date:
November 9th 2005, but June 6th 2010 in respect of Costar Group and related Companies. June 6th 2010 for increased limit.

Exclusions (including but not limited to):
•Nuclear Incident
•Radioactive Contamination
•War and Terrorism
•Absolute Asbestos / Mold
•OFAC (Office of Foreign Assets Control)

Special Notes – Please refer to Actual Policy Endorsement:

Hammer Clause: 25/75% - 75% borne by Loopnet

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	9

Automatic Subsidiary coverage if assets of the subsidiary are less than 15% of total assets

Physical Privacy includes unauthorized theft of electronic data and physical documents.

Knowledge of Claim: Loopnet is deemed to be first aware of any circumstance that could be reasonably the basis of a claim when Loopnet’s Chief Financial Officer, Chief Executive Officer, General Counsel or Risk Manager becomes aware of such circumstances.

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

Insurance Summary for LoopNet, Inc.	10

Professional Liability –E&O (DataGuard)

Insurance Company:	Lloyds/ACE

A.M. Best Rating:	A XV

Policy Number:	SF100698e

Policy Period:	September 14, 2011 to June 6, 2012

Named Insured:	LoopNet, Inc.

Policy Form:	CLAIMS MADE & REPORTED

Insured Premises:	5151 San Felipe, Suite 500 Houston, TX 77056

Coverages:

Section 1: Network Security and Comprehensive Software Insurance
Section 2: Business Income

Any one claim and in the Aggregate including Claims Expenses

Retroactive Date:
June 6th 2009 but June 6th 2010 for new limit

Exclusions (including but not limited to):

•War and Terrorism

This information is provided for your convenience and in no way alters the actual contract of insurance. In the event of conflicting statements, the policy conditions supersede this document.

125

Schedule 6.01

Existing Indebtedness

1.	Insurance premium financing dated May 17, 2011 between Premium Finance Corporation and Virtual Premise, Inc. in an original amount of $12,043.65

2.	Capital Lease Obligations under the Master Lease Agreement No. 6474022 dated October 28, 2009 between Dell Financial Services L.L.C. and Virtual Premise, Inc., for the following equipment leases:
No. 500 (original amount: $12,840.67),
No. 502 (original amount: $13,675.34),
No. 503 (original amount: $16,969.12), and
No. 504 (original amount: $8,991.32).

3.	Capital Lease Obligations pursuant to an Installment Payment Agreement between ePlus Group, Inc. and Virtual Premise, Inc. dated January 18, 2011 in an original amount of $27,266.00.

4.
Deferred Purchase Price for Virtual Premise, Inc. in an amount of $3,500,000 pursuant to a merger agreement dated October 17, 2011, which amount is subject to reduction in the following amounts: (a) transaction fees in excess of $200,000 that were not previously paid by the Virtual Premise shareholders or previously deducted from the purchase price; (b) post-closing adjustments based on the calculation of Virtual Premise’s closing net working capital deficit; (c) post-closing indemnification claims; and (d) any other amounts owed by the Virtual Premise shareholders to CoStar Group, Inc. under the merger agreement dated October 17, 2011.

5.	Letters of Credit (as of December 31, 2011):

Entity	Issuer	Beneficiary	Letter of Credit#	Purpose	Amount
CoStar Realty Information, Inc.	Silicon Valley Bank	Silicon Valley Bank	8800031000	Process ACHs[2]	$100,000
CoStar Group, Inc.	Wells Fargo	Gateway, Inc.	300-0430599	San Diego Office Lease	$90,105.78
Virtual Premise, Inc.	Silicon Valley Bank	Silicon Valley Bank	8800057828	Process ACHs[2]	$5,000

____________________________
2 ACH stands for Automated Clearing House and it allows the respective entity to distribute and receive electronic funds to and from other bank accounts. In order to process ACH’s with the bank, CoStar Realty Information, Inc.
had to establish a $100,000 letter of credit and Virtual Premise, Inc. had to establish a $5,000 letter of credit.

126

Schedule 6.02

Existing Liens

#	Debtor	Secured Party	Jurisdiction	UCC File No.	File Date	Collateral
1	CoStar Group, Inc.	Ikon Financial Services	DE	20104513390	12/21/2010	Certain equipment
2	Resolve Technology, Inc.	Dell Financial Services, L.P.	DE	20080436632	2/5/2008	Certain equipment
3	Resolve Technology, Inc.	Dell Financial Services, L.P.	DE	20080437077	2/5/2008	Certain equipment
4	Resolve Technology, Inc.	Dell Financial Services L.L.C.	DE	20082649158	8/1/2008	Certain equipment
5	Resolve Technology, Inc.	Dell Financial Services L.L.C.	DE	20093047799	9/23/2009	Certain equipment

Cash collateral for the following Letters of Credit3 (as of December 31, 2011):

Entity	Issuer/Secured Party	Beneficiary	Letter of Credit#	Purpose	Amount of Letter of Credit
CoStar Realty Information, Inc.	Silicon Valley Bank	Silicon Valley Bank	8800031000	Process ACHs	$100,000
CoStar Group, Inc.	Wells Fargo	Gateway, Inc.	300-0430599	San Diego Office Lease	$90,105.78
Virtual Premise, Inc.	Silicon Valley Bank	Silicon Valley Bank	8800057828	Process ACHs	$5,000

____________________________
3 Each of the following letters of credit is fully cash collateralized.

127

Schedule 6.04

Existing Investments

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
CoStar Group, Inc.	CoStar Realty Information, Inc.	1 2	8,000 2,000	100%
CoStar Group, Inc.	CoStar Limited	2	100	100%
CoStar Group, Inc.	Property & Portfolio Research, Inc.	5	100	100%
CoStar Group, Inc.	CoStar Realty Information Canada Ltd.	2 5	100 110	100%
CoStar Group, Inc.	VirtualPremise, Inc.	Uncertificated	1,000	100%
CoStar Realty Information, Inc.	Resolve Technology, Inc.	Uncertificated	8,500,000	100%
CoStar Realty Information, Inc.	CGI Building Finance, LLC	N/A	N/A	100%
CoStar Realty Information, Inc.	1331 L Street Holdings, LLC	N/A	N/A	100%
Property & Portfolio Research, Inc.	Property & Portfolio Research Limited	101	1	100%
CoStar Limited	CoStar UK Limited	1001	4,512,372	100%
CoStar Limited	Grecam S.A.S.	Registered securities	10,798	100%
Lonestar Acquisition Sub, Inc. [4]	CoStar Group, Inc.	Uncertificated	100	100%

________________________
4 To be merged out of existence at the Closing.

128

LoopNet, Inc.	Xceligent, Inc.	PA1-1, PA2-1, PA2-2, PA2-3, PA2-4, PA2-5, PA3-1, PA3-1, PA3-1, PA3-2, PA4-1, PA4-1, PA4-2, PA4-3, PA4-4, PA4-5, PA4-6, PA4-7, PA4-8, PA4-9, PA4-10, PA4-11	438,050	45.0913%
LoopNet, Inc.	AuctionPoint, Inc.	PA-19	1,842,105	24.82%
LoopNet, Inc.	REApplications, Inc.	3 to 9	1,136,364	100%

Variable rate debt instruments with an auction reset feature, mostly AAA-rated auction rate securities (“ARS”), which are primarily student loan securities supported by guarantees from the Federal Family Education Loan Program (“FFELP”) of the U.S. Department of Education5

CUSIP	Principal Amount[6]	Description
055451AD0	$1,228,949	BHP Billiton Notes due 3/29/12
713448BF4	$1,432,836	Pepsico Inc Notes due 5/15/12
224044BE6	$798,649	Cox Communications Inc Notes due 10/1/12
78442GGB6	$54,133	SLM Student Loan Trust 2003-3 A4

Collateralized Debt Obligation – CUSIP: 13200DAA0; $1.25 million Camber Master Securities maturing 2016

________________________
5 The par value of the ARS as of December 31, 2011 was $27,325,000. The fair value of the ARS as of December 31,
2011 was $24,583,697. The maturity dates of the ARS vary between June 1, 2034 and April 1, 2047.
6 As of December 31, 2011

129

Schedule 6.09

Affiliate Transactions

Services Agreement, dated March 10, 2011, between CoStar Realty Information, Inc. and CoStar Realty Information Canada, Inc.

130

Schedule 6.10

Existing Restrictions

None

EXHIBIT A
[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [Identify Lender]][1]

3.	Borrower: CoStar Group, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.
Credit Agreement: The Credit Agreement dated as of February 16, 2012, among CoStar Group, Inc., as Borrower, CoStar Realty Information, Inc., as Co-Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

___________________________________________
1 Select as applicable.

132

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[3]
Term Commitment/ Loans	$	$	%
Revolving Commitment/Loans	$	$	%
[ ][4]	$	$	%

Effective Date:                                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR], [subject to the final paragraph below]5.

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

[Notwithstanding the foregoing, the assignment of the Assigned Interest set forth in this Assignment and Assumption shall not become effective until the initial funding of the Term Loans and the Revolving Loans on the Escrow Funding Date (in the event that the Escrow Funding occurs on the Escrow Funding Date) or on the Closing Date (in the event that the Escrow Funding does not occur on the Escrow Funding Date) (such date of initial funding, the “Funding Date”) and, notwithstanding such assignment, the Assignor hereunder shall remain fully obligated to fund its Term Commitment or Revolving Commitment on the applicable Funding Date and will retain exclusive control of its rights and obligations with respect to such Term Commitment or Revolving Commitment under the Credit Agreement (including in respect of consents, amendments, waivers and modifications) until the applicable Funding Date.]6

________________________
2 Must comply with the minimum assignment amount set forth in Section 9.04(b)(ii)(A) of the
Credit Agreement, to the extent such minimum assignment amounts are applicable.
3 Set forth, to at least nine decimals, as a percentage of the Commitments/Loans of all Term
Lenders, Revolving Lenders or Incremental Term Lenders of any Series, as applicable.
4 In the event Incremental Term Commitments/Loans of any Series are established under Section
2.21 of the Credit Agreement, refer to the Series of such Incremental Term Loans assigned.
5 To be included with respect to any assignment of a Term Commitment or Revolving Commitment prior to the initial funding of the Term Loans and the Revolving Loans on the Escrow Funding
Date or the Closing Date, as applicable, as per Section 9.04(b)(vi) of the Credit Agreement.
6 To be included with respect to any assignment of a Term Commitment or Revolving Commitment prior to the initial funding of the Term Loans and the Revolving Loans on the Escrow Funding
Date or the Closing Date, as applicable, as per Section 9.04(b)(vi) of the Credit Agreement.

133

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNOR], as Assignee,

by
Name:
Title:

134

[Consented to and][7] Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

by
Name:
Title:

[Consented to:][8]

[COSTAR GROUP, INC., as Borrower,]

by
Name:
Title:

[Consented to:][9]

[ISSUING BANK,]

by
Name:
Title:

____________________________________________
7To be included only if the consent of the Administrative Agent is required by Section
9.04(b)(i)(B) or 9.04(b)(ii)(A) of the Credit Agreement.
8 To be included only if the consent of the Borrower is required by Section 9.04(b)(i)(A) or
9.04(b)(ii)(A) of the Credit Agreement.
9 To be included only if the consent of any Issuing Bank is required by Section 9.04(b)(i)(C) of the
Credit Agreement.

135

[Consented to:]10

JPMORGAN CHASE BANK, N.A., as Swingline Lender,
    by
________________________________                    Name:        Title:

_________________________
10 To be included only if the consent of the Swingline Lender is required by Section 9.04(b)(i)(D) of the Credit Agreement.

136

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, the Co-Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Co-Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is a U.S. Person, attached to this Assignment and Assumption is IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee, and (vii) it does not bear a relationship to the Borrower or the Co-Borrower as described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption

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may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

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EXHIBIT B
LOAN AUCTION PROCEDURES
This Exhibit B is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.23 of the Credit Agreement dated as of [Ù] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of its Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager(or any of their Affiliates) in its capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Purchase Offer and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit B have the meanings assigned to them in the Credit Agreement.
(a)    Notice Procedures. In connection with each Purchase Offer, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Class(es)) of the Class or Classes of Term Loans (as determined by the Borrower in its sole discretion) that will be the subject of such Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Class of Term Loans that the Borrower offers to purchase in such Purchase Offer (the “Auction Amount”), which shall be no less than $[Ù]1 (across all such Classes) (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which the Borrower would be willing to purchase Term Loans of each applicable Class in such Purchase Offer; and (iii) the date on which such Purchase Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted. A Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the Borrower withdraws such Purchase Offer in accordance with the terms hereof or as set forth in Section 2.23(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed purchase offer, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Purchase Offer or the occurrence of the Expiration Time of such previous Purchase Offer.

___________________________________
1 To be consistent with Section 2.23(a)(iii) of the Credit Agreement.

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(b)    Reply Procedures. In connection with any Purchase Offer, each Lender of the applicable Class wishing to participate in such Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans (the “Reply Price”) of the applicable Class within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than $[1,000,000] or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class held by such Lender. Lenders may only submit one Return Bid per Class per Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
(c)    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Purchase Offer within the Discount Range for such Purchase Offer that will allow the Borrower to complete the Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans of the applicable Class from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.
(d)    Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Class for which Qualifying Bids have been submitted in any given Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable Class to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.
(e)    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption

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received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.
(f)    Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:
“No Default or Event of Default has occurred and is continuing, or would result from this Purchase Offer.
The representations and warranties of the Borrower and each other Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, are true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.04 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clause (a) or (b) of Section 5.01 of the Credit Agreement.
As of the date hereof, except as previously disclosed in writing to the Administrative Agent and the Lenders, the Borrower represents and warrants that no Loan Party, has any MNPI that both (i) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (ii) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to participate in the Purchase Offer.”
(g)    Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw a Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or canceled by a Lender. However, a Purchase Offer may become void if the conditions to the purchase set forth in Section 2.23 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of a Purchase Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit B. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.23 of the Credit Agreement or this Exhibit B. None of the Administrative Agent, the Auction Manager or any of its Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates

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(whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit B shall not require the Borrower to initiate any Purchase Offer.

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EXHIBIT C-1
[FORM OF] BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group
10 South Dearborn, Floor 07
Chicago, IL 60603
Attention: April Yebd
Fax: (888) 292-9533

Copy to:

JPMorgan Chase Bank, N.A.,
as Administrative Agent
395 N. Service Rd., Floor 3
Melville, NY 11747
Attention: Alicia Schreibstein
Fax: (631) 755-5184
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section [2.03] [2.04] of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Class of Borrowing:[1] ____________________________________

(B)	Aggregate principal amount of Borrowing :[2] $_________________

(C)	Date of Borrowing (which is a Business Day): ________________

(D)	Type of Borrowing:[3] ____________________________________
1Specify Term Borrowing, Revolving Borrowing, Swingline Borrowing or Incremental Term
Borrowing, and if an Incremental Term Borrowing, specify the Series.
2 Must comply with Section 2.02(c) and 2.04(a) of the Credit Agreement, as applicable.
3 Specify ABR Borrowing or Eurocurrency Borrowing. If no election as to the Type of
Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

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(E)	Interest Period and the last day thereof:[4] _____________________

(F)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)

The Borrower hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.04 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby and the use of proceeds thereof [(i)] the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01(b) or 2.04(a) of the Credit Agreement [and (ii) Unrestricted Cash [shall not/is not projected to] exceed $25,000,000]5.

Very truly yours,

Costar group, inc.,

By:
Name:
Title:

_____________________________
4 Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest
Period” and can be a period of one, two, three or six months (or, to the extent made available by all Lenders participating in the requested Borrowing, nine or twelve months). If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
5 Bracketed language to be included only in connection with Revolving Loans being borrowed on the Closing Date.

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EXHIBIT C-2
[FORM OF] LETTER OF CREDIT REQUEST
Dated             1
JPMorgan Chase Bank, N.A.
as Administrative Agent for the Lenders
383 Madison Avenue
New York, NY 10179
[Issuing Bank and address]

Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Costar Group, Inc., as Borrower, Costar Realty Information, Inc., as Co-Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
[We hereby request that the Issuing Bank, in its individual capacity, issue a Letter of Credit for the account of [the undersigned] [ ]2 on       3      , which Letter of Credit shall be denominated in dollars and shall be in the aggregate amount of       4      . The beneficiary of the requested Letter of Credit will be       5      , and such Letter of Credit will be in support of       6       and will have a stated expiration date of       7    .8] [We hereby request that the Issuing Bank, in its individual capacity, amend, renew or extend an existing Letter of Credit that was issued by the Issuing Bank for the account of the undersigned on      9       . Such existing Letter of Credit was issued for the benefit of       10      , in the aggregate amount of       11      and has an expiration date of       12      . Attached to this Letter of Credit Request is a description of requested amendment, renewal or extension of such existing Letter of Credit.]
_____________________________
1 Insert date of Letter of Credit Request.
2 The Borrower may request the issuance of Letters of Credit for the account of a Subsidiary if permitted by
2.05(a).
3 Insert date of issuance, which shall be a Business Day that is at least [two (2)] Business Days from the date hereof.
4 Insert aggregate initial amount of the Letter of Credit.
5 Insert name and address of beneficiary.
6 Insert brief description of supportable obligations.
7 Insert the last date upon which drafts may be presented which may not be later than the dates referred to in
Section 2.05(c) of the Credit Agreement.
8 Also include any other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare the Letter of Credit.
9 Insert date of issuance of the existing Letter of Credit.
10 Insert name and address of beneficiary of the existing Letter of Credit.
11 Insert aggregate amount of the existing Letter of Credit.
12 Insert date of expiration of the existing Letter of Credit.

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The Borrower hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.04 of the Credit Agreement have been satisfied and that, after giving effect to the issuance, amendment, renewal or extension of the Letter of Credit requested hereby, (i) the LC Exposure will not exceed $10,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.

Very truly yours,

Costar group, inc.,

By:
Name:
Title:

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EXHIBIT D

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[            ], 201[ ],

among

COSTAR GROUP, INC.,

COSTAR REALTY INFORMATION, INC.,

THE SUBSIDIARIES OF COSTAR GROUP, INC.
IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II-1	Form of Trademark Security Agreement
Exhibit II-2	Form of Copyright Security Agreement
Exhibit II-3	Form of Patent Security Agreement

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT dated as of [           ], 201[ ] (this “Agreement”), among COSTAR GROUP, INC., COSTAR REALTY INFORMATION, INC., the Subsidiaries from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COSTAR GROUP, INC., a Delaware corporation (the “Borrower”), COSTAR REALTY INFORMATION, INC., a Delaware corporation (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definition

SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)    The rules of construction specified in Section 1.03 and 1.04 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).
“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Claiming Party” has the meaning assigned to such term in Section 6.02.
“Co-Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Collateral” means Article 9 Collateral and Pledged Collateral.
“Contributing Party” has the meaning assigned to such term in Section 6.02.
“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any other Person or that such other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.
“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including, in the case of any

Grantor, the registered United States Copyrights set forth next to its name on Schedule III.
“Credit Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.
“Grantors” means the Borrower, the Co-Borrower and the Subsidiary Loan Parties.
“Guarantors” means the Borrower (except with respect to obligations of the Borrower), the Co-Borrower and the Subsidiary Loan Parties.
“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential proprietary databases, confidential or proprietary technical and business information, know‑how, show‑how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
“IP Security Agreement” means a fully executed short form agreement, substantially in the form of Exhibit II-1, Exhibit II-2 or Exhibit II-3 hereto, as applicable, or otherwise reasonably satisfactory to the Administrative Agent, containing a description of Article 9 Collateral consisting of Intellectual Property and suitable for recording by the United States Patent and Trademark Office or the United States Copyright Office, as the case may be.
“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Person is a party, including those exclusive Copyright Licenses covering registered United States Copyrights under which any Grantor is a licensee listed on Schedule III.
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under or pursuant to the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations” means (a) Loan Document Obligations, (b) to the extent designated by the applicable Lender in a written notice to the Administrative Agent as “Obligations” hereunder (provided that any such obligations owed to the Administrative Agent shall be deemed “Obligations” hereunder), any Cash Management Obligations (as defined in the Credit Agreement) of each Loan Party owed to a Lender or an Affiliate of a Lender arising from Cash Management Services and (c) the due and punctual payment and performance of all Hedging Obligations (as defined in the Credit Agreement) of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention covered by a Patent now or hereafter owned by any Grantor, or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention covered by a Patent owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, and all rights of any Grantor under any such agreement.
“Patents” means with respect to any Person all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those United States registrations and applications listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.01(b) of the Credit Agreement, as updated by the Perfection Certificate dated the Closing Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.03(e) of the Credit Agreement.
“Pledged Collateral” has the meaning assigned to such term in Section 3.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.
“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) each Issuing Bank (d) each provider of Cash Management Services (as defined in the Credit Agreement) the liabilities in respect of which constitute Obligations, (e) each counterparty to any Hedging Agreement with a Loan Party the Hedging Obligations under which constitute Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.
“Security Interest” has the meaning assigned to such term in Section 4.01(a).
“Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement after the Closing Date, in each case other than those that have been released pursuant to Section 7.13.
“Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.
“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor, or that any Grantor otherwise has the right to license, or granting any Grantor any right to use any Trademark now or hereafter owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.
“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registrations and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including, in the case of any Grantor, the United States registrations and applications set forth next to its name on

Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal, or amendment or modification, of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party, or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on, any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Obligations (excluding contingent obligations (other than any such obligations in respect of a Letter of Credit) as to which no claim has been made)); (vi) any illegality, lack of validity or lack of enforceability of any of the Obligations; (vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Obligations; (viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date; (x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties; (xi) any action permitted or authorized hereunder; or (xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than the payment in full in cash of the Obligations (excluding contingent obligations (other than any such obligations in respect of a Letter of Credit) as to which no claim has been made)). Each Guarantor expressly authorizes the Secured Parties to take and hold security in accordance with the terms of the Loan Documents for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election and in accordance with the terms of the Loan Documents and applicable law, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that, unless released pursuant to Section 7.13(b), its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made without withholding for any Taxes to the same extent that payments by the Borrower are required to be so made pursuant to the terms of Section 2.17 of the Credit Agreement. The provisions of Section 2.17 of the Credit Agreement shall apply to each Guarantor, mutatis mutandis.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a)
(i) the shares of capital stock and other Equity Interests owned by such Grantor including those listed opposite the name of such Grantor on Schedule II, (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates, if any, representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include Excluded Equity Interests.

(b)
(i) the debt securities owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing all such debt securities (the “Pledged Debt Securities”);

(c)	all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 or Section 3.02;

(d)
subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above;

(e)	subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above;

(f)	the Intercompany Note; and

(g)	all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”);

provided that the term “Pledged Collateral” shall not include any non-U.S. assets of a Grantor that would otherwise constitute Pledged Collateral if, and to the extent that, such non-U.S. assets are effectively charged, pledged or otherwise secured pursuant to any Foreign Pledge Agreement or Foreign Security Agreement.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent (i) on or prior to the Closing Date any and all Pledged Equity Securities owned by such Grantor on the Closing Date and listed on Schedule II and (ii) as promptly as practicable, and in any event within 30 days after the acquisition thereof (or such longer period as the Administrative Agent may reasonably agree), any Pledged Securities acquired by such Grantor after the Closing Date.

(b)    As promptly as practicable, and in any event within 30 days after the Closing Date, each Grantor will (i) cause all Indebtedness for borrowed money (except with respect to intercompany Indebtedness) in a principal amount in excess of $2,000,000 (individually) or $5,000,000 (in the aggregate) that is owed to such Grantor by any Person to be evidenced by a duly executed promissory note, (ii) pledge or cause to be pledged such promissory note pursuant to a supplement in a form reasonably satisfactory to the Administrative Agent and (iii) deliver or cause such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank, to be delivered to the Administrative Agent pursuant to the terms hereof.

(c)    Upon delivery to the Administrative Agent, (i) any certificate or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a)    as of the Closing Date, Schedule II sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor in any Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) all the Pledged Debt Securities owned by such Grantor;

(b)    the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and, in the case of Pledged Equity Interests, are fully paid and nonassessable; provided that the foregoing representation, insofar as it relates to the Pledged Debt Securities issued by a person other than the Borrower, the Co-Borrower or any Subsidiary, is made to the knowledge of the Grantors;

(c)    except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any Dispositions or other transactions made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to

Section 6.02 of the Credit Agreement and subject to Dispositions or other transactions made in compliance with the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and other transactions made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d)    except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Equity Interests with respect to wholly-owned Subsidiaries and the Intercompany Note are and will continue to be freely transferable and assignable, and none of such Pledged Equity Interests with respect to wholly-owned Subsidiaries and the Intercompany Note are or will be subject to any option, right of first refusal, shareholders agreement, charter, by‑law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e)    each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and

(f)    by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in the State of New York in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Obligations.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Grantors of its intent to exercise such rights, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest. 1)Unless and until an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i)    each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii)    the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section;

(iii)    each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent not prohibited by the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent).

(b)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower to that effect, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06.

(d)    Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)    all Accounts;

(ii)    all Chattel Paper;

(iii)    all cash and Deposit Accounts;

(iv)    all Documents;

(v)    all Equipment;

(vi)    all General Intangibles, including all Intellectual Property;

(vii)    all Instruments;

(viii)    all Inventory;

(ix)    all other Goods

(x)    all Investment Property;

(xi)    Letter-of-Credit Rights;

(xii)    all Commercial Tort Claims specifically described on Schedule IV hereto, as such schedule may be supplemented from time to time pursuant to Section 4.04(d);

(xiii)    all books and records pertaining to the Article 9 Collateral; and

(xiv)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Security Interest attach to Excluded Assets (it being understood that, to the extent the Security Interest shall not have attached to any such Excluded Assets, the term “Article 9 Collateral” shall not include any such Excluded Asset); provided further that the term “Article 9 Collateral” shall not include any non-U.S. assets of a Grantor that would otherwise constitute Article 9 Collateral if, and to the extent that, such non-U.S. assets are effectively charged, pledged or otherwise secured pursuant to any Foreign Security Agreement.

(b)    Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also authorizes and ratifies any initial financing statements filed by the Administrative Agent prior to, on or after the Closing Date in any relevant jurisdiction or amendments thereto with respect to the Article 9 Collateral or any part thereof naming any Grantor as debtor or the Grantors as debtors and the Administrative Agent as secured party, if filed prior to the Closing Date.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks or Copyrights granted by each Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c)    The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)    The Article 9 Collateral with respect to which a Security Interest is purported to be granted hereunder is not subject to any Liens, except for Liens pursuant to this Agreement or any other Loan Document and Liens permitted under the Credit Agreement, and each Grantor has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.04 or 5.12 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States registered and applied for Patents, Trademarks and Copyrights owned by (and in the case of Copyrights, exclusively licensed to) each Grantor) that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the Closing Date). The Grantors undertake that (i) a fully executed IP Security Agreement containing a description of the Article 9 Collateral consisting of United States registered Patents and United States registered Trademarks (and applications for any of the foregoing) owned by each Grantor will be delivered to the Administrative Agent for recording with the United States Patent and Trademark Office within 30 days after the Closing Date and (ii) a fully executed IP Security Agreement containing a description of the Article 9 Collateral consisting of United States registered Copyrights (and applications for any of the foregoing) owned by or exclusively licensed to each Grantor will be delivered to the Administrative Agent within 30 days after the Closing Date for recording with the United States Copyright Office, in each case pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the Closing Date).

(c)    Subject to the limitations in Section 4.03(e), the Security Interest constitutes (i) a valid and enforceable security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in paragraph (b) of this Section 4.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code and (iii) subject to the filings described in paragraph (b) of this Section 4.02, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of an IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three‑month period after the Closing Date pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period after the Closing Date pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement.

(d)    The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in the case of each of clauses (i), (ii) and (iii) above, such as have been filed for the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement or any other Loan Document or are filed in respect of Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

SECTION 4.03. Covenants. (a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement, subject to the rights of such Grantor under Section 9.14 of the Credit Agreement and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.

(b)    Subject to the limitations set forth herein, the other Security Documents and in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement, each Grantor will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by this Agreement and the other Security Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of this Agreement and the other Security Documents, all at its sole expense. Subject to the limitations set forth herein, the other Security Documents and in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement, if any assets (including any owned real estate or improvements thereto (but not any leased real property) or any interest therein) with a fair market value (determined in good faith by the Borrower at the time of acquisition of such assets) in excess of $2,500,000 (individually) are acquired by any Grantor after the Closing Date (other than assets constituting Excluded Assets and other assets constituting Collateral hereunder that become subject to the Lien created hereunder upon acquisition thereof), such Grantor will notify the Administrative Agent (who shall notify the Lenders) thereof and will promptly cause such assets to be subjected to a Lien securing the applicable Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of this Agreement, including actions described in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement, all at its own expense.

Without limiting the generality of the foregoing, but subject to the limitations set forth herein, the other Security Documents and in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement, each Grantor hereby authorizes the Administrative Agent, with prompt written notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute an application or registration for any United States Copyright, Patent or Trademark; provided that any Grantor shall have the right, exercisable within 10 Business Days (or such longer period as shall be agreed by the Borrower and the Administrative Agent) after it has been notified in writing by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy (i) with respect to such supplement or additional schedule or (ii) of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that, at the reasonable request of the Administrative Agent, it will use commercially reasonable efforts to take such action as shall be reasonably necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 10 Business Days (or such longer period as shall be agreed by the Borrower and the Administrative Agent) after the date it has been notified in writing by the Administrative Agent of the specific identification of such Collateral.

(c)    At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent, within 10 Business Days after demand, for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d)    Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the other Secured Parties from and against any and all liability for such performance.

(e)    Notwithstanding the foregoing provisions or anything in this Agreement or any other Loan Document to the contrary, (a) the provisions of this Agreement shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of any Grantor, as to which the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets (taking into account any adverse tax consequences to the Borrower and the Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the terms of this Agreement shall be subject to exceptions and limitations set forth herein, in the other Security Documents and the Credit Agreement and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (d) in no event shall the delivery of landlord lien waivers, estoppels, collateral access letters or any similar agreement or document be required, (e) in no event shall any Collateral include any Excluded Assets and (f) in no event shall any Grantor or any other Subsidiary be required to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction with respect to (i) Intellectual Property, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law security assignments or other non-U.S. agreements or filings, or (ii) the perfection of security interests in, or obtaining control over, any deposit or securities accounts of any Grantor maintained in foreign jurisdictions. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets acquired, or Subsidiaries formed or acquired, after the Closing Date where it and the Borrower reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the Credit Agreement, this Agreement or any other Security Agreement. Without limiting the foregoing, no perfection actions shall be required with respect to (A) motor vehicles and other assets subject to certificates of title or ownership, (B) letter of credit rights with a value of less than $2,000,000 (except that if such letter of credit right is a “supporting obligation” (as defined in the New York UCC) no perfection actions, other than the filing of a financing statement under the New York UCC, shall be required) or (C) commercial tort claims with a value of less than $2,000,000.

(f)    Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney‑in‑fact) for the purpose, upon the occurrence and during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)    Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral (other than any Instrument with a face amount of less than $2,000,000 and other than checks to be deposited in the ordinary course of business), such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b)    Investment Property. Except to the extent otherwise provided in Article III or elsewhere in this Agreement or any other Loan Document (and, for the avoidance of doubt, excluding any securities relating to any Excluded Equity Interest), if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall promptly, and in any event within 30 days of first holding or acquiring such certificated securities (or such longer period as the Administrative Agent may reasonably agree to), endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(c)    Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with an aggregate face amount greater than $2,000,000 that is not a Supporting Obligation with respect to any of the Collateral, such Grantor shall promptly, and in any event within 30 days of so becoming a beneficiary, notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) use commercially reasonable efforts to arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

(d)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $2,000,000, such Grantor shall promptly, and in any event within 30 days of such Grantor obtaining actual knowledge of holding or acquiring such Commercial Tort Claim, notify the Administrative Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule IV shall be deemed to be supplemented to include such description of such commercial tort claim as set forth in such writing.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except to the extent failure so to act could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement and as otherwise permitted under the Credit Agreement, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees (i) to maintain the validity and enforceability of any registered Intellectual Property (or applications therefor) and to maintain such registrations and applications of Intellectual Property in full force and effect and (ii) to pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b)    Except as could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement and as otherwise permitted under the Credit Agreement, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c)    Except where failure to do so could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement and as otherwise permitted under the Credit Agreement, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the Closing Date, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(d)    Each Grantor agrees that, should it obtain an ownership interest in any Intellectual Property after the Closing Date, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become Intellectual Property subject to the terms and conditions of this Agreement.

(e)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any Grantor from any Disposition of, abandoning, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement.

SECTION 4.06. Collections. (a) After the occurrence and during the continuance of an Event of Default, immediately upon the written request the Administrative Agent, each Grantor agrees (i) to notify and direct promptly each Account Debtor and every other Person obligated to make payments on Accounts or in respect of any Inventory to make all such payments directly to an account or accounts (the “Control Accounts”) specified by, and maintained with, the Administrative Agent for the purpose (each of which accounts shall be subject to the dominion and control of the Administrative Agent on terms reasonably satisfactory to the Administrative Agent), (ii) to use all reasonable efforts to cause each Account Debtor and every other Person identified in clause (i) above to make all payments with respect to Accounts and Inventory directly to the Control Accounts and (iii) promptly to deposit all payments received by it on account of Accounts and Inventory, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Control Accounts in precisely the form in which received (but with any endorsements of such Grantor necessary for deposit or collection), and until they are so deposited such payments shall be held in trust by such Grantor for and as the property of the Administrative Agent.

(b)    After the establishment of the Control Accounts no Grantor shall change the general instructions given to Account Debtors in respect of payment on Accounts to be deposited in the Control Accounts without the prior written consent of the Administrative Agent.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors that it exercises its rights under this Section 5.01, each Grantor agrees to deliver, on demand, each item of Collateral to the Administrative Agent or any Person designated by the Administrative Agent, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then‑existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral or the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral or the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9‑611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court‑appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9‑610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, any surplus then remaining shall be paid to the Grantors, their successors or assigns, or to whomsoever may be legally entitled to receive the same or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such times as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies in accordance with the provisions of this Agreement, each Grantor hereby grants the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense, solely during the continuance of an Event of Default, any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any Requirements of Law; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, during the continuation of an Event of Default; provided further that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Administrative Agent has determined that such a registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 in respect of any payment hereunder), the Borrower agrees that (a) in the event a payment in respect of any obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the Closing Date (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the Closing Date (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, such other date). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Co-Borrower or any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement or Section 4.03(b).

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Grantor that is not a party to the Credit Agreement hereby acknowledges the provisions of Section 9.03 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement and as if the references in such Section to the Borrower were references to such Grantor.

(b)    The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Secured Party. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 7.03. Any such amounts payable as provided hereunder shall be additional Obligations.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until such time as all Loan Document Obligations (other than contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or back-stopped and the Issuing Banks have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

SECTION 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good‑faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

SECTION 7.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, upon any amount becoming due and payable by any Grantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Grantor against any of and all the obligations then due of such Grantor now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or Issuing Bank, as applicable; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any enforcement action or proceeding relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to Collateral, against any Grantor, Guarantor, or their respective properties in the courts of any jurisdiction.

(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    Each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security

Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 7.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all Loan Document Obligations (other than contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or back-stopped and the Issuing Banks have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

(b)    The guarantees, the Security Interest and all other security interests granted hereby shall also terminate and be released with respect to a Guarantor, a Grantor or an asset at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement.

(c)    In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 7.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.14. Additional Subsidiaries. Pursuant to the Credit Agreement, additional Subsidiaries may or may be required to become Guarantors and Grantors after the Closing Date. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Supplement, any such Subsidiary shall become a Guarantor and/or a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

SECTION 7.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent as set forth in Section 4.06; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COSTAR GROUP, INC.,

By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,

By
Name:
Title:

[OTHER SUBSIDIARY LOAN PARTIES],
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By
Name:
Title:

Schedule I to
the Guarantee and
Collateral Agreement

SUBSIDIARY LOAN PARTIES

Schedule II to
the Guarantee and
Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to
the Guarantee and
Collateral Agreement

U.S. COPYRIGHTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

EXCLUSIVE COPYRIGHT LICENSES

II. Licensees/Sublicenses of [Name of Grantor] as Exclusive Licensee on Closing Date

A. Copyrights

[List U.S. copyrights in numerical order by Registration No.]

U.S. Copyrights

Licensor Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no patents are owned.
List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no trademarks/trade names are owned. List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

Schedule IV to
the Guarantee and
Collateral Agreement

Commercial Tort Claims

Exhibit I to the
Guarantee and
Collateral Agreement

SUPPLEMENT NO. __ dated as of [  ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of [ ], 201[_] (the “Collateral Agreement”), among COSTAR GROUP, INC. (the “Borrower”), COSTAR REALTY INFORMATION, INC. (the “Co-Borrower”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Borrower and the Co-Borrower are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A. Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Co-Borrower, the lenders from time to time party thereto and JPMCB, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement.

C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 7.14 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, Grantor and Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary and (c) set forth on Schedule III attached hereto is a true and correct schedule of Intellectual Property consisting of United States registered or applied for Copyrights, Patents and Trademarks of the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement as provided in, and subject to the provisions of, Section 9.03 of the Credit Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name Of New Subsidiary],
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Name:
Title:

Schedule I
to Supplement No. __ to the
Guarantee and
Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II
to Supplement No. __ to the
Guarantee and
Collateral Agreement

PLEDGED SECURITIES

Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III
to Supplement No. __ to the
Guarantee and
Collateral Agreement

INTELLECTUAL PROPERTY

Exhibit II-1 to the
Guarantee and
Collateral Agreement

[FORM OF] TRADEMARK SECURITY AGREEMENT, dated as of [         ], 201[ ], among COSTAR GROUP, INC. (the “Borrower”), COSTAR REALTY INFORMATION, INC. (the “Co-Borrower”), the Subsidiaries listed on Schedule I hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).
Reference is made to the Guarantee and Collateral Agreement dated as of [        ], 201[ ] (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Co-Borrower, the Lenders party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”)). The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Security Agreement, did and hereby does grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor (collectively, the “Trademark Collateral”):

(a)    all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those United States registrations and applications listed on Schedule II (the “Trademarks”);

(b)    all goodwill associated with or symbolized by the Trademarks; and

(c)    all other assets, rights and interests that uniquely reflect or embody the Trademarks; provided that any Trademark application filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent-to-use” such Trademark, will not be deemed to be Trademark Collateral unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1

(d)    of the Lanham Act (15 U.S.C. §§ 1051, et seq.), if, to the extent, and for so long as, granting a security interest or other lien in such Trademark application prior to such filing could reasonably be expected to adversely affect the enforceability or validity of such Trademark application.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in connection with, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By
Name:
Title:

Schedule I

Subsidary Parties

Schedule II

I. Trademarks

Registered Owner	Mark	Registration Number

II. Trademark Applications

Registered Owner	Mark	Registration Number

Exhibit II-2 to the
Guarantee and
Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT, dated as of [         ], 201[ ], among COSTAR GROUP, INC. (the “Borrower”), COSTAR REALTY INFORMATION, INC. (the “Co-Borrower”), the Subsidiaries listed on Schedule I hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).
Reference is made to the Guarantee and Collateral Agreement dated as of [        ], 201[ ] (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Co-Borrower, the Lenders party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”)). The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Security Agreement, did and hereby does grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or, with respect to clause (b) below, in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) all copyright rights in any work arising under the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including those registered United States Copyrights listed on Schedule II (the “Copyrights”); and

(b) all exclusive Copyright Licenses covering registered United States Copyrights under which any Grantor is a licensee, including those exclusive Copyright Licenses listed on Schedule II hereto.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in connection with, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By
Name:
Title:

Schedule I

Subsidiary Parties

Schedule II

I. Copyrights

Registered Owner	Title	Registration Number

II. Copyright Applications

Registered Owner	Title	Registration Number

III. Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number

Exhibit II-3 to the
Guarantee and
Collateral Agreement

[FORM OF] PATENT SECURITY AGREEMENT, dated as of [         ], 201[ ], among COSTAR GROUP, INC. (the “Borrower”), COSTAR REALTY INFORMATION, INC. (the “Co-Borrower”), the Subsidiaries listed on Schedule I hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).
Reference is made to the Guarantee and Collateral Agreement dated as of [        ], 201[ ] (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Co-Borrower, the Lenders party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”)). The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Security Agreement, did and hereby does grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor (collectively, the “Patent Collateral”):

all letters patent of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those United States registrations and applications listed on Schedule II (the “Patents”), and all reissues, continuations, divisions, continuations‑in‑part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted in connection with, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,
By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By
Name:
Title:

Schedule I

Subsidiary Parties

Schedule II

I. Patents

Registered Owner	Title	Registration Number

II. Patent Applications

Registered Owner	Title	Serial Application Number

EXHIBIT E
[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]
Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned hereby certifies, in his capacity as [ ] of the Borrower and not in a personal capacity, as follows:

1.    I am a Financial Officer of the Borrower.

2.    [Attached as Schedule I-A and I-B hereto are (a) the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [ ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [Ernst & Young LLP]1 required by Section 5.01(a) of the Credit Agreement and (b) a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget).2]

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes.]

3.    Attached as Schedule II hereto is a list of each Subsidiary that, as of the date hereof, (a) is an Excluded Subsidiary and has not previously been identified as an Excluded Subsidiary in Schedule 3.11A to the Credit Agreement or in any prior Compliance Certificate or (b) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary.

4.    [Attached as Schedule III hereto is a complete and correct schedule, in the form of Schedule III to the Collateral Agreement, of all Intellectual Property owned by each Loan Party, including all applications filed by such Loan Party, either itself or through any agent, employee, licensee or designee, for any Patent, Trademark or Copyright (or for the registration of any Patent, Trademark or Copyright) (each as defined in the Collateral Agreement) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, in existence on the date hereof and not heretofore disclosed to the Administrative Agent on Schedule III to the Collateral Agreement, as supplemented from time to time in accordance with the Credit Agreement.]3

______________________________
1 An independent registered public accounting firm of recognized national standing may be substituted for Ernst & Young
LLP in accordance with Section 5.01(a) of the Credit Agreement.
2 It is understood and acknowledged that a consolidated budget for the fiscal year ending December 31, 2012 was delivered by the Borrower to the Administrative Agent prior to the Effective Date.
3 This certification and the accompanying Schedule III shall not be included in any Compliance Certificate required to be delivered prior to the Closing Date.

5.    [Since the date of the Perfection Certificate delivered on the Effective Date, as supplemented by the updated Perfection Certificate delivered on the Closing Date and as supplemented by any prior certificates delivered pursuant to Section 5.01(d) of the Credit Agreement, there has been no change in the information set forth in Schedules 1 and 2A therein [, other than those changes set forth on Schedule IV hereto]4.]5

6.    [All notices required to be provided under Sections 5.03 and 5.04 of the Credit Agreement have been provided.]6

7.    I have no knowledge of (a) the existence of any Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and the action that the Borrower has taken or proposes to take with respect thereto, or (b) any change in GAAP or in the application thereof (that could reasonably be expected to affect, in any material respect, any financial calculations or ratios required to be determined under the Credit Agreement) since the date of the consolidated balance sheet most recently theretofore delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (or prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement), except as set forth in a separate attachment, if any, to this Certificate, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying this Certificate.

8.    [The [financial covenant analyses and other] information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate.]7

The foregoing certifications are made and delivered on [ ], pursuant to Section 5.01(c) [and Section 5.01(d)] of the Credit Agreement.

CO-STAR GROUP, INC.

By:
Name:
Title:

______________________________
4 Bracketed language to be deleted if not applicable.
5 To be included only on and after the Closing Date and only if financial statements are being delivered pursuant to Section
5.01(a) of the Credit Agreement.
6 This certification shall not be included in any Compliance Certificate required to be delivered prior to the Closing Date.
7 Calculation of Excess Cash Flow to be included only if this Certificate is delivered with financial statements required under Section 5.01(a) of the Credit Agreement.

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].8

1.	Consolidated Net Income: (i) ‑ (ii) - (iii) + (iv) - (v)		$[___,___,___]
	(i)	the net income (or loss) attributable to the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]
	(ii)	any gains or losses for such period of any Person that is accounted for by the equity method of accounting:	$[___,___,___]
	(iii)	the income of any Person (other than the Borrower) that is not a consolidated Subsidiary:	$[___,___,___]
(iv)
the amount (not in excess of such excluded gains or income of such Person referred to in clause (ii) or (iii) above) of cash dividends or cash distributions or other payments that are actually paid by such Person referred to in clause (ii) or (iii) above in cash or Permitted Investments (or other property to the extent converted into cash or Permitted Investments) to the Borrower or, subject to clause (v) below, any other consolidated Subsidiary during such period:
$[___,___,___]
(v)
the income of any consolidated Subsidiary (other than the Borrower or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted by the operation of the terms of the organizational documents or similar shareholder or joint venture agreement of such Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived:
$[___,___,___]
2.	Consolidated EBITDA:9 10 (i) + (ii) ‑ (iii) =		$[___,___,___]
	(i)	Consolidated Net Income for such period:	$[___,___,___]

______________________________
8 Calculations demonstrating compliance with Sections 6.12 and 6.13 of the Credit Agreement need not accompany a Compliance Certificate delivered concurrently with financial statements with respect to a period prior to the first full fiscal quarter commencing after the Closing Date.
9 To the extent included in Consolidated Net Income, Consolidated EBITDA for any period shall be calculated so as to exclude (without any duplication of any adjustment referred to in this calculation) the effect of (a) the cumulative effect of any changes in GAAP or accounting principles applied by management during such period,
(b) any gains or losses on currency derivatives and any currency transaction and translation and gains or losses that arise upon consolidation or upon remeasurement of Indebtedness, (c) any gains or losses attributable to the mark-to-market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to
Accounting Standards Codification 815, and (d) purchase accounting adjustments (including,without limitation, reductions in revenues attributable to the difference between the amount of the Company’s deferred revenues upon acquisition and the fair value of such deferred revenues determined under purchase accounting (which revenues will be recognized according to the Company amortization schedule, in the case of the Transactions, provided to the Lenders prior to the Effective Date).
10 Consolidated EBITDA for any period shall be calculated so as to (a) include (without duplication of any adjustment referred to in this calculation or made pursuant to Section 1.04 of the Credit Agreement, if applicable) the Acquired EBITDA of any Acquired Entity or Business for the entire period (including the portion thereof occurring prior to the acquisition of such Acquired Entity or Business) determined on a historical Pro
Forma Basis and (b) exclude (without duplication of any adjustment referred to in this calculation or made pursuant to Section 1.04, if applicable), the Disposed EBITDA of any Sold Entity or Business for the entire period (including the portion thereof occurring prior to the sale, transfer, disposition or closure of such Sold
Entity or Business) determined on a historical Pro Forma Basis.

(ii)[11]	(a)	consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations):	$[___,___,___]
	(b)	provision for taxes based on income, profits or losses, including federal, foreign and state income and similar taxes (including foreign withholding taxes), paid or accrued during such period:	$[___,___,___]
	(c)	all amounts attributable to depreciation and amortization for such period[12]:	$[___,___,___]
(d)
any unusual or non-recurring charges for such period in an amount not to exceed $2,000,000 in any Test Period and any extraordinary charges for such period, determined on a consolidated basis in accordance with GAAP:
$[___,___,___]
	(e)	any Non-Cash Charges[13] for such period[14]:	$[___,___,___]
	(f)	any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[___,___,___]
	(g)	one-time out-of-pocket costs and expenses relating to the Transactions, including, without limitation, legal and advisory fees (if incurred within 180 days following the Closing Date):	$[___,___,___]
	(h)	losses incurred as a result of dispositions of auction rate securities:	$[___,___,___]
(i)
losses incurred as a result of Dispositions, closures, disposals or abandonments (including the disposition or closure of the facility of the Borrower in White Marsh, Maryland) other than Dispositions, closures, disposals or abandonments in the ordinary course of business:
$[___,___,___]
	(j)	Pro Forma Adjustments:[15]	$[___,___,___]

_____________________________
11 Items to be set forth without duplication and to the extent deducted (and not added back) in determining
Consolidated Net Income for such period.
12 Excluding amortization expense attributable to a prepaid cash item that was paid in a prior period, but including amortization of deferred financing fees and costs and amortization of intangibles.
13 Non-Cash Charges include (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Borrower or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii)
investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable and (d) the non-cash impact of accounting changes or restatements.
14 Any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to this clause (e) (or that would have been added back had the Credit Agreement been in effect during such prior period)
15 The amount added back under clause (j) for such Pro Forma Adjustments in connection with the Merger shall not exceed $14,000,000 in the aggregate for all periods.

(k)
acquisition-related costs, restructuring charges, accruals or reserves and related costs (including, without duplication of amounts added back pursuant to clause (g) above, costs incurred to achieve cost savings and synergies relating to the Transactions), costs related to the acquisition and transition of the Borrower’s corporate headquarters and settlements and impairments incurred outside the ordinary course of the Borrower’s normal business operations:[16]
$[___,___,___]
	(iii)[17]	(a)	any interest income for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]
		(b)	any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP:	$[___,___,___]
		(c)	any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[___,___,___]
		(d)	non-cash income in excess of $500,000 for any Test Period:18 19	$[___,___,___]
		(e)	gains as a result of dispositions of auction rate securities:	$[___,___,___]
(f)
gains as a result of Dispositions, closures, disposals or abandonments (including, without limitation, the disposition or closure of the facility of the Borrower in White Marsh, Maryland) other than Dispositions, closures, disposals or abandonments in the ordinary course of business:
$[___,___,___]
3.	Consolidated Cash Interest Expense:[20] (i) - (ii) =			$[___,___,___]
	(i)	(a)
the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:
$[___,___,___]
		(b)	any cash payments made during such period in respect of obligations referred to in clause (ii)(b) and (ii)(d) below that were amortized or accrued in a previous period:	$[___,___,___]
(c)
any cash commissions and other cash fees and cash charges owed with respect to letters of credit and bankers’ acceptance financing and net payments, if any, made (less net payments, if any, received) pursuant to obligations under Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary:
$[___,___,___]

________________________________
16 The aggregate amount added back pursuant to this clause (k) in any Test Period may not exceed $15,000,000.
17 Items to be set forth without duplication and to the extent included (and not deducted) in determining
Consolidated Net Income.
18 Excluding non-cash income of up to $2,000,000 in any Test Period resulting from the sale of the Borrower’s corporate headquarters in Washington, D.C., which shall not be required to be deducted.
19 Any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash income deducted in computing Consolidated EBITDA for any prior period pursuant to this clause (d) (or that would have been deducted in computing Consolidated EBITDA had the Credit Agreement been in effect during such prior period) to be added in computing Consolidated EBITDA for the period in which such cash is received
(or netting arrangement becomes effective).
20 For purposes of determining the Debt Service Coverage Ratio for (A) the Test Period ending on the last day of the first full fiscal quarter commencing after Closing Date, (B) the Test Period ending on the last day of the second full fiscal quarter commencing after the Closing Date and (C) the Test Period ending on the last day of the third full fiscal quarter commencing after the Closing Date, Consolidated Cash Interest Expense shall be deemed to be equal to (a) the Consolidated Cash Interest Expense for the first full fiscal quarter commencing after the Closing Date, multiplied by 4, (b) the Consolidated Cash Interest Expense for the first two consecutive full fiscal quarters commencing after the Closing Date, multiplied by 2, and (c) the Consolidated Cash Interest
Expense for the first three consecutive full fiscal quarters commencing after the Closing Date, multiplied by 4/3, respectively.

	(ii)	(a) to the extent included in consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of financing costs paid in a previous period:	$[___,___,___]
(b)
to the extent included in consolidated interest expense for such period, all non-cash interest expense, including amounts attributable to amortization of debt issuance costs, commissions, fees and expenses, debt discounts, original issue discount or accrued interest payable in kind for such period or any other amounts of non-cash interest (including as a result of the effects of purchase accounting):
$[___,___,___]
		(c) interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]
		(d) amounts constituting accretion or accrual of discounted liabilities during such period:	$[___,___,___]
		(e) non-cash interest expense attributable to the movement of the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification 815:	$[___,___,___]
4.	Debt Service Coverage Ratio:[21] (i) - (ii) / (iii) + (iv) =		[ ]:1.00
	(i)	Consolidated EBITDA for such Test Period:	$[___,___,___]
	(ii)	cash taxes actually paid by the Borrower and its Subsidiaries during such Test Period:	$[___,___,___]
	(iii)	the current portion of Long-Term Indebtedness[22] of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) outstanding as of the first day of such Test Period:	$[___,___,___]
	(iv)	Consolidated Cash Interest Expense for such Test Period:	$[___,___,___]
5.	Consolidated Total Debt:[23]		$[___,___,___]
6.	Total Leverage Ratio: (i)/(ii) =		[ ]:1.00
	(i)	Consolidated Total Debt as of the last date of the Test Period most recently ended on or prior to the date hereof:	$[___,___,___]
	(ii)	Consolidated EBITDA for the Test Period most recently ended on or prior to the date hereof:	$[___,___,___]

21 To be calculated in respect of the most recent Test Period (i.e. the period of four consecutive fiscal quarters of the Borrower last ended).
22 “Long-Term Indebtedness” means any Indebtedness that constitutes (or, when incurred, constituted) a long-term liability of the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.
23 To be calculated, as of any date of determination, as the aggregate principal amount of Indebtedness of the
Borrower and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon
Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness).

6	Total Leverage Ratio: (i)/(ii) =			[ ]:1.00
	(i)	Consolidated Total Debt as of the last date of the Test Period most recently ended on or prior to the date hereof:		$[___,___,___]
	(ii)	Consolidated EBITDA for the Test Period most recently ended on or prior to the date hereof:		$[___,___,___]
7	Net Working Capital:[24] (i) ‑ (ii) =			$[___,___,___]
(i)
the consolidated current assets of the Borrower and its consolidated Subsidiaries as of the last date of the most recently ended fiscal year on or prior to the date hereof (excluding cash and Permitted Investments):
$[___,___,___]
(ii)
the consolidated current liabilities of the Borrower and its consolidated Subsidiaries as of the last date of the most recently ended fiscal year on or prior to the date hereof, including deferred revenue:[25]

8.	Excess Cash Flow (for Fiscal Year end Compliance Certificates only):26 27 28 (i) + (ii) + (iii) + (iv) - (v) - (vi) - (vii) - (viii) - (ix) - (x) =			$[___,___,___]
	(i)		Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events:	$[___,___,___]
	(ii)		depreciation, amortization and other noncash charges or losses (including deferred income taxes) deducted in determining Consolidated Net Income for such fiscal year:	$[___,___,___]
	(iii)	(a)	the amount, if any, by which Net Working Capital decreased during such fiscal year:	$[___,___,___]
		(b)	the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries increased during such fiscal year:	$[___,___,___]
	(iv)		income tax expense to the extent deducted in determining Consolidated Net Income for such fiscal year:	$[___,___,___]
	(v)		the amount of all non-cash gains included in arriving at Consolidated Net Income for such fiscal year:	$[___,___,___]
(vi)
noncash items of income attributable to the sale and leaseback of the Borrower’s headquarters building or that represent the reversal of any accrual made in a prior period for anticipated cash charges and noncash gains, in each case included in determining Consolidated Net Income for such fiscal year:
$[___,___,___]
	(vii)	(a)	the amount, if any, by which Net Working Capital increased during such fiscal year:	$[___,___,___]
		(b)	the net amount, if any, by which the consolidated deferred revenues of the Borrower and its consolidated Subsidiaries decreased during such fiscal year:	$[___,___,___]
	(viii)[29]	(a)	the aggregate amount of Capital Expenditures by the Borrower and its consolidated Subsidiaries made in cash during such fiscal year:	$[___,___,___]

______________________________
24 May be a positive or negative number. For purposes of calculating Excess Cash Flow, increases or decreases in
Net Working Capital to be calculated without regard to any changes in current assets or current liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
25 To exclude, without duplication, (a) the current portion of Long-Term Indebtedness, (b) all Revolving Loans and
Letters of Credit, to the extent otherwise included therein and (c) the current portion of interest.
26 Amounts used in connection with acquiring Loans under Section 2.23 of the Credit Agreement shall not reduce or be credited against Excess Cash Flow.
27 Clauses (i), (ii), (iii) and (iv) to be calculated without duplication. Clauses (v), (vi), (vii), (viii), (ix) and (x) to be calculated without duplication.
28 This calculation of Excess Cash Flow shall not be included in any Compliance Certificate required to be delivered prior to the Closing Date.
29 In each case, the items set forth in this clause (viii) shall not include any amount financed with Excluded Sources or constituting cash expenditures representing “Contract Consideration” in respect of which amounts were deducted under clause (ix) below in calculating Excess Cash Flow in respect of the prior fiscal year.

(b)
the aggregate amount of cash consideration paid during such fiscal year by the Borrower and its consolidated Subsidiaries to make Permitted Acquisitions and other Investments (other than Investments in cash, Permitted Investments or the Borrower or any of its Subsidiaries) made in reliance on (x) Section 6.04(r) of the Credit Agreement to the extent made in reliance on clause (a)(i) of the definition of “Available Amount” in the Credit Agreement or (y) Section 6.04(p) of the Credit Agreement:
$[___,___,___]
(c)
to the extent not deducted in arriving at net income or loss or pursuant to clauses (i) through (vii) above, the amount of Restricted Payments paid to Persons other than the Borrower or any Subsidiaries during such period pursuant to Section 6.08 of the Credit Agreement, other than Restricted Payments made in reliance on Section 6.08(a)(viii) of the Credit Agreement (except to the extent in reliance on clause (a)(i) of the definition of “Available Amount” in the Credit Agreement):
$[___,___,___]
(d)
payments in cash made by the Borrower and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (ii) above in computing Excess Cash Flow for any prior fiscal year:
$[___,___,___]
(ix)
the aggregate consideration required to be paid in cash by the Borrower or any Subsidiary pursuant to binding contracts (“Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions, other permitted Investments or Capital Expenditures to be consummated or made during the period of 90 days following the end of such fiscal year, as and to the extent specified by the Borrower in the notice provided to the Administrative Agent in respect of the prepayment in respect of Excess Cash Flow for such fiscal year under Section 2.11(g) of the Credit Agreement:[30]
$[___,___,___]
(x)
the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its consolidated Subsidiaries during such fiscal year (including the principal component of payments in respect of Capital Lease Obligations)[31]:
$[___,___,___]
(xi)	income taxes, including penalties and interest, paid in cash during such fiscal year:	$[___,___,___]

30 To be calculated without duplication of amounts deducted from Excess Cash Flow in prior periods and to exclude any amount financed with Excluded Sources.
31 To exclude (a) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments), (b) Term Loans prepaid pursuant to Section 2.11(a), 2.11(c),
2.11(d) or 2.11(e) of the Credit Agreement, (c) repayments or purchases of Long-Term Indebtedness made in reliance on Section 6.08(b)(vi) of the Credit Agreement to the extent made in reliance on the Available Amount and (d) repayments or prepayments of Long-Term Indebtedness to the extent financed from Excluded Sources.

EXHIBIT F
[FORM OF] SUBORDINATED INTERCOMPANY NOTE
New York, New York
[__], 201[_]
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This intercompany promissory note (this “Note”) and all amounts payable hereunder shall be subordinate and junior as to the right of payment on the terms set forth herein.

Reference is made to that certain Credit Agreement, dated as of February 16, 2012 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among COSTAR GROUP, INC. as Borrower, COSTAR REALTY INFORMATION, INC. as Co-Borrower, the banks, financial institutions and other investors from time to time parties thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used and not defined in this Note shall have the meanings given to them in the Credit Agreement. This Note is the “Intercompany Note” as defined in the Credit Agreement.

This Note shall be pledged by each Payee that is a Loan Party (a “Loan Party Payee”) to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Agreement as collateral security for such Payee’s Obligations. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Administrative Agent may exercise all rights of the Loan Party Payees with respect to this Note.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party Payee, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by any such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party (a “Loan Party Payor”) to any Payee that is not a Loan Party (a “Non-Loan Party Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Loan Party Payor under the Credit Agreement, including, without limitation, where applicable, under such Loan Party Payor’s guarantee of the Obligations under the Credit Agreement until the termination of the Collateral Agreement pursuant to Section 7.13(a) of the Collateral Agreement or the release of such Loan Party Payor pursuant to Section 7.13(b) of the Collateral Agreement; provided that each Loan Party Payor may make payments to the applicable Non-Loan Party Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Loan Party Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Loan Party Payor (except as expressly permitted by the Loan Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations for which no claim has been made) before any Non-Loan Party Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations for which no claim has been made), any payment or distribution to which such Non-Loan Party Payee would otherwise be entitled (other than debt securities of such Loan Party Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)    If any Event of Default (under and as defined in the Credit Agreement) occurs and is continuing, then (x) no payment or distribution of any kind or character shall be made by or on behalf of the Loan Party Payor or any other Person on its behalf with respect to this Note and (y) upon the request of the Administrative Agent, no amounts evidenced by this Note owing by any Payor to any Payee that is a Loan Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash;

(iii)    If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Non-Loan Party Payee in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations, Cash Management Obligations or contingent indemnification obligations for which no claim has been made), such payment or distribution shall be held in trust (segregated from other property of such Non-Loan Party Payee) for the benefit of the Administrative Agent, and shall be paid over or delivered in accordance with, the Collateral Agreement; and

(iv)    Each Non-Loan Party Payee agrees to file all claims against each relevant Loan Party Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Administrative Agent shall be entitled to all of such Non-Loan Party Payee’s rights thereunder. If for any reason a Non-Loan Party Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Non-Loan Party Payee hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Non-Loan Party Payee’s name to file such claim or, in such Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Non-Loan Party Payee hereby assigns to the Administrative Agent all of such Non-Loan Party Payee’s rights to any payments or distributions to which such Non-Loan Party Payee otherwise would be entitled. If the amount so paid is greater than such Non-Loan Party Payee’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Non-Loan Party Payee hereby irrevocably appoints the Administrative Agent as its attorney in fact to exercise all of such Non-Loan Party Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Loan Party Payor.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Loan Party Payor or Non-Loan Party Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Non-Loan Party Payee and each Loan Party Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the other Secured Parties. The Administrative Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party Payor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Payee to record such information shall not affect any Payor’s obligations in respect of intercompany Indebtedness extended by such Payee to such Payor.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall evidence only Indebtedness.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in the Loan Documents or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any Payor.

From time to time after the date hereof, additional subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall automatically be incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor and each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Signature Pages Follow]

COSTAR GROUP, INC.
By
Name:
Title:

SUBSIDIARIES
By
Name:
Title:

[SIGNATURE PAGE – COSTAR SUBORDINATED INTERCOMPANY NOTE]

EXHIBIT G-1

[FORM OF]
PARI PASSU INTERCREDITOR AGREEMENT
Among
COSTAR GROUP, INC.,
COSTAR REALTY INFORMATION, INC.,
the other Grantors party hereto,
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent for the Pari Passu Secured Parties and
as Authorized Representative for the Credit Agreement Secured Parties
[     ],
as the Initial Additional Authorized Representative
and
each additional Authorized Representative from time to time party hereto dated as of [ ], 20[ ]

PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among COSTAR GROUP, INC., a Delaware corporation (the “Borrower”), COSTAR REALTY INFORMATION, INC., a Delaware corporation (the “Co-Borrower”), the other Grantors (as defined herein) party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Pari Passu Secured Parties (as defined herein) (in such capacity, the “Collateral Agent”) and as Authorized Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Authorized Representative for the Initial Additional Pari Passu Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Additional Pari Passu Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Pari Passu Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Pari Passu Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Pari Passu Documents” means, with respect to any Series of Pari Passu Obligations, the loan agreements, notes, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, including the Initial Additional Pari Passu Documents and each other agreement entered into for the purpose of securing any Series of Additional Pari Passu Obligations.

“Additional Pari Passu Obligations” means, with respect to any Series of Additional Pari Passu Obligations, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Pari Passu Obligations, (b) all other amounts payable to the Additional Pari Passu Secured Parties under the related Additional Pari Passu Documents and (c) any renewals or extensions of the foregoing.

“Additional Pari Passu Secured Party” means the holders of any Additional Pari Passu Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Pari Passu Secured Parties.

Additional Senior Class Debt” has the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.14.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Passu Obligations or the

Initial Additional Pari Passu Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional Pari Passu Obligations or Additional Pari Passu Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any Pari Passu Security Document to secure one or more Series of Pari Passu Obligations.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereof.

“Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of [ ], among the Borrower, the Co-Borrower, the subsidiaries of the Borrower from time to time party thereto and JPMorgan Chase Bank., N.A., as administrative agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of Pari Passu Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Credit Agreement dated as of February 16, 2012, among the Borrower, the Co-Borrower, the lenders from time to time party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and any credit agreement which has been designated as the “Credit Agreement” pursuant to the definition of Discharge of Credit Agreement Obligations.

“Credit Agreement Obligations” means the “Obligations” as defined in the Collateral Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Passu Obligations, the date on which such Series of Pari Passu Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Pari Passu Obligations secured by such Shared Collateral under an Additional Pari Passu Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“Grantors” means the Borrower, the Co-Borrower and each other Subsidiary which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Pari Passu Documents” means that certain [ ] dated as of [  ], 20[  ], among [ ] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Passu Obligations.

“Initial Additional Pari Passu Obligations” means the Additional Pari Passu Obligations pursuant to the Initial Additional Pari Passu Documents.

“Initial Additional Pari Passu Secured Parties” means the holders of any Initial Additional Pari Passu Obligations and the Initial Additional Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(i)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III hereof required to be delivered by an Authorized Representative to the Collateral Agent pursuant to Section 5.14 hereof in order to establish an additional Series of Additional Pari Passu Obligations and become Additional Pari Passu Secured Parties hereunder.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit [•] to the Credit Agreement (as amended, restated, supplemented or otherwise modified or replaced from time to time), among the Borrower, the Co-Borrower, the Subsidiaries of the Borrower party thereto, JPMorgan Chase Bank, N.A., as collateral agent for the Senior Secured Parties (as defined therein) and representative for the Credit Agreement Secured Parties, the Initial Junior Priority Representative (as defined therein) and each additional Representative (as defined therein) from time to time party thereto.

“Lien” has the meaning assigned to such term in the Credit Agreement.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Pari Passu Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Passu Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” shall mean, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Passu Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Passu Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Passu Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” shall mean, with respect to any Shared Collateral, the Pari Passu Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Passu Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Pari Passu Obligations.

“Pari Passu Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Additional Pari Passu Secured Parties with respect to each Series of Additional Pari Passu Obligations.

“Pari Passu Security Documents” means the Collateral Agreement and each other agreement entered into in favor of the Collateral Agent for the purpose of securing any Series of Pari Passu Obligations and, if executed and delivered, the Junior Lien Intercreditor Agreement.

“Possessory Collateral” means any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes any Certificated Securities delivered to or in the possession of the Collateral Agent under the terms of the Pari Passu Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Documents” means (i) the Credit Agreement and each other Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional Pari Passu Document and (iii) each Additional Pari Passu Document.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Passu Secured Parties (in their capacity as such) and (iii) the Additional Pari Passu Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Pari Passu Obligations and (iii) the Additional Pari Passu Obligations incurred pursuant to any Additional Pari Passu Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Passu Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Series of Pari Passu Obligations are outstanding at any time and the holders of less than all Series of Pari Passu Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Passu Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Subsidiary” has the meaning assigned to such term in the Credit Agreement.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
SECTION 1.03. Impairments. It is the intention of the Pari Passu Secured Parties of each Series that the holders of Pari Passu Obligations of such Series (and not the Pari Passu Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Passu Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Passu Obligations), (y) any of the Pari Passu Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Passu Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Passu Obligations) on a basis ranking prior to the security interest of such Series of Pari Passu Obligations but junior to the security interest of any other Series of Pari Passu Obligations or (ii) the existence of any Collateral for any other Series of Pari Passu Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Passu Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Passu Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Passu Obligations, and the rights of the holders of such Series of Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Passu Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Passu Obligations subject to such Impairment. Additionally, in the event the Pari Passu Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Passu Obligations or the Pari Passu Documents governing such Pari Passu Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Priority of Claims. (a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Collateral Agent or any Pari Passu Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any Pari Passu Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Pari Passu Secured Party or received by the Collateral Agent or any Pari Passu Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Pari Passu Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Passu Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Passu Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Passu Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same pursuant to the Junior Lien Intercreditor Agreement, if applicable, or otherwise, as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Pari Passu

Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Passu Obligations, after giving effect to any Junior Lien Intercreditor Agreement, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Passu Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Passu Obligations with respect to which such Impairment exists.

(b)    It is acknowledged that the Pari Passu Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Passu Secured Parties of any Series.

(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Passu Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Passu Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Passu Secured Party hereby agrees that the Liens securing each Series of Pari Passu Obligations on any Shared Collateral shall be of equal priority.

(d)    Notwithstanding anything in this Agreement or any other Pari Passu Security Documents to the contrary, Collateral consisting of cash deposited with the Administrative Agent to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit pursuant to Section 2.05(h) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in such Section of the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Collateral Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Pari Passu Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Passu Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Passu Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Pari Passu Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(b)    Notwithstanding the equal priority of the Liens securing each Series of Pari Passu Obligations, the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Collateral Agent, Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Passu Secured Party, the Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(c)    Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Pari Passu Obligations (other than funds deposited for the discharge or defeasance of any Additional Pari Passu Agreement) other than pursuant to the Pari Passu Security Documents and by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of Pari Passu Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Pari Passu Security Documents applicable to it.

(d)    Each of the Pari Passu Secured Parties agrees that it will not (and hereby waives any right to)

question or contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Passu Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03. No Interference; Payment Over. (a) Each Pari Passu Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Pari Passu Obligations of any Series or any Pari Passu Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Passu Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other Pari Passu Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other Pari Passu Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Pari Passu Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Applicable Authorized Representative or any other Pari Passu Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Applicable Authorized Representative or other Pari Passu Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other Pari Passu Secured Party to enforce this Agreement.

(b)    Each Pari Passu Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Passu Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Pari Passu Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for each of the Pari Passu Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04. Automatic Release of Liens; Amendments to Pari Passu Security Documents. (a) If at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at such time) the Liens in favor of the Collateral Agent for the benefit of each Series of Pari Passu Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)    Each Pari Passu Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any Pari Passu Security Document, so long as the Collateral Agent receives a certificate of the Borrower stating that such amendment is permitted by the terms of each then extant Secured Credit Document. Additionally, each Pari Passu Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any Pari Passu Security Document solely as such Pari Passu Security Document relates to a particular Series of Pari Passu Obligations so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of Pari Passu Obligations was incurred and (y) such amendment does not adversely affect the Pari Passu Secured Parties of any other Series.

(c)    Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any Pari Passu Security Document provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any Subsidiary.

(b)    If the Borrower or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Passu Secured Party (other than any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless an Authorized Representative of any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Passu Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Pari Passu Secured Parties (other than any Liens of the Pari Passu Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Passu Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Passu Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Pari Passu Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any Pari Passu Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied to the account of the Secured Party entitled thereto; provided that the Pari Passu Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Passu Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Secured Parties receiving adequate protection shall not object to any other Pari Passu Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement. In the event that any of the Pari Passu Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Passu Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the Pari Passu Secured Parties, the Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings. The Pari Passu Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Passu Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09. Possessory Collateral Agent as Gratuitous Bailee for Perfection. (a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Passu Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Pari Passu Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)    The duties or responsibilities of the Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Pari Passu Secured Party for purposes of perfecting the Lien held by such Pari Passu Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Passu Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Passu Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Passu Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Collateral Agent

SECTION 4.01. Appointment and Authority. (a) Each of the Pari Passu Secured Parties hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Collateral Agent hereunder and under each of the other Pari Passu Security Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower or any other Grantor to secure any of the Pari Passu Obligations, together with such powers and discretion as are reasonably incidental thereto. Each of the Pari Passu Secured Parties also authorizes JPMorgan Chase Bank, N.A., at the request of the Borrower, to execute and deliver the Junior Lien Intercreditor Agreement in the capacity as “Senior Collateral Agent”, or the equivalent agent, however referred to for the Pari Passu Secured Parties under such agreement (the “Senior Collateral Agent”) and authorizes the Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Senior Collateral Agent by the terms of the Junior Lien Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Pari Passu Security Documents, or for exercising any rights and remedies thereunder or under the Junior Lien Intercreditor Agreement at the direction of the Applicable Authorized Representative, shall be entitled to the benefits of all provisions of this Article IV and Article VIII of the Credit Agreement and the equivalent provision of any Additional Pari Passu Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto.

(b)    Each Non-Controlling Secured Party acknowledges and agrees that the Collateral Agent shall be entitled, for the benefit of the Pari Passu Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Passu Security Documents, as applicable, without regard to any rights to which the holders of the Non-Controlling Secured Obligations would otherwise be entitled as a result of such Non-Controlling Secured Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Collateral Agent, the Applicable Authorized Representative or any other Pari Passu Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Passu Secured Parties waives any claim it may now or hereafter have against the Collateral Agent or the Authorized Representative of any

other Series of Pari Passu Obligations or any other Pari Passu Secured Party of any other Series arising out of (i) any actions which the Collateral Agent, any Authorized Representative or any Pari Passu Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale or release, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Obligations from any guarantor or any other party) in accordance with the Pari Passu Security Documents or any other agreement related thereto or to the collection of the Pari Passu Obligations or the valuation, use, protection or release of any security for the Pari Passu Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Pari Passu Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by the Borrower or any Subsidiary, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Passu Obligations for whom such Collateral constitutes Shared Collateral.

(c)    Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex III by an Additional Senior Class Debt Representative, the Collateral Agent and each Grantor in accordance with Section 5.14, the Collateral Agent will continue to act in its capacity as Collateral Agent in respect of the then existing Authorized Representatives and such additional Authorized Representative.

SECTION 4.02. Rights as a Pari Passu Secured Party. (a) The person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Pari Passu Secured Party under any Series of Pari Passu Obligations that it holds as any other Pari Passu Secured Party of such Series and may exercise the same as though it were not the Collateral Agent and the term “Pari Passu Secured Party” or “Pari Passu Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Additional Pari Passu Secured Party” or “Additional Pari Passu Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Collateral Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Collateral Agent hereunder and without any duty to account therefor to any other Pari Passu Secured Party.

SECTION 4.03. Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Security Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Pari Passu Security Documents that the Collateral Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Pari Passu Security Document or applicable law;

(iii)    shall not, except as expressly set forth herein and in the other Pari Passu Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Collateral Agent or any of its Affiliates in any capacity;

(iv)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Pari Passu Obligations unless and until notice describing such Event of Default is given to the Collateral Agent by the Authorized Representative of such Pari Passu Obligations or the Borrower; and

(v)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Pari Passu Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Pari Passu Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pari Passu Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Pari Passu Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

SECTION 4.04. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Security Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Collateral Agent and any such sub-agent.

SECTION 4.06. Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation as Collateral Agent under this Agreement and the other Pari Passu Security Documents (including, if applicable, as Senior Collateral Agent under the Junior Lien Intercreditor Agreement) to each Authorized Representative and the Borrower. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Pari Passu Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Borrower and each Authorized Representative that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Pari Passu Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Pari Passu Secured Parties under any of the Pari Passu Security Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the Pari Passu Secured Parties therein until such time as a successor Collateral Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative or any other Pari Passu Secured Parties) and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder and under the Pari Passu Security Documents (including, if applicable, acting as Senior Collateral Agent under the Junior Lien Intercreditor Agreement), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Pari Passu Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Article VIII of the Credit Agreement and the equivalent provision of any Additional Pari Passu Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of the Collateral Agent hereunder and under the other Pari Passu Security Documents, the Borrower agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the Pari Passu Security Documents to the successor Collateral Agent.

SECTION 4.07. Non-Reliance on Collateral Agent and Other Pari Passu Secured Parties. Each Pari Passu Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Pari Passu Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent, any Authorized Representative or any other Pari Passu Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08. Collateral and Guaranty Matters. Each of the Pari Passu Secured Parties irrevocably authorizes the Collateral Agent, at its option and in its discretion:

(i)    to release any Lien on any property granted to or held by the Collateral Agent under any Pari Passu Security Document in accordance with Section 2.04 or upon receipt of a written request from the Borrower stating that the release of such Lien is permitted by the terms of each then extant Secured Credit Document;

(ii)    to release any Grantor from its obligations under the Pari Passu Security Documents upon receipt of a written request from the Borrower stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Borrower or any other Grantor, to the Borrower at CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attention of “Treasurer” (Fax No. 888-893-3504) (email: ccolligan@costar.com), with a copy to jcoleman@costar.com (Fax. No. +1-202-346-6703) and bradecki@costar.com (Fax No. 800-579-0477);

(b)    if to the Collateral Agent or the Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603-2300, Attention of April Yebd (Telephone No. (312) 732-2628; Fax No. (312) 385-7096) (email: april.yebd@jpmchase.com or jpm.agency.servicing.4@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 395 North Service Road, 3rd Floor, Melville, New York 11747, Attention of Alicia Schreibstein (Fax No. (631) 755-5184) (email: alicia.t.schreibstein@jpmorgan.com);

(c)    if to the Initial Additional Authorized Representative, to it at [        ];

(d)    if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02. Waivers; Amendment; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s or other Grantor’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower or other Grantor).

(c)    Notwithstanding the foregoing, without the consent of any Pari Passu Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Additional Pari Passu Secured Parties and Additional Pari Passu Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Additional Pari Passu Security Documents applicable thereto.

(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or Pari Passu Secured Party, the Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Pari Passu Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Passu Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. The Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Passu Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Pari Passu Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such person (or its Authorized Representative) at the address referred to in 5.01;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Pari Passu Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Pari Passu Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Pari Passu Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Passu Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Pari Passu Documents), and none of the Borrower or any other Grantors may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Passu Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative and the Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.14. Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Pari Passu Documents, the Borrower or any other Loan Party may incur Additional Pari Passu Obligations. Any such Additional Pari Passu Obligations (the “Additional Senior Class Debt”) may be secured by a Lien on a senior basis pursuant to the Additional Pari Passu Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i)    such Additional Senior Class Debt Representative, the Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex III (with such changes as may be reasonably approved by the Collateral Agent and such Additional Senior Class Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized

Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have delivered to the Collateral Agent true and complete copies of each of the Additional Pari Passu Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower;

(iii)    all filings, recordations and/or amendments or supplements to the Pari Passu Security Documents necessary or desirable in the reasonable judgment of the Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Collateral Agent); and

(iv)    the Additional Pari Passu Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to the Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.15. Integration. This Agreement together with the other Secured Credit Documents and the Pari Passu Security Documents represents the agreement of each of the Grantors and the Pari Passu Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent or any other Pari Passu Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Passu Security Documents.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent,
by
Name:
Title:

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,
By
Name:
Title:

[ ], as Initial Additional Authorized Representative
By
Name:
Title:

ANNEX I
Grantors

[    ]

ANNEX II
SUPPLEMENT NO. [ ] dated as of [         ], 20[  ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a Delaware corporation (the “Co-Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Collateral Agent for the Pari Passu Secured Parties under the Pari Passu Security Documents (in such capacity, the “Collateral Agent”), [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. The Grantors have entered into the Pari Passu Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional Pari Passu Documents, certain newly acquired or organized Subsidiaries are required to enter into the Pari Passu Intercreditor Agreement. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Subsidiaries may become party to the Pari Passu Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional Pari Passu Documents.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Pari Passu Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Grantor. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Pari Passu Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Pari Passu Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],
By
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
By
Name:
Title:

[ ], as Additional Authorized Representative
By
Name:
Title:

ANNEX III
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [     ], 20[ ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a Delaware corporation (the “Co-Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Collateral Agent for the Pari Passu Secured Parties under the Pari Passu Security Documents (in such capacity, the “Collateral Agent”) and as Authorized Representative under the Credit Agreement, [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Loan Party to incur Additional Pari Passu Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Passu Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative under, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative under, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Class Representative of an instrument in the form of this Supplement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Pari Passu Intercreditor Agreement and the Pari Passu Security Documents.

Accordingly, the Collateral Agent and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as an Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Pari Passu Secured Parties. Each reference to an “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Collateral Agent and the other Pari Passu Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Additional Pari Passu Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional Pari Passu Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED

IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Representative and the Collateral Agent have duly executed this Representative Supplement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[                                  ],

By	Name: Title:
Address for notices:

attention of:

Telecopy:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,
By
Name:
Title:
By
Name:
Title:

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,
By
Name:
Title:

Schedule I to the
Supplement to the
Pari Passu Intercreditor Agreement

Grantors

[                         ]

EXHIBIT G-2

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT
Among
COSTAR GROUP, INC.,
COSTAR REALTY INFORMATION, INC.,
the other Grantors party hereto,
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent for the Senior Secured Parties and
as Representative for the Credit Agreement Secured Parties
[     ]
as the Initial Additional Junior Priority Representative
and
each additional Representative from time to time party hereto dated as of [ ], 20[ ]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among COSTAR GROUP, INC., a Delaware corporation (the “Borrower”), COSTAR REALTY INFORMATION, INC., a Delaware corporation (the “Co-Borrower”), the other Grantors (as defined herein) party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Senior Secured Parties (as defined herein) (in such capacity, the “Senior Collateral Agent”) and as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Junior Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Priority Representative”) and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Junior Priority Representative (for itself and on behalf of the Initial Junior Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness of the Borrower or any Subsidiary (other than Indebtedness constituting Credit Agreement Obligations) secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations (and not secured by Liens on any other assets of the Borrower or any Subsidiary); provided, however, that, (i) such Indebtedness is permitted to be incurred and secured on such basis by each Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) if applicable, the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof, provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower or any Subsidiary after the date hereof, then the Borrower, the Co-Borrower, the other Grantors, the Senior Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement.

“Additional Senior Debt Documents” means, with respect to any incurrence or issuance of Additional Senior Debt, the loan agreements, indentures, Collateral Documents or other operative agreements governing or evidencing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each loan agreement, indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any incurrence or issuance of Additional Senior Debt, (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any incurrence or issuance of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Co-Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of [ ], among the Borrower, the Co-Borrower, the subsidiaries of the Borrower from time to time party thereto and JPMorgan Chase Bank., N.A., as administrative agent.

“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Credit Agreement” means that certain Credit Agreement dated as of February 16, 2012, among the Borrower, the Co-Borrower, the lenders from time to time party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and any credit agreement which has been designated as the “Credit Agreement” pursuant to the definition of Discharge of Credit Agreement Obligations.

“Credit Agreement Loan Documents” means the Credit Agreement and the other Loan Documents.

“Credit Agreement Obligations” means the “Obligations” as defined in the Collateral Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (i) the Initial Junior Priority Representative, until such time as the Junior Priority Debt Facility under the Initial Junior Priority Debt Documents ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Priority Representative designated from time to time by the Junior Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Junior Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Event of Default” means an “Event of Default” as defined in any Secured Credit Document.

“Grantors” means the Borrower, the Co-Borrower and each other Subsidiary which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Initial Junior Priority Debt Documents” means that certain [ ] dated as of [  ], 20[  ], among [ ] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Junior Priority Debt Obligations.

“Initial Junior Priority Debt Obligations” means the Junior Priority Debt Obligations arising pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt” means the Junior Priority Debt incurred pursuant to the Initial Junior Priority Debt Documents.

“Initial Junior Priority Debt Parties” means the holders of any Initial Junior Priority Debt Obligations and the Initial Junior Priority Representative.

“Initial Junior Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1)    any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Priority Secured Parties, as the case may be, under such Debt Facility.

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Initial Junior Priority Collateral Documents and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Indebtedness of the Borrower or any Subsidiary, including the Initial Junior Priority Debt, which Indebtedness is secured by the Junior Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Junior Priority Debt Documents) with any other Junior Priority Debt Obligations and the applicable Junior Priority Debt Documents of which provide that such Indebtedness is to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any Subsidiary other than the Junior Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred and secured on such basis by each Senior Debt Document and Junior Priority Debt Document and (ii) except in the case of the Initial Junior Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

“Junior Priority Debt Documents” means the Initial Junior Priority Debt Documents and, with respect to any incurrence or issuance of Junior Priority Debt, the loan agreements, promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.

“Junior Priority Debt Facility” means each loan agreement, indenture or other governing agreement with respect to any Junior Priority Debt.

“Junior Priority Debt Obligations” means the Initial Junior Priority Debt Obligations and, with respect to any incurrence or issuance of Junior Priority Debt, (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Junior Priority Debt Parties” means the Initial Junior Priority Debt Parties and, with respect to any incurrence or issuance of Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Subsidiary under any related Junior Priority Debt Documents.

[“Junior Priority Enforcement Date” means, with respect to any Junior Priority Representative, the date which is 180 days (through which 180 day period such Junior Priority Representative was the Major Junior Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Junior Priority Representative that (x) such Junior Priority Representative is the Major Junior Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) has occurred and is continuing and (y) the Junior Priority Debt Obligations of the series with respect to which such Junior Priority Representative is the Junior Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Document; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.]1

______________________________
1 Bracketed language may be included if Junior Priority Debt is in the form of bank or mezzanine loans.

“Junior Priority Instructing Group” means Junior Priority Representatives representing at least a majority of the then aggregate amount of Junior Priority Debt Obligations outstanding that agree to vote together.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Representative” means (i) in the case of the Initial Junior Priority Debt Obligations covered hereby, the Initial Junior Priority Representative and (ii) in the case of any Junior Priority Debt Facility and the Junior Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Lien” has the meaning assigned to such term in the Credit Agreement.

[“Major Junior Priority Representative” means, with respect to any Shared Collateral, the Junior Priority Representative of the series of Junior Priority Debt that (a) constitutes the largest outstanding principal amount of any then outstanding series of Junior Priority Debt with respect to such Shared Collateral and (b) is larger than the largest outstanding principal amount of any then outstanding series of Indebtedness constituting Senior Obligations with respect to such Shared Collateral.]2

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit [•] to the Credit Agreement (as amended, restated, supplemented or otherwise modified or replaced from time to time), among the Borrower, the Co-Borrower, the Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as collateral agent and authorized representative for the Credit Agreement Secured Parties, the Initial Additional Authorized Representative (as defined therein) and each additional Authorized Representative (as defined therein) from time to time party thereto.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.04(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representatives” means the Senior Representatives and the Junior Priority Representatives.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

_____________________________
2 Bracketed language may be included if Junior Priority Debt is in the form of bank or mezzanine loans.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Debt Obligation.

“Senior Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Senior Collateral Documents, and any successor thereof or replacement senior collateral agent appointed in accordance with the terms of the Credit Agreement and, if it is then in effect, the Pari Passu Intercreditor Agreement.

“Senior Collateral Documents” means the Collateral Agreement and the other Security Documents, the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” has the meaning assigned to such term in the Credit Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any Bankruptcy Law, any other applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative, any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any Junior Priority Debt Parties or any Junior Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower or any other Grantor or any other person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Obligations that are not also subject to the first-priority Liens securing Senior Obligations under the Senior Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens. Except for the agreements of the Senior Representatives pursuant to Section 5.04 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.05(h) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in such Section of the Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies. (a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, any exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared

Collateral, (C) any Junior Priority Representative and the Junior Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.03, [and] (D) any Junior Priority Representative may exercise the rights and remedies provided for in Section 6.03 [and (E) from and after the Junior Priority Enforcement Date, the Major Junior Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding]3. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)    So long as the Discharge of Senior Obligations has not occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)    Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d)    Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

______________________________
3 Bracketed language may be included if Junior Priority Debt is in the form of bank or mezzanine loans.

(e)    Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Junior Priority Representative, who may be instructed by the Junior Priority Instructing Group, shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Priority Representative, who may be instructed by the Junior Priority Instructing Group, shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower or any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.

SECTION 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases. (a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary) (i) in connection with the exercise of remedies in respect of Collateral or (ii) if not in connection with the exercise of remedies in respect of Collateral, so long as an Event of Default (as defined in and under any Junior Lien Debt Document) has not occurred and is continuing, Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b)    Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)    Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document, of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)    Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law) or (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of, in any case, both the Designated Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Amendments to Junior Priority Collateral Documents. (a) Except to the extent not prohibited by any Senior Debt Document, no Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Junior

Priority Collateral Documents and (ii) any new Junior Priority Collateral Documents promptly after effectiveness thereof. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility (other than any account control or similar agreement with third parties) shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Junior Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement dated as of December [ ], 2011 (as amended, restated, supplemented or otherwise modified from time to time), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a Delaware corporation (the “Co-Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) the exercise of any right or remedy by the [Junior Priority Representative] hereunder is subject to the limitations and provisions of the Junior Intercreditor Agreement dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as the Senior Collateral Agent, the Borrower, the Co-Borrower and the subsidiaries of the Borrower party thereto. In the event of any conflict between the terms of the Junior Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Intercreditor Agreement shall govern.”

(b)    In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided, further, that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Documents as set forth in this Section 5.02(b).

SECTION 5.03. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such exercise of rights and remedies is not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the scheduled payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.04. Gratuitous Bailee for Perfection. (a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), the applicable Senior Representative shall also hold such Pledged or Controlled Collateral as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.04.

(b)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.04. The duties or responsibilities of the Senior Representatives under this Section 5.04 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.04 as subagent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(d)    The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.04 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e)    Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to securities intermediaries and commodities intermediaries or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct. The Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such person as a result of its own wilful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement.

(f)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.05. When Discharge of Senior Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the applicable Senior Representative of amendments, waivers and consents hereunder and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the sole expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby and (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to securities intermediaries and commodities intermediaries.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale or use of collateral or to consent (or not object) to the Borrower’s or other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale or use of collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose and will be deemed to have consented to) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall object, contest or support any other person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility (x) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (y) agrees that it will not seek or request, and will not accept, adequate protection in any other form and (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a Senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute only a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Debt Obligations, with each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the asserting by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of the Designated Senior Representative, provided that if requested by the Designated Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Designated Senior

Representative, including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. Nothing in this Agreement prohibits or limits the right of a Junior Priority Debt Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency or Liquidation Proceeding, provided that any debt securities received by a Junior Priority Debt Party on account of a Junior Priority Debt Obligation will be paid over or otherwise transferred to the Senior Collateral Agent for application in accordance with this Agreement. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the Closing Date by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any other Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Junior Priority Debt Document;

(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(e)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(f)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) any Grantor in respect of the Senior Obligations or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous
SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s or any other Grantor’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor shall require the consent of the Borrower or such other Grantor. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns.

(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such other Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Junior Priority Debt Documents, the Borrower or any other Loan Party may incur or issue and sell Junior Priority Debt and Additional Senior Debt. Any such Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (v), as applicable, of the immediately succeeding paragraph. Any such Additional Senior Debt (the “Senior Class Debt”, and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a Senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”, and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”, and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (v), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i)    such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Junior Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Borrower;

(iii)    in the case of any Junior Priority Class Debt, all filings, recordations and/or amendments or supplements to the Junior Priority Collateral Documents necessary or desirable in the opinion of the Designated Junior Priority Representative to confirm and perfect the second priority Liens securing the relevant Junior Priority Debt Obligations relating to such Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Junior Priority Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Senior Representative);

(iv)    in the case of any Senior Class Debt, all filings, recordations and/or amendments or supplements to the Senior Collateral Documents necessary or desirable in the opinion of the Designated Senior Representative to confirm and perfect the Senior Liens securing the relevant Senior Obligations relating to such Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Senior Representative), and all fees and taxes in connection therewith shall have been paid; and

(v)    the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide, in a manner reasonably satisfactory to the Designated Senior Representative and the Designated Junior Priority Representative, that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such person (or its Representative) at the address referred to in Section 8.11;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any

Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)    if to the Borrower or any other Grantor, to the Borrower, at its address at: CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005, Attention of “Treasurer”  (Fax No. 888-893-3504) (email: ccolligan@costar.com), with a copy to jcoleman@costar.com (Fax. No. +1-202-346-6703) and bradecki@costar.com (Fax No. 800-579-0477);

(ii)    if to the Initial Junior Priority Representative to it at [ ] Attention of [ ], telecopy [ ];

(iii)    if to the original Senior Collateral Agent or the Administrative Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603-2300, Attention of April Yebd (Telephone No. (312) 732-2628; Fax No. (312) 385-7096) (email: april.yebd@jpmchase.com or jpm.agency.servicing.4@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 395 North Service Road, 3rd Floor, Melville, New York 11747, Attention of Alicia Schreibstein (Fax No. (631) 755-5184) (email: alicia.t.schreibstein@jpmorgan.com);

(iv)    if to any other Junior Priority Representative or Senior Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, and each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(B)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Collateral Agent, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Grantors party hereto and their respective successors and assigns.

SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Junior Priority Representative represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The Lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such Lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Grantors shall include each Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

SECTION 8.20. Senior Collateral Agent. It is understood and agreed that the Senior Collateral Agent is entering into this Agreement in (a) its capacities as Administrative Agent and Collateral Agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to it as administrative agent thereunder shall also apply to it as Senior Collateral Agent hereunder and (b) its capacity as Collateral Agent under the Pari Passu Intercreditor Agreement (if applicable), and the provisions of Article IV of the Pari Passu Intercreditor Agreement applicable to it as collateral agent thereunder shall also apply to it as Senior Collateral Agent hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.02(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Junior Priority Debt Documents, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Junior Priority Debt Document.

SECTION 8.12. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Senior Collateral Agent,
By
Name:
Title:

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,
By
Name:
Title:

[ ], as Initial Additional Authorized Representative
By
Name:
Title:

ANNEX I

Grantors

[    ]

ANNEX II
SUPPLEMENT NO. [ ] dated as of , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a Delaware corporation (the “Co-Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Senior Collateral Agent for the Senior Secured Parties under the Senior Collateral Documents (in such capacity, the “Senior Collateral Agent”) and as Designated Senior Representative [          ], as Initial Junior Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR],
By___________________________
Name:
Title:
Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Senior Representative,
By
Name:
Title:
By
Name:
Title:

[ ], as Designated Junior Priority Representative
By
Name:
Title:

ANNEX III
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [     ], 20[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a Delaware corporation (the “Co-Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as Senior Collateral Agent for the Senior Secured Parties under the Senior Collateral Documents (in such capacity, the “Senior Collateral Agent”) and as Designated Senior Representative, [          ], as Initial Junior Priority Representative, and the additional Representatives from time to time a party thereto.
A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Loan Party to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[                                  ],

By
Name:
Title:

Address for notices:

attention of:
Telecopy:

JPMORGAN CHASE BANK, N.A.,
as Designated Senior Representative,

By
Name:
Title:

By
Name:
Title:

COSTAR GROUP, INC.,
By
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
By
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,
By
Name:
Title:

Schedule I to the
Representative Supplement to the
Junior Lien Intercreditor Agreement

Grantors

[    ]

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ]
dated as of [ ], 20[ ] to the JUNIOR LIEN INTERCREDITOR
AGREEMENT dated as of [ ], 20[ ] (the “Junior Lien
Intercreditor Agreement”), among CoStar Group, Inc., a Delaware corporation (the “Borrower”), CoStar Realty Information, Inc., a
Delaware corporation (the “Co-Borrower”), certain subsidiaries of the Borrower (each a “Grantor”), JPMorgan Chase Bank, N.A., as
Senior Collateral Agent for the Senior Secured Parties under the
Senior Collateral Documents (in such capacity, the “Senior
Collateral Agent”) and as Designated Senior Representative,
[ ], as Initial Junior Priority Representative, and the
additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Loan Party to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien pursuant to the Senior Collateral
Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior
Class Debt Parties in respect thereof are required to become subject to and bound by, the
Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor
Agreement provides that such Senior Class Debt Representative may become a
Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned
Senior Class Debt Representative (the “New Representative”) is executing this
Supplement in accordance with the requirements of the Senior Debt Documents and the
Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New
Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien
Intercreditor Agreement, the New Representative by its signature below becomes a
Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a
Representative, and the New Representative, on behalf of itself and such Senior Class
Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor
Agreement applicable to it as a Senior Representative and to the Senior Class Debt
Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or
“Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the
Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent]
[trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as
Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.
Delivery of an executed signature page to this Representative Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien
Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS
OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this
Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien
Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.
All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior
Representative for its reasonable out-of-pocket expenses in connection with this
Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated
Senior Representative have duly executed this Representative Supplement to the Junior
Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of
[                                  ],

By	Name: Title:
Address for notices:

attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A.,
as Designated Senior Representative,

By	Name: Title:

By	Name: Title:

Acknowledged by:
COSTAR GROUP, INC.,
by ________________________________
Name:
Title:

COSTAR REALTY INFORMATION, INC.,
by ________________________________
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO,
by ________________________________
Name:
Title:

Schedule I to the
Representative Supplement to the
Junior Lien Intercreditor Agreement

Grantors
[ ]

EXHIBIT H

FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group
10 South Dearborn
Chicago, Illinois 60603-2300

Attention: April Yebd

Copy to:

JPMorgan Chase Bank, N.A.,
as Administrative Agent
395 North Service Road, 3rd Floor
Melville, New York 11747
Attention: Alicia Schreibstein

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Costar Group, Inc., as Borrower, Costar Realty Information, Inc., as Co-Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.07 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.
Borrowing to which this request applies:
Class:[1]    _______________________________
Principal Amount:    _______________________________
Type:[2]    _______________________________
Interest Period:[3]    _______________________________

2.	Effective date of this election:[4] _______________________________

___________________________
1 Specify Term Borrowing, Incremental Term Borrowing of a particular Series or Revolving
Borrowing.
2 Specify ABR Borrowing or Eurocurrency Borrowing.
3 In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.
4 Must be a Business Day.

3.
Resulting Borrowing[s][5] Class:[6]    _______________________________
Principal Amount:[7]    _______________________________
Type:[8]    _______________________________
Interest Period:[9]    _______________________________

Very truly yours,
COSTAR GROUP, INC.
by
Name:
Title:

__________________________________________________
5 If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such
Type in Section 2.02(c) of the Credit Agreement.
6 Specify whether the resulting Borrowing is to be a Term Borrowing, an Incremental Term
Borrowing of a particular Series or a Revolving Borrowing.
7 Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.
8 Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency
Borrowing.
9 Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, to the extent made available by all Lenders participating in the resulting Borrowing, nine or 12 months). Cannot extend beyond the
Maturity Date. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest
Period of one month’s duration.

EXHIBIT I
[FORM OF MORTGAGE]1

PREPARED BY
AND WHEN RECORDED MAIL TO:[__________________________________]
CRAVATH, SWAINE & MOORE LLP
825 EIGHTH AVENUE
NEW YORK, NY 10019-7475
MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT
From
[_____________]
To
JPMORGAN CHASE BANK, N.A.
________________________________________
Dated: ______________, 20[●]
Premises:
________________________________________

_____________________________
1 Note: this document will be formatted as a deed of trust where applicable.

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of ________________, 20[●] (this “Mortgage”), by [ _____________ ], a [ ________ ] corporation, having an office at [ _____________ ] (the “Mortgagor”), to JPMORGAN CHASE BANK, N.A., a national association, having an office at 383 Madison Avenue, New York, New York  10179 (the “Mortgagee”) as Administrative Agent for the Secured Parties (as such terms are defined below).
WITNESSETH THAT:

Reference is made to (i) the Credit Agreement dated as of February 16, 2012, (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc., (the “Co-Borrower”) [the subsidiaries of Borrower identified therein,] the lenders from time to time party thereto (the “Lenders”), including, inter alia, JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) for the Lenders, swingline lender (the “Swingline Lender”) and issuing bank (the “Issuing Bank”) with respect to any letters of credit (the “Letters of Credit”) issued pursuant to the terms of the Credit Agreement and (ii) the Guarantee and Collateral Agreement dated as of [●], 2012 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among Borrower, Co-Borrower, [the subsidiaries of Borrower identified therein] and JPMorgan Chase Bank, N.A. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement.

In the Credit Agreement, (i) the Lenders have agreed to make term loans (the “Term Loans”) and revolving loans (the “Revolving Loans”) to the Borrower, (ii) the Swingline Lender has agreed to make swingline loans (the “Swingline Loans”, together with Term Loans and Revolving Loans, the “Loans”) to the Borrower and (iii) the Issuing Bank has issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement. Amounts paid in respect of Term Loans may not be reborrowed. Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans.

Mortgagor [is a wholly owned Subsidiary of the Borrower and] will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank. In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrower and Co-Borrower under the Credit Agreement pursuant to the terms of the Collateral Agreement.

As used in this Mortgage, the term “Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedging Agreements and Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any agreement governing Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Lender, (d) each counterparty to any Hedging Agreement with a Loan Party the obligations under which constitute Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Encumbrances (as defined in the Credit Agreement) and to satisfaction and release as provided in Section 3.04.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor
Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien. (a) Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Encumbrances.

(b)    The execution and delivery of this Mortgage is within Mortgagor's corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action. This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d)    This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e)    Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights until the Obligations are fully paid and performed.

SECTION 1.02. Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

SECTION 1.03. Payment of Taxes, and Other Obligations. (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b)    In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04. Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05. Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Schedule IV of the Guarantee and Collateral Agreement and shall purchase such additional insurance as may be required from time to time pursuant to the Credit Agreement. Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property on which Improvements are located. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

SECTION 1.06. Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement. Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall constitute trust funds held by the Mortgagor for the benefit of the Secured Parties to be applied to repair, restore or replace the Mortgaged Property or, if a prepayment event shall occur with respect to any such Net Cash Proceeds, to be applied in accordance with Section 2.11 of the Credit Agreement.

SECTION 1.07. Assignment of Leases and Rents. (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b)    All Leases shall be subordinate to the lien of this Mortgage. Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)    Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee may in Mortgagor's name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d)    So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant's successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant's successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(e)    Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f)    So long as an Event of Default shall have occurred and be continuing, Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08. Restrictions on Transfers and Encumbrances. Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property. If any of the foregoing transfers or encumbrances results in a Prepayment Event, any Net Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.11 of the Credit Agreement.

SECTION 1.09. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a "Security Agreement" within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

SECTION 1.10. Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11. Further Assurances. Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12. Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14. Fixture Filing. (a) Certain portions of the Mortgaged Property are or will become "fixtures" (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b)    The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is [_____].

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02. Demand for Payment. If an Event of Default shall occur and be continuing beyond any applicable notice and cure period, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the Guarantee and Collateral Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys' fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03. Rights To Take Possession, Operate and Apply Revenues. (a) If an Event of Default shall occur and be continuing beyond any applicable notice and cure period, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)    If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee's attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.13(c) of the Credit Agreement (the "Interest Rate"); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)    Upon every such entry or taking of possession and for so long as an Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property necessary for the continued use and operation of the Mortgaged Property, (iii) insure or keep the Mortgaged Property insured in the same manner required by the terms of the Credit Agreement, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. For so long as an Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)    Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04. Right To Cure Mortgagor's Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate. Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

SECTION 2.05. Right to a Receiver. If an Event of Default shall occur and be continuing beyond any applicable notice and cure period, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver's fees, reasonable attorney's fees and disbursements, costs and agent's compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

SECTION 2.06. Foreclosure and Sale. (a) If an Event of Default shall occur and be continuing beyond any applicable notice and cure period, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)    The Mortgaged Property may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)    Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)    If an Event of Default shall occur and be continuing beyond any applicable notice and cure period, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07. Other Remedies. (a) In case an Event of Default shall occur and be continuing beyond any applicable notice and cure period, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)    In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08. Application of Sale Proceeds and Rents. At such intervals as may be agreed upon by the Mortgagor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all Proceeds held in the Collateral Account in payment of such Mortgagor’s Obligations, first, to all fees and reasonable costs and expenses incurred by Administrative Agent or any other Secured Party with respect to the Credit Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Administrative Agent or any other Secured Party; third, to accrued and unpaid interest on the Loan Document Obligations; fourth, to the principal amounts of the Loan Document Obligations outstanding; and fifth, to any other Loan Document Obligations owing to the Administrative Agent or any other Secured Party. Any balance of such Proceeds remaining after such Mortgagor’s Obligations (other than contingent indemnification obligations for which no pending claim is outstanding) shall have been indefeasibly paid in full in cash, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be turned over to whomsoever may be lawfully entitled to receive the same.
The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09. Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee's election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11. Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12. Suits To Protect the Mortgaged Property. So long as an Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, so long as an Event of Default shall have occurred and be continuing beyond any applicable notice and cure period, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15. Waiver. (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)    Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee's lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04. Satisfaction and Cancelation. (a) This Mortgage and all other security interests granted hereby shall terminate when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the exposure under the Letters of Credit has been reduced to zero and the Issuing Lender has no further obligations to issue Letters of Credit under the Credit Agreement.

(b)    Mortgagor shall automatically be released from its obligations hereunder and the Security Interest in the Mortgaged Property of Mortgagor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)    Upon any sale or other transfer by Mortgagor of the Mortgaged Property that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted pursuant to Section 10.02 of the Credit Agreement, the security interest in the Mortgaged Property shall be automatically released.

(d)    In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee's rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee's rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01. Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

SECTION 4.01. Local Law Provisions. [TO BE PROVIDED]

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.
[ _____________ ]., a [ _____________ ] corporation,
by: ________________________________
Name:
Title:

State of _____________
County of ___________
On this ____ day of _______________, 20[●] before me the undersigned notary public, personally appeared _____________________________________, proved to me through satisfactory evidence of identification, which were ___________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.
_______________________________[official signature and seal of notary]
My Commission Expired:

EXHIBIT A

Legal Description

EXHIBIT J
[FORM OF] PERFECTION CERTIFICATE
Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party on behalf of the Loan Parties as follows:

SECTION 1 Legal Names. (a) Set forth on Schedule 1 is (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document, and (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change.

(b)    Except as set forth on Schedule 1, no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years. Changes in identity or corporate structure include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person with a value in excess of $2,500,000 or other acquisitions of material assets with a value in excess of $2,500,000 outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization. With respect to any such change that has occurred within the past five years, Schedule 1 sets forth the information required by Sections 1(a)(i) and 2(a)(i) of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2. Jurisdictions and Locations. (a) Set forth on Schedule 2A is (i) the jurisdiction of organization and the form of organization of each Loan Party, (ii) the organizational identification number, if any, assigned to such Loan Party by such jurisdiction and the federal taxpayer identification number, if any, of such Loan Party and (iii) the address (including, in the case of each Loan Party that is a Domestic Subsidiary, the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable.

(b)    Set forth on Schedule 2B are, with respect to each Loan Party, (i) all locations where such Loan Party maintains any books or records relating to any Accounts Receivable, and (ii) all locations where such Loan Party maintains any Collateral with a fair market value of more than $2,500,000 not otherwise identified on Schedule 2A or 2B.

SECTION 3. Unusual Transactions. Except as set forth on Schedule 3, substantially all Accounts have been originated by the Loan Parties and substantially all Inventory has been acquired by the Loan Parties in the ordinary course of business.

SECTION 4. File Search Reports. File search reports have been obtained from the Uniform Commercial Code (“UCC”) filing office relating to each location of each Loan Party identified on Schedule 2A.

SECTION 5. UCC Filings. UCC financing statements have been prepared for filing by counsel to the Administrative Agent in the proper UCC filing office in the jurisdiction in which each Loan Party is located (or, in the case of each Foreign Subsidiary that is a Loan Party, in Washington, D.C.). Set forth on Schedule 5 is a complete and correct list of each such filing and the UCC filing office in which such filing is to be made.

SECTION 6. Stock Ownership and other Equity Interests. Set forth on Schedule 6 is a complete and correct list, for each Loan Party, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

SECTION 7. Debt Instruments. Set forth on Schedule 7 is a complete and correct list, for each Loan Party, of all promissory notes and other evidence of Indebtedness (other than intercompany Indebtedness) in excess of $2,000,000 held by such Loan Party that are required to be pledged under the Credit Agreement and the Security Documents, specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

SECTION 8. [Reserved]

SECTION 9. Mortgaged Property. Set forth on Schedule 9 is a complete and correct list, with respect to each Mortgaged Property, of (a) the exact name of the Person that owns or leases, as the case may be, such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) above, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) below, (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein and (d) an estimate of the fair market value apportioned to such property (and in the case of leased real property, the monthly rent).

SECTION 10. Intellectual Property. Set forth on Schedule 10 is a complete and correct list of each Loan Party’s (i) registered U.S. Copyrights, and exclusive Copyright Licenses covering registered  U.S. Copyrights under which any Loan Party is a licensee, (ii) U.S. Patents and Patent applications and (iii) U.S. registered Trademarks and Trademark applications, in each case specifying the name of the registered owner, title, registration or application number, and, in the case of Copyright Licenses, the licensee and licensor.

SECTION 11. Commercial Tort Claims. Set forth on Schedule 11 is a complete and correct list of commercial tort claims in excess of $2,000,000 held by any Loan Party, including a brief description thereof.

SECTION 12. Letter of Credit Rights. Set forth on Schedule 12 is a complete and correct list of all letters of credit with a face value in excess of $2,000,000 issued in favor of any Loan Party as the beneficiary thereunder, other than any such letters of credit that constitute “Supporting Obligations” within the meaning of the UCC.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [ ] day of [        ], 2012.

COSTAR GROUP, INC.,
by
Name:
Title:

Schedule 1
Legal Names

Schedule 2A

Jurisdictions and Locations

Schedule 2B

Other Addresses

Schedule 3

Unusual Transactions

Schedule 5

UCC Filings

Schedule 6
Equity Interests

Schedule 7

Debt Instruments

Schedule 8

[Reserved]

Schedule 9

Mortgaged Property

Schedule 10

Intellectual Property

Schedule 11

Commercial Tort Claims

Schedule 12
Letters of Credit

EXHIBIT K
[FORM OF] SOLVENCY CERTIFICATE
This Certificate is being delivered pursuant to Section 4.01(j) of the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [Ù], hereby certifies that he is the Chief Financial Officer of the Borrower and that he is knowledgeable of the financial and accounting matters of the Borrower and the other Loan Parties, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned, solely in his capacity as Chief Financial Officer of the Borrower, and not in his individual capacity, hereby further certifies that on the date hereof, immediately after giving effect to the Transactions to occur on the date hereof, including the making of each Loan to be made on the date hereof and the application of the proceeds of such Loans:

(a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

COSTAR GROUP, INC.,
by
Name:
Title: Chief Financial Officer

EXHIBIT L-1

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN LENDERS THAT ARE NOT
PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],
by
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-2

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN LENDERS THAT ARE
PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],
by
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-3

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN PARTICIPANTS THAT ARE
NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],
by
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT L-4

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN PARTICIPANTS THAT ARE
PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],
by
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT M
[FORM OF] ESCROW REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group
10 South Dearborn
Chicago, Illinois 60603-2300

Attention: April Yebd
Fax No. (312) 385-7096

Copy to:
JPMorgan Chase Bank, N.A.,
as Administrative Agent
395 North Service Road, 3rd Floor
Melville, New York 11747

Attention: Alicia Schreibstein
Fax No. (631) 755-5184

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc. (the “Borrower”), CoStar Realty Information, Inc. (the “Co-Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes an Escrow Request and the Borrower hereby gives you notice, pursuant to Section 2.24(a) of the Credit Agreement, that it requests the Escrow Funding to be made on the Escrow Funding Date specified below, and in connection therewith specifies the following information with respect to the Escrow Funding:

(A)	Escrow Funding Date (which is a Business Day):______________

(B)	Term Loan Facility Proceeds (Eurocurrency Loans): $__________

- Interest Period and the last day thereof1:______________

(C)	Term Loan Facility Proceeds (ABR Loans): $_________________

(D)	Term Loan Facility Proceeds (Total): $175,000,000.

(E)	Escrowed Revolving Proceeds (Eurocurrency Loans): $ ________

- Interest Period and the last day thereof2: _____________

_______________________________
1 To be the period commencing on the Escrow Funding Date specified under (A) above and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided that the date on which the Interest Period ends shall in any event be on or after the
Unwind Date specified under (H) below.
2 To be the period commencing on the Escrow Funding Date specified under (A) above and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided that the date on which the Interest Period ends shall in any event be on or after the
Unwind Date specified under (H) below.

(F)	Escrowed Revolving Proceeds (ABR Loans): $________________

(G)	Escrowed Revolving Proceeds (Total): $_____________________

(H)	Unwind Date[3]:__________________________________________

The Borrower hereby certifies that the amount specified in (G) above as the aggregate amount of Escrowed Revolving Proceeds requested by the Borrower pursuant to this Escrow Request: (a) would comply, as of the Escrow Funding Date, with the limitations set forth in the proviso to Section 2.01(b) of the Credit Agreement and (b) is not greater than the amount of Transaction Costs anticipated by the Borrower to be payable by the Borrower on the Closing Date pursuant to Section 4.03(d) of the Credit Agreement.

Very truly yours,
COSTAR GROUP, INC.,
By:
Name:
Title:

_______________________________
3 To be a Business Day after the Escrow Funding Date but not later than May 31, 2012.

EXHIBIT N
[FORM OF] ESCROW AGREEMENT, dated as of [•], 20[•] (this “Escrow Agreement”), among COSTAR GROUP, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A, in its capacity as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”, and together with the Borrower, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMORGAN CHASE BANK, N.A., in its capacity as escrow agent hereunder (in such capacity, the “Escrow Agent”).
WHEREAS, this Escrow Agreement is being entered into in connection with (a) the Agreement and Plan of Merger dated as of April 27, 2011 (together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thetchreto, the “Merger Agreement”), among the Borrower, LoopNet, Inc., a Delaware corporation (the “Company”) and Lonestar Acquisition Sub, Inc., a Delaware corporation, pursuant to which the Borrower will acquire all the outstanding capital stock of the Company in accordance with the merger transaction set forth therein (the “Merger”) and (b) the Credit Agreement dated as of February 16, 2012 (the “Credit Agreement”), among the Borrower, CoStar Realty Information, Inc., as co-borrower, the Lenders (as defined therein) party thereto and the Administrative Agent. Capitalized terms that are used but not defined herein have the meanings specified in the Credit Agreement.

WHEREAS, in order to facilitate the consummation of the Merger, and pursuant to an Escrow Request delivered by the Borrower to the Administrative Agent at least three Business Days prior to the date hereof in accordance with Section 2.24(a) and Section 4.02(a) of the Credit Agreement, (a) the Term Lenders and the Revolving Lenders have funded Initial Term Loans and Revolving Loans under the Credit Agreement on the date hereof in the amounts set forth herein and the Borrower has funded the Required Interest Amount (as defined below) in each case for deposit in escrow with the Escrow Agent on the date hereof and (b) the Escrow Agent has established a non-interest bearing trust account located in the United States of America, number 983623729 designated as JPMorgan as Escrow Agent for Costar Group, Inc/JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent (the “Escrow Account”), for the deposit of such funds and is willing to accept, hold and distribute such funds, in each case, subject to the terms and conditions of this Escrow Agreement.

WHEREAS, pursuant to the Credit Agreement, the Borrower has granted a security interest in the Escrow Account to the Administrative Agent, on behalf of the Secured Parties, with such security interest to be perfected by the execution and delivery of this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Escrow Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Escrow Agent and the Administrative Agent agree as follows:

1.    Delivery and Acceptance of Escrowed Funds.

(a)    Concurrently with the execution and delivery of this Escrow Agreement, (i) the Borrower hereby directs the Administrative Agent to deposit in the Escrow Account (x) cash in an amount equal to $175,000,000 (representing an aggregate principal amount of Initial Term Loans equal to the aggregate principal amount of the Initial Term Commitments on the Effective Date (as defined in the Credit Agreement)) (the “Term Loan Facility Proceeds”) plus (y) cash in an amount equal to $[•] (representing an aggregate principal amount of Revolving Loans anticipated by the Borrower to be used on the Closing Date to pay Transaction Costs) (the “Escrowed Revolving Proceeds”) and (ii) the Borrower has delivered to the Escrow Agent for deposit in the Escrow Account cash in an amount equal to $[•] (representing (x) the amount of interest that would accrue on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds pursuant to Section 2.13(a) of the Credit Agreement (using the Alternate Base Rate and Applicable Rate in effect on the date hereof), on such amounts as the Borrower has elected in the Escrow Request to be funded as ABR Loans (the “Required ABR Interest Amount”) plus (y) the amount of interest that would accrue on the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds pursuant to Section 2.13(b) of the Credit Agreement (using the applicable Adjusted LIBO Rate for the Interest Period selected by the Borrower in the Escrow Request, and using the Applicable Rate in effect on the date hereof), on such amounts as the Borrower has elected in the Escrow Request to be funded as Eurocurrency Loans (the “Required LIBOR Interest Amount” and, together with the Required ABR Interest Amount, the “Required Interest Amount” and the Required Interest Amount, together with the Term Loan Facility Proceeds and the Escrowed Revolving Proceeds, the “Escrowed Funds”), in each case, from and including the date hereof to and including the Unwind Date (as defined in Section 3(b)). The Administrative Agent has confirmed that the Required ABR Interest Amount and the Required LIBOR Interest Amount have been calculated in accordance with, and fully satisfy, the requirements of this Escrow Agreement and the Credit Agreement. The Borrower shall provide written notice to the Escrow Agent of the exact aggregate amount that is to be deposited into the Escrow Account on the date of this Agreement.

(b)    The Escrowed Funds shall be deposited into and held in the Escrow Account, and shall be held in the custody of the Escrow Agent separate and apart from other funds and accounts of the Escrow Agent, the Administrative Agent and the Borrower.

(c)    The Escrow Agent hereby agrees to act as the Escrow Agent, and hereby acknowledges receipt of the Escrowed Funds, and agrees to hold such funds in the Escrow Account for disbursement in accordance with the provisions of this Escrow Agreement. The Borrower and the Administrative Agent hereby direct the Escrow Agent to maintain the Escrowed Funds solely in cash and the Escrow Agent shall have no power or duty to invest any moneys held hereunder.

(d)    The Borrower, the Administrative Agent and the Escrow Agent hereby agree that this Escrow Agreement evidences the Administrative Agent’s control (within the meaning of Section 9-104 of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”)) over the Escrow Account. Notwithstanding anything to the contrary in the agreement between the Escrow Agent and the Borrower governing the Escrow Account, until this Escrow Agreement terminates in accordance with Section 3(d), the Escrow Agent will comply only with instructions originated by the Administrative Agent. The Escrow Agent represents that the Escrow Account is a “deposit account” as such term is defined in Section 9-102(a)(29) of the New York UCC.

2.    Supplemental Required Interest Amounts

If, on any day prior to the earlier of the Closing Date (as defined in Section 3(b)) or the Escrow Repayment Date (as defined in Section 3(c)), an ABR Increase Date occurs and the Borrower is thereby required to deposit into the Escrow Account a Supplemental Required Interest Amount pursuant to Section 2.24(c) of the Credit Agreement, upon the deposit of such Supplemental Required Interest Amount in the Escrow Account and confirmation by the Administrative Agent that such Supplemental Required Interest Amount has been calculated in accordance with, and fully satisfies the requirements of, the Credit Agreement, such Supplemental Required Interest Amount shall be deemed to become part of the Escrowed Funds for all purposes of this Agreement.

3.    Release of Escrowed Funds and Termination

(a)    The Escrow Agent shall release the Escrowed Funds from the escrow account created hereby only in accordance with this Section 3.

(b)    If, at any time at or prior to 12:00 noon, New York City time, on [•]1 (such date, as specified by the Borrower in the Escrow Request, the “Unwind Date”), the Escrow Agent receives written notice from the Administrative Agent (in the form of Exhibit A hereto and signed by the Administrative Agent) (the “Agent Escrow Release Certificate”) pursuant to Section 2.24(d) of the Credit Agreement that the following conditions have been satisfied:

(i)
the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of each of (x) Simpson Thacher & Bartlett LLP, New York counsel for the Borrower and (y) local counsel for the Borrower in each jurisdiction in which any Subsidiary Loan Party is incorporated or organized, and the laws of which are not covered by the opinion letter referred to in clause (x) above, in each case substantially in the form previously agreed to by the Administrative Agent prior to the Effective Date or otherwise reasonably acceptable to the Administrative Agent; provided that no opinion shall be required to be delivered on the Closing Date with respect to Virtual Premise, Inc.;

________________________________
1 To be the Unwind Date selected by the Borrower in the Escrow Request.

(ii)
the Administrative Agent shall have received (x) true and complete copies of the Organizational Documents of each Person that is a Loan Party as of the Closing Date and a copy of the resolutions, substantially in the form of authorizing resolutions attached to Exhibit O to the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Loan Party as of the Closing Date (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (B) in the case of the Borrower, the extensions of credit hereunder, together with such certificates relating to the good standing of each Person that is a Loan Party as the Administrative Agent may reasonably request and (y) a certificate of each Person that is a Loan Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit O to the Credit Agreement or otherwise reasonably satisfactory to the Administrative Agent, with appropriate insertions, executed by an Authorized Officer of such Loan Party, and attaching the documents referred to in clause (ii)(x) above;

(iii)
the Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Borrower, substantially in the form of Exhibit P to the Credit Agreement or otherwise reasonably satisfactory to the Administrative Agent, confirming compliance with the conditions set forth in paragraphs (g)(i) and (h) of Section 4.03 of the Credit Agreement (corresponding to paragraphs, (vii)(A) and (viii) of this Section 3(b)) and in paragraph (a) of Section 4.04 of the Credit Agreement;

(iv)
all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Supplemental Letter, to the extent invoiced at least one Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the release of the Escrowed Funds hereunder, have been, or will be substantially simultaneously, paid;

(v)
the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received an updated Perfection Certificate (which shall be prepared on the basis that the Merger and the other Transactions occur on the Closing Date) dated the Closing Date and signed by a Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and the Designated Subsidiaries in their respective jurisdictions of organization, delivered at least five Business Days prior to the Closing Date; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Closing Date, the requirements thereof (other than (a) the execution and delivery of the Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in intercompany Indebtedness and in the Equity Interests of (i) the Domestic Subsidiaries of the Borrower and (ii) the Company, and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the release of the Escrowed Funds hereunder (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.13 to the Credit Agreement or such later date as the Administrative Agent may agree);

(vi)
the Administrative Agent shall have received evidence that the insurance required by Section 5.08 of the Credit Agreement is in effect, together with endorsements naming the Secured Parties and the Administrative Agent as additional insured and the Administrative Agent, for the benefit of the Secured Parties, as loss payee thereunder, in each case as specified and to the extent required under Section 5.08 of the Credit Agreement;

(vii)
(A) the Merger shall have been consummated or shall be consummated substantially simultaneously with release of the Escrowed Funds hereunder in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by the Borrower thereto and (B) any such modification, amendment, consent or waiver of, or with respect to, the Merger Agreement by the Borrower shall not be materially adverse to the interests of the Lenders, except to the extent consented to in writing by the Required Lenders (it being understood that (x) any increase in the Company Share Cash Consideration (as defined in the Merger Agreement) or Preferred Share Cash Consideration (as defined in the Merger Agreement) and (y) any modification, amendment, consent or waiver relating to the definition of “Company Material Adverse Effect” in the Credit Agreement shall be deemed to be materially adverse to the interests of the Lenders; provided that (A) any reduction in the purchase price of the Merger shall not be deemed to be materially adverse to the Lenders and (B) 56% of any reduction in the cash consideration portion of the Merger Consideration shall be allocated to reduce the Term Commitments on a dollar for dollar basis). The Administrative Agent shall have received copies of the Merger Agreement and all material certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct;

(viii)
after giving effect to the Transactions (including the release of the Escrowed Funds hereunder), none of the Borrower or any Subsidiary shall have outstanding any Disqualified Equity Interest or any Indebtedness for borrowed money (other than intercompany Indebtedness), other than (v) Indebtedness incurred under the Loan Documents, (w) short-term unsecured working capital facilities, Capital Lease Obligations and deferred purchase price obligations, in each case incurred in the ordinary course of business by the Borrower, the Company and their subsidiaries, (x) Indebtedness of the Company permitted to be incurred by the Merger Agreement (without giving effect to any amendment or waiver thereof), (y) any preferred stock (other than Disqualified Equity Interests) not requiring the payment of any dividends (other than dividends payable solely in Qualified Equity Interests) and (z) other Indebtedness permitted by Section 6.01 of the Credit Agreement or otherwise consented to by the Arranger, such consent not to be unreasonably withheld;

(ix)
the Arranger shall have received a certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit K to the Credit Agreement (or other form reasonably acceptable to the Administrative Agent) confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to be effected on the Closing Date (including the release of the Escrowed Funds on the Closing Date in accordance with this Escrow Agreement and the application thereof in accordance with Section 5.11 of the Credit Agreement); and

(x)
except as set forth on Schedule 4.10(ii) of the Company Disclosure Schedule (as defined in the Merger Agreement and without giving effect to any amendments, supplements or other changes thereto after April 27, 2011), since December 31, 2010, there shall not have been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company; provided, however, that the foregoing condition to the release of the Escrowed Funds hereunder will be deemed satisfied if the Administrative Agent has not received notice on or prior to the Closing Date from Lenders having Commitments representing at least 66⅔% of the aggregate Commitments that such Lenders believe a Company Material Adverse Effect has occurred;

the foregoing clauses (i) through (x) of this subsection being the “Escrow Release Conditions” and the date the Escrow Agent receives the Agent Escrow Release Certificate, the “Closing Date”), then the Escrow Agent shall release to the Borrower the Escrowed Funds by transferring the amount thereof, in immediately available funds to an account of the Borrower maintained with JPMorgan Chase Bank, N.A., designated by the Administrative Agent in the Agent Escrow Release Certificate; provided that, in the event that the amount of the Escrowed Revolving Proceeds exceeds the Transaction Costs or Revolving Loans representing the amount of the Escrowed Revolving Proceeds would not otherwise be permitted to be borrowed on the Closing Date due to the operation of the proviso to Section 2.01(b) of the Credit Agreement, the amount of such excess or all of the

Escrowed Revolving Proceeds, as the case may be, shall be applied by the Borrower to prepay Revolving Loans on the Closing Date immediately after the release of the Escrowed Funds set forth in this Section 3(b) in accordance with Section 2.24(d).

(c)    In the event that (i) the Merger is abandoned by the Borrower, the Commitments under the Credit Agreement are voluntarily terminated in full by the Borrower or the Merger Agreement is terminated, in any case, prior to the consummation of the Merger (and the Borrower has delivered to the Administrative Agent a certificate to this effect, signed by a Financial Officer of the Borrower in accordance with Section 2.24(e) of the Credit Agreement) (the date of receipt of such certificate, the “Termination Date”) or (ii) the Unwind Date occurs and the Agent Escrow Release Certificate is not delivered to the Escrow Agent at or prior to 12:00 noon, New York City time, on the Unwind Date, then the Initial Term Loans and the Revolving Loans will automatically become due and payable on the earlier of the Termination Date and the Unwind Date (such earlier date, the “Escrow Repayment Date”), in either case in accordance with Section 2.24(e) of the Credit Agreement, and the Escrow Agent shall upon receipt of written notice from the Administrative Agent substantially in the form of Exhibit B hereto release the Escrowed Funds to the Administrative Agent, which, in accordance with Section 2.24(e) of the Credit Agreement, will apply such funds, first, to pay the principal and accrued interest (including any Deferred Interest Amounts) on the Initial Term Loans and the Revolving Loans, second, to pay any amounts determined by the Administrative Agent to be due to the Lenders in respect of breakage pursuant to Section 2.16 of the Credit Agreement and, then, to the extent any amounts remain after such payment, to return such excess amounts to the Borrower.

(d)    This Escrow Agreement shall terminate upon the earlier to occur of the release of the Escrowed Funds pursuant to Section 3(b) or Section 3(c); provided, however, that the obligations of the Borrower under Section 5 and Section 6 of this Escrow Agreement shall survive such termination.

(e)    Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrowed Funds, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to the Escrow agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 9 below. No instruction for or related to the transfer or distribution of the Escrowed Funds shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 9 and evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrowed Funds if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent.

(f)    The Parties each acknowledge that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Borrower or the Administrative Agent, without a verifying call-back as set forth in Section 3(g) below:

Borrower:	Bank Name:
ABA Number:
Account Name:
Account Number:

Administrative Agent:	Bank Name:
ABA Number:
Account Name:
Account Number:

(g)    In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3(e), the Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by the Escrow Agent via facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 9 and evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address. Except as set forth in Section 3(f) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties and confirmed by an Authorized Representative.

(h)    The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

(i)    As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable.

4.    Reliance; Liability

(a)    The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, if any, including, without limitation, the Credit Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Credit Agreement or any other agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Credit Agreement or any other agreement, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Credit Agreement or any other agreement to which any of the other parties hereto is subject, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed by an Authorized Representative(s) without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request, including without limitation any Agent Escrow Release Certificate or other certificate or notice delivered pursuant to Section 3(b) or 3(c) hereof. The Escrow Agent shall have no duty to solicit any payments which may be due hereunder, including, without limitation, the Term Loan Facility Proceeds, the Escrowed Revolving Proceeds and the Required Interest Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to any other party hereto. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any other party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing executed by the Authorized Representatives of the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The other parties hereto agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.    Compensation and Reimbursement

The Borrower agrees (a) to pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass through, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (b) to pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement. The obligations contained in this Section 4 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

6.    Indemnity

The Borrower shall indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, reasonable costs or reasonable expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of any Indemnitee in connection with the performance of this Escrow Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or directions, whether joint or singular, from the other parties hereto, except to the extent that its following any such instruction or direction violates the terms hereof. The indemnity obligations set forth in this Section 6 shall survive the termination of this Escrow Agreement.

7.    Resignation of the Escrow Agent

The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the Administrative Agent and the Borrower at the addresses set forth herein or at such other addresses as the Administrative Agent and/or the Borrower shall provide, at least 30 days’ prior to the date specified for such resignation to take effect. Upon the effective date of such resignation, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to a successor Escrow Agent appointed by the Administrative Agent with the consent of the Borrower. If no successor Escrow Agent is appointed, the Escrow Agent either (a) may interplead the Escrowed Funds with a court of competent jurisdiction or (b) appoint a successor escrow agent of its own choice (which appointment shall be subject to the prior consent of the Borrower, such consent not to be unreasonably withheld or delayed). Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The Escrow Agent shall deliver the Escrowed Funds to any appointed successor escrow agent, at which time, the Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.    Modifications, Waivers, Amendments and Assignments

The Escrow Agent shall not be bound by any modification, waiver, amendment, termination (except as provided in Section 3 hereof), cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by the parties hereto. This Escrow Agreement may not be modified, waived, amended or terminated without the written consent of the Escrow Agent, the Administrative Agent and the Borrower; provided that no provisions of this Escrow Agreement may be waived or modified in any manner materially adverse to the Lenders without the written consent of the Required Lenders. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any other party hereto without the prior consent of the Escrow Agent and the other parties hereto.

9.    Notices

All notices required to be given hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or Parties to the Escrow Agent shall be executed and delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address or notice addresses set forth below until such time as the parties hereto designate a different or additional address or addresses:

If to the Borrower:
CoStar Group, Inc.
1331 L Street, NW
Washington, DC 20005
Attention: “Treasurer”
Facsimile: 888-893-3504

Email: ccolligan@costar.com

If to the Escrow Agent:
J.P. Morgan Chase Bank, N.A.
Escrow Services
4 New York Plaza, 21st Floor
New York, NY 10004
Attention: Joan King-Francois/Rola Tseng-Pappalardo
Facsimile: 212-623-6168
Email: ec.escrow@jpmorgan.com

If to the Administrative Agent:
J.P. Morgan Chase Bank, N.A.
Loan and Agency Services Group
10 South Dearborn
Chicago, Illinois 60603-2300
Attention: April Yebd
Facsimile: 312-385-7096
Email: april.yebd@jpmchase.com or jpm.agency.servicing.4@jpmchase.com

10.    Compliance with Court Orders

In the event that any proceeds comprising the Escrowed Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.

11.    Miscellaneous

(a)    This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. This Escrow Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements among them, in each case respecting this subject matter.

(b)    This Escrow Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Escrow Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Escrow Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(c)    This Escrow Agreement shall be construed in accordance with and governed by the law of the State of New York; provided, that (i) the interpretation of the definition of “Company Material Adverse Effect” (as referred to in Section 3(b)(x)) (and whether or not a Company Material Adverse Effect has occurred) and (ii) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement (as referred to in Section 3(b)(vii)) shall, in each case, be construed in accordance with and governed by the law of the State of Delaware.

(d)    Any provision of this Escrow Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality or enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first above written.

COSTAR GROUP, INC.,
By:
Name:
Title:

J.P. MORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

J.P. MORGAN CHASE BANK, N.A., as Escrow Agent
By:
Name:
Title:

SCHEDULE 1

Telephone Numbers and Authorized Signatures for
Person(s) Designated to Give Joint Instructions and Confirm Funds Transfer Instructions

Borrower:

Name	Telephone Number	Signature
1._____________________	_______________________	______________________
2._____________________	_______________________	______________________
3._____________________	_______________________	______________________

Administrative Agent:

Name	Telephone Number	Signature
1._____________________	_______________________	______________________
2._____________________	_______________________	______________________
3._____________________	_______________________	______________________

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative(s) authorizing said funds transfer on behalf of each Party.

EXHIBIT A

Account Acceptance Fee $waived
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee $2,500.00
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of-Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any additional account established and extraordinary services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Disclosure & Assumptions:  The escrow deposit shall be continuously held in a deposit account structured as a “noninterest-bearing transaction account” through December 31, 2012 and as such is intended to be fully insured by the FDIC. For more information about FDIC insurance coverage, visit www.fdic.gov.

Compliance:
Patriot Act Disclosure: Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

EXHIBIT A

Form of Agent Escrow Release Confirmation

of

JPMORGAN CHASE BANK, N.A.

This Confirmation is being delivered pursuant to Section 2.24(d) of the Credit Agreement and Section 3(b) of the Escrow Agreement, dated as of [•], 20[•] (the “Escrow Agreement”), between CoStar Group, Inc. (the “Borrower”), J.P. Morgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (the “Administrative Agent”) and J.P. Morgan Chase Bank, N.A., as escrow agent thereunder. Capitalized terms that are used but not defined herein shall have the respective meanings specified in the Escrow Agreement.

The Administrative Agent hereby confirms that, based upon a review of the documentation received by the Administrative Agent on or prior to the date of this Confirmation, as of the date of this Confirmation it is satisfied that the Escrow Release Conditions set forth in Section 3(b) of the Escrow Agreement have been satisfied.

Accordingly, the Escrow Agent is hereby directed to release and transfer immediately the Escrowed Funds to the Borrower as directed by the Borrower.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Administrative Agent has signed this Confirmation this [ ] day of [ ], 20[ ].

J.P. MORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT B

Form of Escrow Unwind Confirmation

of

JPMORGAN CHASE BANK, N.A.

This Confirmation is being delivered pursuant to Section 2.24(e) of the Credit Agreement and Section 3(c) of the Escrow Agreement, dated as of [•], 20[•] (the “Escrow Agreement”), between CoStar Group, Inc. (the “Borrower”), J.P. Morgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (the “Administrative Agent”) and J.P. Morgan Chase Bank, N.A., as escrow agent thereunder. Capitalized terms that are used but not defined herein shall have the respective meanings specified in the Escrow Agreement or the Credit Agreement, as the case may be.

The Administrative Agent hereby confirms that, as of the date of this Confirmation, [the Administrative Agent has received a certificate signed by a Financial Officer of the Borrower certifying that, as of the date of this Confirmation, [the Merger has been abandoned by the Borrower]/[the Merger Agreement has been terminated]/[the Commitments under the Credit Agreement have been voluntarily terminated in full by the Borrower]/[the Agent Escrow Release Certificate has not been delivered to the Escrow Agent at or prior to 12:00 noon, New York City time, on the Unwind Date].

Accordingly, the Escrow Agent is hereby directed to release and transfer immediately the Escrowed Funds to the Administrative Agent as directed by the Administrative Agent.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Administrative Agent has signed this Confirmation this [     ] day of [ ], 20[ ].

J.P. MORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT O
[FORM OF]

SECRETARY’S CERTIFICATE

[Closing Date]

Reference is made to that certain Credit Agreement, dated as of February 16, 2012 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used as therein defined) among CoStar Group, Inc., as Borrower, CoStar Realty Information, Inc., as Co-Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Pursuant to Section 4.03(b) of the Credit Agreement, the undersigned, [Name], being the duly elected, qualified, and acting [Secretary] of each company listed on Schedule I hereto (each a “Company” and collectively, the “Companies”), does hereby certify on behalf of each Company that:

1. Attached hereto as Annex 1 is a true and complete copy of the unanimous written consents or resolutions, as the case may be, duly adopted by the governing body or entity (the “Governing Body”) of each Company; such resolutions or unanimous written consents, as the case may be, have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and authorize, to the extent relevant, all aspects of the Financing Transactions applicable to such Company and the execution, delivery and performance of each Loan Document to be executed by such Company and the transactions contemplated thereby.

2. Attached hereto as Annex 2 is a true, correct and complete copy of the by-laws, operating agreement, partnership agreement or other governing document, as the case may be (including all amendments thereto), of each Company as in full force and effect on the date hereof, and each such by-laws, operating agreement, partnership agreement or other governing document, as the case may be, of each respective Company has not been modified, revoked or rescinded in any respect and remains in full force and effect as of the date hereof.

3. Attached hereto as Annex 3 is a true, correct and complete copy of the certificate of incorporation, certificate of formation, certificate of limited partnership or other formation document, as the case may be (including all amendments thereto), of each Company as in full force and effect on the date hereof, and each such certificate of incorporation, certificate of formation, certificate of limited partnership or other formation document, as the case may be, of each respective Company has not been modified, revoked or rescinded in any respect and remains in full force and effect as of the date hereof.

4. Attached hereto as Annex 4 is a true and complete copy of a certificate of good standing for each Company dated as of a recent date issued to each Company by the jurisdiction set forth thereon.

5. As of the date hereof, each of the persons named on Annex 5 hereto are duly elected, qualified and acting incumbent officers of each Company and are authorized to execute any and all Loan Documents on behalf of such Company; said persons hold the offices of each Company set forth opposite their respective names; and the signatures set forth opposite their respective names are their true and correct signatures.

IN WITNESS WHEREOF, I have fully executed this Secretary’s Certificate and caused it to be delivered as of the date first written above.

_________________________
Name:
Title:

The undersigned, [Name], being the [Title] of each Company does hereby certify that [Name] is the duly elected Secretary of each Company, that he occupies such office on the date hereof and that the signature above is his true and correct signature.

_________________________
Name:
Title:

Schedule I

Entity Name

Annex 1

Annex 2

Annex 3

Annex 4

Annex 5

With respect to each Company, below are the names, titles and signatures of each authorized person who has signed Loan Documents:

Name	Office	Signature

[Remainder of Page Intentionally Left Blank]

EXHIBIT P

[FORM OF]
CLOSING CERTIFICATE

[Closing Date]

Reference is made to that certain Credit Agreement, dated as of February 16, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CoStar Group, Inc., a Delaware corporation, as Borrower, CoStar Realty Information, Inc., a Delaware corporation, as Co-Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 4.03(c) of the Credit Agreement, the undersigned, [_____], being the duly elected, qualified, and acting [Chief Executive Officer][Chief Financial Officer] of the Borrower and solely in such capacity, and not in an individual capacity, hereby certifies on behalf of the Borrower that:

1.    As of the date hereof, the Merger has been consummated or will be consummated substantially simultaneously with the [initial funding of the Loans/release of the Escrowed Funds] on the Closing Date in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by the Borrower thereto.

2.    After giving effect to the Transactions [including the release of the Escrowed Funds on the Closing Date], (i) none of the Borrower or any Subsidiary has outstanding any Disqualified Equity Interest or any Indebtedness for borrowed money (other than intercompany Indebtedness), other than (A) Indebtedness incurred under the Loan Documents, (B) short-term unsecured working capital facilities, Capital Lease Obligations and deferred purchase price obligations, in each case incurred in the ordinary course of business by the Borrower, the Company and their subsidiaries, (C) Indebtedness of the Company permitted to be incurred by the Merger Agreement (without giving effect to any amendment or waiver thereof), (D) any preferred stock (other than Disqualified Equity Interests) not requiring the payment of any dividends (other than dividends payable solely in Qualified Equity Interests) and (E) other Indebtedness permitted by Section 6.01 of the Credit Agreement or otherwise consented to by the Arranger.

3.    As of the date hereof, the Specified Representations are true and correct (i) in the case of the Specified Representation qualified as to materiality, in all respects, and (ii) otherwise, in all material respects, except in the case of any such Specified Representation that expressly relates to a prior date, in which case such Specified Representation shall be so true and correct on and as of such prior date.

4.    Attached hereto are complete and correct copies of the Merger Agreement and all material certificates, opinions and other documents delivered thereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate and caused it to be delivered as of the date first written above.
COSTAR GROUP, INC.

_________________________
Name:
Title: [Chief Executive Officer][Chief Financial Officer]

Exhibit I
[Copy of Merger Agreement and material certificates, opinions and other documents delivered thereunder]